UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.             )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary	Proxy Statement

☐ Confidential,	for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive	Proxy Statement

☐ Definitive	Additional Materials

☐ Soliciting	Material Pursuant to §240.14a-12

TEKELEC

(Name of Registrant as Specified in its Charter)

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(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 25, 2012

December 16, 2011

Dear Shareholders:

You are cordially invited to attend a Special Meeting of the Shareholders of Tekelec, a California corporation (the “Company”), to be held on January 25, 2012 at 9:00 a.m. Pacific time at the offices of Bryan Cave LLP located at 120 Broadway, Suite 300, Santa Monica, California 90401.

On November 6, 2011, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) providing for the acquisition of the Company by Titan Private Holdings I, LLC, a Delaware limited liability company (“Parent”). Pursuant to the terms of the merger agreement, Titan Private Acquisition Corp., a California corporation and an indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”), will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent (the “merger”). Following the merger, the Company will cease to be a publicly traded company. Parent and Merger Subsidiary are controlled by Siris Capital Group, LLC, a Delaware limited liability company.

At the special meeting, you will be asked to consider and vote upon proposals to approve (i) the merger agreement, (ii) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal and (iii) on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

If the merger is completed, you will be entitled to receive $11.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your dissenting shareholder rights with respect to such shares), which represents a premium of approximately 11% to the closing sales price of the Company’s common stock on November 4, 2011, the last trading day prior to the public announcement of the execution of the merger agreement and a 38% premium over the average closing sales price of the Company’s common stock over the thirty trading days prior to the public announcement of the execution of the merger agreement.

After careful consideration, the board of directors of the Company has unanimously (i) approved the merger agreement and the transactions contemplated by the merger agreement, and (ii) determined that the merger and the other transactions contemplated by the merger agreement are at a price and on terms that are fair to, advisable and in the best interests of the Company and its shareholders. The Company’s board of directors made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors as more fully described in the attached proxy statement. The board of directors of the Company unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. The Company cannot consummate the merger without such approval. The proposal to approve the merger agreement, and on a non-binding, advisory basis, the compensation that will or might be received by the Company’s named executive officers in connection with the merger are subject to separate shareholder votes, and approval of the compensation that will or might be received by the Company’s named executive officers in connection with the merger is not a condition to the completion of the merger.

Your vote is very important, regardless of the number of shares of common stock of the Company you own. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If your shares of common stock of the Company are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock of the Company without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock of the Company in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock of the Company “FOR” the proposal to approve the merger agreement will have the same effect as voting “AGAINST” the proposal to approve the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting and the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. You are encouraged to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents the Company has filed with the U.S. Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of common stock of the Company, please call MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll-free at (800) 322-2885 or collect at (212) 929-5500.

Thank you in advance for your cooperation and continued support.

Sincerely,

Ronald J. de Lange
President and Chief Executive Officer

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TEKELEC

5200 Paramount Parkway

Morrisville, North Carolina 27560

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

December 16, 2011

Time:	9:00 a.m. Pacific time on January 25, 2012

Place:	The offices of Bryan Cave LLP located at 120 Broadway, Suite 300, Santa Monica, California 90401

Items of Business

At the meeting, the Company’s shareholders will be asked to consider and vote upon proposals to:

(1) approve the Agreement and Plan of Merger, dated as of November 6, 2011, as it may be amended from time to time, which is also referred to herein as the “merger agreement,” by and among the Company, Titan Private Holdings I, LLC, a Delaware limited liability company, which is also referred to herein as “Parent,” and Titan Private Acquisition Corp., a California corporation and an indirect wholly-owned subsidiary of Parent, which is also referred to herein as “Merger Subsidiary.” A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

(2) approve the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal;

(3) approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements; and

(4) transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date	Only holders of shares of the Company’s common stock, without par value, of record at the close of business on December 15, 2011 are entitled to notice of and to vote at this meeting or at any adjournments or postponements thereof that may take place. All shareholders of record are cordially invited to attend the special meeting in person.

Proxy Voting

Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you are a shareholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote. You should not return your certificates representing shares of Company common stock until you receive written instructions to do so.

Recommendation

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its shareholders and has unanimously approved and declared advisable the merger agreement and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors more fully described in the proxy statement. The board of directors of the Company unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

When you consider the recommendation of the Company’s board of directors, you should be aware that three of the Company’s executive officers (one of whom is also a director of the Company) have entered into agreements with Parent and Merger Subsidiary related to the merger, their post-closing employment with the Company and their post-closing ownership of equity interests in Parent, and therefore have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. In addition, certain of the Company’s directors and all of the Company’s executive officers have interests in the merger that include (i) the accelerated vesting of all unvested stock options, unvested share appreciation rights and unvested restricted stock units held by them and (ii) the potential payment in connection with the merger of severance benefits to our executive officers pursuant to the terms of the Company’s officer severance plans.

Attendance	Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are a representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Dissenting Shareholder Rights	Shareholders of the Company who do not vote in favor of the proposal to approve the merger agreement will have the right, subject to the requirements of Chapter 13 of the California General Corporation Law, to demand that the Company purchase the shares of common stock of the Company owned by them at their fair market value if they comply with all of the applicable requirements of Chapter 13 of the California General Corporation Law, which are summarized and are also reproduced in their entirety in the accompanying proxy statement.

You are urged to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-paid (if mailed in the United States) envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Your failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

By Order of the Board of Directors

Stuart H. Kupinsky
Corporate Secretary

Morrisville, North Carolina

December 16, 2011

ii

This proxy statement and a proxy card are first being mailed on or about December 19, 2011 to shareholders who owned shares of Company common stock as of the close of business on December 15, 2011.

Summary Term Sheet

The following summary highlights selected information contained in this proxy statement. These sections may not contain all of the information that might be important in your consideration of the proposed merger. We encourage you to read carefully this proxy statement in its entirety, including the annexes and the documents referred to in this proxy statement, before voting on the proposals described in this proxy statement. In addition, this proxy statement incorporates by reference important business and financial information about Tekelec. See “Where You Can Find More Information” beginning on page 90. Each item in this summary includes a page reference directing you to a more complete description of that topic.

Parties to the Merger (Page 20)

In the proxy statement, the terms “Tekelec,” the “Company,” “we,” “our,” “ours,” and “us” refer to Tekelec and its subsidiaries. We are a leading global provider of communication core network solutions. Our solutions help connect people and devices to the mobile Internet. In general terms, our product portfolio adds a layer of network intelligence designed to allow service providers to both manage and monetize the exponential growth in mobile web, video and applications traffic. In addition, these solutions are designed to provide our customers’ telecommunications networks with an effective and robust intelligence layer with which to offer their subscribers improved customer experiences through optimization, personalization, mobility and security. Our customers predominantly include mobile providers and, to a lesser extent, fixed and cable service providers. We have more than 300 customers in over 100 countries, including sixteen out of the top twenty wireless groups. Our shares of common stock are currently listed on the Nasdaq Global Select Market under the symbol “TKLC.”

Titan Private Holdings I, LLC, which we refer to as “Parent,” is a Delaware limited liability company that was formed by Siris Capital Group, LLC, which we sometimes refer to as “Siris,” solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and related financing transactions. Siris is a private equity firm focused on the technology, telecommunications and healthcare industries. Parent has secured committed financing, consisting of a combination of equity and debt financing, from a group of investors for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. See the section entitled “Financing of the Merger” beginning on page 53. Following consummation of the merger, Titan Private Holdings II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent, which we refer to as “Holdings,” will own all of our outstanding shares of common stock.

Titan Private Acquisition Corp., which we refer to as “Merger Subsidiary,” is a California corporation and a wholly-owned subsidiary of Holdings that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Subsidiary will be merged with and into the Company and cease to exist.

The Special Meeting (Page 21)

Date, Time and Place (Page 21), Purpose (Page 21). The special meeting will be held on January 25, 2012 starting at 9:00 a.m. Pacific time, at the offices of Bryan Cave LLP located at 120 Broadway, Suite 300, Santa Monica, California 90401.

At the special meeting, holders of our common stock will be asked to consider and vote upon proposals to:

•	approve the merger agreement;

•

approve the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement;

•	approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Record Date, Outstanding Shares and Quorum (Page 21). Only shareholders who hold shares of our common stock at the close of business on December 15, 2011, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 69,353,192 shares of our common stock outstanding. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page 22). Approval of the proposal to approve the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the proposal to adjourn or postpone the special meeting requires the affirmative vote of the majority of the shares present, in person or represented by proxy, and entitled to vote at the special meeting, whether or not a quorum is present. Approval, on a non-binding, advisory basis, of certain merger-related executive compensation arrangements requires the affirmative vote of a majority of (i) the votes cast at the meeting with respect to such proposal and (ii) the quorum required to transact business at the meeting. As of December 15, 2011, the record date for the special meeting, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 7,158,028 shares of Company common stock, representing approximately 10.3% of our outstanding shares on the record date. Our directors and executive officers have informed us that they currently intend to vote all of their shares of our common stock owned as of the record date in favor of the proposal to approve the merger agreement, in favor of the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, and in favor of the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

Voting of Proxies (Page 24); Revocation of Proxies (Page 24)

Any shareholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to approve the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, and your shares of Company common stock may also have the same effect as votes “AGAINST” (i) the proposal to approve, on a non-binding, advisory basis, certain golden parachute compensation that will be paid or that might become payable to the Company’s named executive officers in connection with the merger and (ii) the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, provided that broker non-votes will not have an effect on any proposal to adjourn or postpone the meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 26)

The proposed transaction is the acquisition of the Company by Parent under the terms and subject to the conditions of the merger agreement. The acquisition will be effected by the merger of Merger Subsidiary with and into the Company, with the Company being the surviving corporation as a wholly-owned subsidiary of Holdings. We refer to the proposed merger of Merger Subsidiary into the Company as the “merger.” At the effective time of the merger, each issued and outstanding share of our common stock, other than shares owned by shareholders who properly exercise their dissenting shareholder rights under California law for such shares, will be converted into the right to receive $11.00 per share in cash, without interest, which we refer to in this proxy statement as the “merger consideration.” The total merger consideration that is expected to be paid in the merger is approximately $780 million. As a result of the merger, the Company will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation. The merger is targeted to close in the first quarter of 2012, subject to satisfaction or waiver of the conditions described under “The Merger Agreement (Proposal No. 1) — Conditions to the Merger” beginning on page 77.

Merger; Treatment of Company Common Stock (Page 62); Treatment of Other Equity Securities (Page 62)

At the effective time of the merger, each option to acquire shares of our common stock and each share appreciation right that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of our common stock subject to such option or share appreciation right, multiplied by the excess, if any, by which $11.00 exceeds the exercise price of the option or share appreciation right. At the effective time of the merger, each option or share appreciation right for which the exercise price per share of our common stock equals or exceeds $11.00 will be cancelled and have no further force or effect without any right to receive any consideration therefor. At the effective time of the merger, each outstanding Company restricted stock unit will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock subject to such restricted stock unit multiplied by $11.00. Any applicable taxes required to be withheld from such payments may be deducted and withheld from the consideration otherwise payable in connection with such options, share appreciation rights and restricted stock units, as well as from any other consideration payable in connection with the proposed transaction.

Treatment of Company’s Amended and Restated 2005 Employee Stock Purchase Plan (Page 63)

No new offering periods under the Company’s Amended and Restated 2005 Employee Stock Purchase Plan, which we refer to as the “ESPP,” will commence after the date of the merger agreement. Further, the offering period under the ESPP that was in effect as of the date of the merger agreement shall terminate on the twentieth business day following the date of the merger agreement (i.e., on December 6, 2011), and all amounts credited to the accounts of participants shall be used to purchase shares of our common stock in accordance with the terms of the ESPP. Participants in the ESPP will be entitled to receive the merger consideration for shares of our common stock purchased through the ESPP prior to the effective time of the merger provided such shares are still held by the participants at the effective time of the merger. The ESPP will terminate as of the effective time of the merger.

Reasons for the Merger; Recommendation of the Board of Directors (Page 32)

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendations of the Board of Directors,” the board of directors of the Company, which we refer to as the “board of directors,” unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our shareholders, (ii) approved and declared advisable the merger agreement and the other transactions contemplated by the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of shareholders and recommended that our shareholders vote to approve the merger agreement.

When you consider the recommendation of the Company’s board of directors, you should be aware that three of the Company’s executive officers (one of whom is also a director of the Company) have entered into agreements with Parent and Merger Subsidiary related to the merger, their post-closing employment with the Company and their post-closing ownership of equity interests in Parent, and therefore have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. In addition, certain of the Company’s directors and all of the Company’s executive officers have interests in the merger that include (i) the accelerated vesting of all unvested stock options, unvested share appreciation rights and unvested restricted stock units held by them and (ii) the potential payment in connection with the merger of severance benefits to our executive officers pursuant to our officer severance plans. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in unanimously recommending that the merger agreement be approved by the shareholders of the Company. See the section entitled “The Merger — Interests of Our Directors and Executive Officers” beginning on page 45.

The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement and “FOR” the proposal to approve, on a non-binding, advisory basis, the golden parachute compensation that will be paid or that might become payable to the Company’s named executive officers in connection with the merger.

Opinion of Our Financial Advisor (Page 35)

Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” delivered its opinion to the Company’s board of directors that, as of November 6, 2011, and based upon and subject to the factors and assumptions set forth therein, the $11.00 per share of the Company’s common stock in cash to be paid to the holders (other than Parent or its affiliates) of the outstanding shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Goldman Sachs, dated November 6, 2011, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with the board of directors’ consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $6.7 million, all of which is payable upon consummation of the merger.

We encourage our shareholders to read Goldman Sachs’ opinion carefully and in its entirety. For a further discussion of Goldman Sachs’ opinion, see “The Merger — Opinion of Our Financial Advisor” in this proxy statement.

Financing of the Merger (Page 53)

We anticipate that the total funds needed to complete the merger, including the funds to:

•

pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of December 15, 2011, would be approximately $780 million; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	equity financing to be provided by an investor group as described below;

•	debt financing to be provided by investment funds managed or advised by Sankaty Advisors, LLC and GSO Capital Partners LP as described below; and

•	cash on hand of the Company.

Parent has obtained the equity financing commitments and the debt financing commitment described below, which we refer to collectively as the “financing commitments.” The funding under those financing commitments are subject to certain conditions, including conditions that do not relate directly to the merger agreement. We cannot assure you that the amounts committed under the financing commitments will be sufficient to complete the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of such financing commitments and/or if any of the conditions to such funding are not satisfied. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the completion of the merger, the failure of Parent and Merger Subsidiary to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a fee of $40 million, or the “parent fee,” as described under “The Merger Agreement (Proposal No. 1) — Termination Fees and Expenses” beginning on page 79. The obligation of Parent to pay the parent fee is guaranteed by an affiliate of Siris as described below.

Equity Financing (Page 54)

Parent has entered into financing commitments, each dated November 6, 2011, which we refer to as the “equity financing commitments,” with an investor group consisting of: (1) Titan Co-Investment SPV, LLC and Credit Spirit Titan, LLC, which we refer to collectively as “the Credit Suisse investors”; (2) Comvest Investment Partners IV, L.P., which we refer to as “the Comvest investor”; (3) GSO Capital Partners LP, which we refer to as “the GSO investor”; (4) Parish Capital III, L.P., which we refer to as “the Parish investor”; (5) Rosemont Solebury Co-Investment Fund, L.P. and Rosemont Solebury Co-Investment Fund (Offshore), L.P., which we refer to collectively as “the Rosemont Solebury investors”; (6) Sankaty Credit Opportunities III, L.P., Sankaty Credit Opportunities IV, L.P., Sankaty Credit Opportunities (Offshore Master) IV, L.P., Sankaty Middle Market Opportunities Fund, L.P., Sankaty Middle Market Opportunities Fund (Offshore Master), L.P., and Sankaty Middle Market Opportunities Fund (Offshore Master II), L.P., which we refer to collectively as “the Sankaty investors”; (7) ZM Capital, L.P., which we refer to as “the ZM Capital investor”; and (8) Siris Partners II, L.P., which we refer to as “the Siris investor.” We refer to the Credit Suisse investors, the Comvest investor, the GSO investor, the Parish investor, the Rosemont Solebury investors, the Sankaty investors, the ZM Capital investor and the Siris investor as the “equity investors.” Pursuant to these equity financing commitments, the equity investors have committed to make contributions to Parent at or prior to the closing of the merger in an aggregate amount of up to $224.4 million. The equity investors’ respective obligations to make the equity contributions contemplated by their respective equity financing commitments are generally subject to (i) the satisfaction in full or waiver by Parent of the conditions precedent to Parent’s and Merger Subsidiary’s obligations to complete the merger (except those conditions the failure of which to be satisfied resulted from a breach by Parent or Merger Subsidiary or those which by their nature cannot be satisfied except at the time of the closing of the merger), (ii) the substantially simultaneous funding of the debt financing and at least 90% of the equity financing from the other equity investors and (iii) the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

Debt Financing (Page 54)

In connection with the entry into the merger agreement, Parent received a debt financing commitment, dated November 6, 2011 (the “debt financing commitment”), from investment funds managed or advised by Sankaty Advisors, LLC and GSO Capital Partners LP, which we refer to collectively as the “debt investors,” providing for up to $400 million of debt financing. In the merger agreement, Parent and Merger Subsidiary have agreed to use their reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt financing commitment.

The facilities contemplated by the debt financing commitment are subject to a number of closing conditions included in the debt financing commitment, including the absence of a “material adverse effect” (defined substantially similar to the definition of “Material Adverse Effect” in the merger agreement), the execution of definitive documentation, the accuracy of certain specified representations and warranties, receipt of equity financing consistent with the equity financing commitments, the issuance of additional equity interests in Parent to the debt investors, consummation of the merger, delivery of certain customary closing documents, payment of applicable fees and expenses, and after giving effect to the merger and the payment of fees and expenses on the closing date of the merger, the Company having a cash balance equal to or greater than $90 million (including $80 million in the United States). The debt financing commitment is not subject to due diligence or a “market out” condition, which would allow the debt investors not to fund their financing commitments if the overall financial markets are materially adversely affected. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Limited Guarantee (Page 55)

Pursuant to a limited guarantee dated November 6, 2011, provided by Siris Partners II, L.P., an affiliate of Siris and referred to herein as the “guarantor,” to the Company, the guarantor has agreed to guarantee the $40 million parent fee in the event that it becomes payable by Parent to the Company. See “The Merger Agreement (Proposal No.1) — Termination Fees and Expenses” beginning on page 79.

Interests of Our Directors and Executive Officers (Page 45)

In considering the recommendation of our board of directors, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. Such interests include:

•	the accelerated vesting of all unvested stock options, unvested share appreciation rights and unvested restricted stock units held by our directors and executive officers;

•

three of our executive officers (one of whom is also a director of the Company) have entered into agreements with Parent and Merger Subsidiary related to, among other matters, their post-closing (i) employment with the Company and (ii) ownership of equity interests in Parent;

•

pursuant to such agreements, Parent has also agreed to pay, or to cause the Company to pay, to each of the three executive officers following the closing of the merger a lump sum cash amount in consideration for such officer’s waiver of his rights under the Company’s applicable officer severance plan; and

•	the potential payment in connection with the merger of severance benefits to our executive officers pursuant to the terms of the Company’s officer severance plans.

Our board of directors was aware of these interests and considered that such interests may be different from or in addition to the interests of our shareholders generally in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to unanimously recommend that our shareholders vote to approve the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

Material United States Federal Income Tax Consequences of the Merger (Page 58)

The exchange of shares of common stock for cash pursuant to the merger by U.S. holders will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash for shares of our common stock will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in exchange for such shares pursuant to the merger and the U.S. holder’s adjusted tax basis in such shares. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 58 for more information. We urge you to consult your tax advisor about the tax consequences of the exchange of your shares of our common stock for cash pursuant to the merger in light of your particular circumstances.

Regulatory Approvals (Page 56)

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” has expired or been terminated. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the “FTC,” the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed such a notification and report form on November 21, 2011 and requested early termination of the waiting period. Early termination of the initial waiting period was granted on December 7, 2011.

Litigation Relating to the Merger (Page 60)

On November 8, 2011, Company shareholder Joel Friedberg filed a lawsuit in the Superior Court of the State of California, County of San Diego, claiming that the Company’s board of directors breached its fiduciary duties by agreeing to the merger and that the Company and the other defendants (Siris, Parent and Merger Subsidiary) aided and abetted the board of directors’ breach of fiduciary duties. Specifically, plaintiff claims that the deal undervalues the Company, that the agreed-upon deal protection devices are improper, and that four directors agreed to the merger as a way of extinguishing their liability for breaches of fiduciary duties in connection with public statements that form the basis for a separate shareholder derivative action that is currently pending in the United States District Court for the Central District of California (Dulberg v. Plastina, Case No. 8:11-cv-00351-JVS-RNB). Between November 8 and November 29, 2011, Company shareholders filed four additional, nearly identical cases in the California Superior Courts for San Diego and San Mateo counties. On December 9, 2011, San Diego County Superior Court Judge Ronald L. Styn ordered that the four later-filed cases be consolidated into the Friedberg case, appointed shareholders Friedberg, Nicholas S. Geist and Neil Meislin co-lead plaintiffs and named their respective counsel co-lead plaintiffs’ counsel. Plaintiffs were ordered to designate one of their complaints as the operative complaint in the case or to file a consolidated amended complaint within 45 days of the entry of the order.

On November 10 and 16, 2011, respectively, Company shareholders Hillary Coyne and Larry Ferguson filed separate actions in the Superior Court of the State of North Carolina, Wake County which were nearly identical to the foregoing California actions. These actions are stayed pending resolution of the California actions pursuant to a consent order entered on December 13, 2011.

On December 2, 2011 Company shareholder Roy Good filed a lawsuit in the United States District Court for the Southern District of California setting forth claims substantially similar to those described above and claiming that the Company’s preliminary proxy statement filed November 21, 2011 violates §14(a) of the Securities Exchange Act of 1934 because it misrepresents or fails to disclose material facts about the merger.

The Merger Agreement (Page 61)

Merger; Treatment of Company Common Stock (Page 62); Treatment of Other Equity Securities (Page 62)

•

Common Stock. Each share of Company common stock outstanding immediately prior to the effective time of the merger (other than shares owned by Parent or any of its subsidiaries or by shareholders who properly exercise their dissenting shareholder rights under California law for such shares) will be converted at the effective time of the merger into the right to receive cash in the amount of $11.00 per share, without interest and less any applicable withholding taxes.

•

Options. At the effective time of the merger, each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, will vest (if unvested) and will be cancelled as of the effective time of the merger in exchange for the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event, no later than three business days after the effective time of the merger) a cash payment equal to the number of shares of our common stock subject to the option, multiplied by the excess, if any, by which $11.00 exceeds the exercise price of the option, less any applicable withholding taxes. At the effective time of the merger, each option for which the exercise price per share of our common stock equals or exceeds $11.00 will be cancelled and will have no further effect with no right to receive any consideration therefor.

•

Share Appreciation Rights. At the effective time of the merger, each outstanding share appreciation right entitling the holder thereof the right to receive shares of Company common stock (or a cash payment determined in relation to the value thereof), whether vested or unvested, will vest (if unvested) and will be cancelled in exchange for the right to receive, promptly after the effective time of the merger, a cash payment equal to the number of shares of our common stock subject to the share appreciation right, multiplied by the excess, if any, by which $11.00 exceeds the exercise price of the share appreciation right, less any applicable withholding taxes. As of the effective time of the merger, each share appreciation right for which the exercise price per share of our common stock equals or exceeds $11.00 will be cancelled and have no further effect with no right to receive any consideration therefor.

•

Restricted Stock Units. At the effective time of the merger, each outstanding restricted stock unit will vest and will be cancelled in exchange for the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event, no later than three business days after the effective time of the merger), a cash payment of $11.00, less any applicable withholding taxes.

No Solicitations of Competing Proposals (Page 70)

In the merger agreement, we have agreed that we will not, among other things:

•

solicit, initiate or take any action to knowingly facilitate or encourage the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined on page 71);

•

enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any third party that to the Company’s knowledge is seeking to make, or has made, an Acquisition Proposal;

•	make an Adverse Recommendation Change (as defined on page 70);

•

terminate, amend, modify, grant any waiver or release under or fail to enforce any standstill, confidentiality or similar agreement with respect to any equity or voting securities of the Company or any of its subsidiaries, or publicly propose to do any of the foregoing; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument that constitutes or relates to an Acquisition Proposal.

Notwithstanding these restrictions, we may enter into negotiations or discussions with a third party with respect to an Acquisition Proposal if (a) our board of directors believes in good faith after consultation with a financial advisor of nationally recognized reputation and outside legal counsel that such an Acquisition Proposal is reasonably likely to lead to a Superior Proposal (as defined on page 72) or such Acquisition Proposal is a Superior Proposal and (b) follows certain procedures set forth in the merger agreement. In addition, at any time prior to the approval of the merger agreement by our shareholders, subject to certain limitations set forth in the merger agreement, our board of directors may make an Adverse Recommendation Change if our board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Conditions to the Merger (Page 77)

The respective obligations of the Company, Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the approval of the merger agreement by our shareholders, receipt of required antitrust approvals, the absence of legal prohibitions on completion of the merger, the accuracy of the representations and warranties of the parties in the merger agreement and compliance by the parties with their respective obligations under the merger agreement. The obligation of Parent and Merger Subsidiary to consummate the merger is also subject to the Company’s fulfillment of the condition that since the date of the merger agreement, there has not occurred and there is not continuing any material adverse effect on the Company, as described under “The Merger Agreement (Proposal No. 1) — Representations and Warranties” beginning on page 64.

Termination of the Merger Agreement (Page 78)

The Company and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by our shareholders, as follows:

•	by either Parent or the Company, if:

o	the merger has not been consummated by April 30, 2012 (however, this right to terminate the merger agreement will not be available to any party whose breach of the merger agreement results in the failure of the merger to be consummated by April 30, 2012);

o	our shareholders’ meeting has been held and completed and our shareholders have not approved the merger agreement at such meeting or any adjournment or postponement of such meeting; or

o	there is a legal prohibition to completing the merger.

•	by Parent, if:

o	an Adverse Recommendation Change (as defined on page 70) has occurred; or

o	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the merger agreement has occurred that would cause the condition to closing relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement not to be satisfied and such breach or failure is not cured by the earlier of April 30, 2012 or thirty days following the Company’s receipt of written notice of such breach or failure, provided that, at the time of the delivery of such notice, Parent is not in material breach of its obligations under the merger agreement.

•	by the Company, if:

o	at any time prior to the approval of the merger agreement by our shareholders, our board of directors authorizes the Company to enter into a Superior Proposal (as defined on page 72), subject to complying with the terms of the merger agreement, and we have paid any termination fee due as described in “The Merger Agreement (Proposal No. 1) — Termination Fees and Expenses;”

o	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in the merger agreement has occurred that would cause the condition to closing relating to the accuracy of the representations and warranties of Parent or Merger Subsidiary or compliance by Parent or Merger Subsidiary with their obligations under the merger agreement not to be satisfied and such breach or failure is not cured by the earlier of April 30, 2012 or thirty days following Parent’s receipt of written notice of such breach or failure, provided that, at the time of delivery of such written notice, the Company is not in material breach of its obligations under the merger agreement; or

o	if all the closing conditions to the merger are satisfied and the Company has given Parent written notice that the closing of the merger should occur in two business days and that it is prepared to close and Parent and Merger Subsidiary fail to consummate the merger within three business days following the date the closing of the merger should have occurred.

Termination Fees and Expenses (Page 79)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement (Proposal No. 1) — Termination of the Merger Agreement” beginning on page 78;

•	the Company may be obligated to pay to Parent a termination fee of $15 million; or

•

Parent may be obligated to pay the Company the parent fee of $40 million. The guarantor has agreed pursuant to the limited guarantee to guarantee the obligation of Parent to pay the parent fee of $40 million.

Remedies (Page 80)

In the event Parent and Merger Subsidiary fail to effect the closing of the merger or otherwise breach the merger agreement or fail to perform thereunder, then, except for certain rights to equitable relief, including specific performance and our rights under the confidentiality agreement previously executed between the Company and Siris, our receipt of the parent fee is our sole and exclusive remedy against Parent, Merger Subsidiary, the guarantor, the financing sources and any of their respective former, current or future general or limited partners, stockholders or equityholders, controlling persons, managers, members, directors, officers, employees, affiliates, attorneys, agents or assignees or any former, current, or future general or limited partner, stockholder or equityholder, controlling person, manager, member, director, officer, employee, affiliate, attorney, agent or assignee of any of the foregoing, which we refer to collectively as the “Parent related parties,” for any losses suffered with respect to the merger agreement, the limited guarantee, the transactions contemplated by the merger agreement and the limited guarantee, the termination of the merger agreement, the failure of the merger to be consummated or any breach of the merger agreement by Parent or Merger Subsidiary. Upon payment of the parent fee, none of the Parent related parties will have any further liability or obligation to the Company relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence except with respect to the confidentiality agreement between the Company and Siris described above.

If the merger agreement is terminated in circumstances in which we are required to pay the termination fee, Parent’s and Merger Subsidiary’s sole and exclusive remedy against us will be to receive payment of the termination fee payable by us.

Market Price of Company Common Stock (Page 82)

The closing sales price of Company common stock on the Nasdaq Global Select Market, or “Nasdaq,” on November 4, 2011, the last trading day prior to the public announcement of the merger agreement, was $9.90 per share of Company common stock. On December 16, 2011, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing sales price for Company common stock on Nasdaq was $11.01 per share of Company common stock. You are encouraged to obtain current market prices for Company common stock in connection with voting your shares of Company common stock.

Dissenting Shareholders Rights (Page 85)

Shareholders may be entitled, under certain circumstances, to dissenting shareholder rights under California law. Company shareholders who do not vote “FOR” approval of the merger agreement and otherwise comply with the requirements of Chapter 13 of the California General Corporation Law will be entitled to dissenting shareholder rights in connection with the merger, whereby such shareholders may receive payment of the “fair market value” of their shares of Company common stock in cash from the Company, if shareholders holding in the aggregate at least five percent of the Company’s outstanding shares of common stock properly exercise their dissenting shareholder rights under Chapter 13 of the California General Corporation Law. Failure to take any of the steps required under Chapter 13 of the California General Corporation Law on a timely basis may result in a loss of those dissenting shareholder rights. For a detailed discussion of dissenting shareholder rights under California law, see “Dissenting Shareholders Rights” beginning on page 85.

Delisting and Deregistration of Company Common Stock (Page 86)

If the merger is completed, Company common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” As such, our stock would cease to be publicly traded and we would no longer be required to file periodic reports with the U.S. Securities and Exchange Commission, or the “SEC,” on account of Company common stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the proposed merger and the special meeting. These questions and answers may not address all questions that may be important to you as a holder of shares of Tekelec common stock. For important additional information, please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the Agreement and Plan of Merger, dated as of November 6, 2011, by and among Parent, Merger Subsidiary and the Company, as it may be amended from time to time, which we refer to as the “merger agreement.” If the proposal to approve the merger agreement is approved by our shareholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Subsidiary will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become an indirect wholly-owned subsidiary of Parent and will no longer be a publicly held corporation, our common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), we will no longer be required to file periodic reports with the SEC on account of the common stock, and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $11.00 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your dissenting shareholder rights under the California General Corporation Law with respect to such shares. You will not own any shares of the capital stock in the surviving corporation of the merger.

Q.	How does the per share merger consideration compare to the market price of the Company’s common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 11% to the closing sales price of the common stock on November 4, 2011, the last trading day prior to the public announcement of the merger agreement, and a 38% premium over the average closing sales price of the Company’s common stock over the thirty trading days prior to the public announcement of the execution of the merger agreement.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement. You should read “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” beginning on page 32 for a discussion of the material factors that our board of directors considered in deciding to recommend approval of the merger agreement to our shareholders. Our board of directors also unanimously recommends that our shareholders vote “FOR” the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and “FOR” the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

Q.	When do you expect the merger to be completed?

A.	Subject to the satisfaction or waiver of the conditions precedent contained in the merger agreement and compliance with the applicable requirements of the California General Corporation Law (including our shareholders’ approval of the merger agreement), the merger will be completed when the agreement of merger is filed with the California Secretary of State. We expect that the filing of the agreement of merger and completion of the merger will take place in the first quarter of 2012.

Q.	What happens if the merger is not completed?

A.	If the shareholders of the Company do not approve the merger agreement, or if the merger is not completed for any other reason, the shareholders of the Company will not receive any payment for their shares of common stock in connection with the proposed merger. Instead, the Company will remain an independent public company and the Company’s common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, the Company may be required to pay to or receive from Parent a fee with respect to the termination of the merger agreement as described under “The Merger Agreement (Proposal No. 1) — Termination Fees and Expenses” beginning on page 79.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of the Company’s common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of the Company’s common stock in the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of the Company’s common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” for more information. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the principal terms of the merger agreement and in recommending that the merger agreement be approved by the shareholders of the Company. See “The Merger — Interests of Our Directors and Executive Officers” beginning on page 45.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of shareholders of the Company will be held on January 25, 2012 at 9:00 a.m. Pacific time at the offices of Bryan Cave LLP located at 120 Broadway, Suite 300, Santa Monica, California 90401.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on a proposal to approve the merger agreement that provides for the acquisition of the Company by Parent, to approve the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal and to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

Q.	What vote is required for the Company’s shareholders to approve the merger agreement?

A.	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon.

Because the affirmative vote required to approve the merger agreement is based upon the total number of outstanding shares of the Company’s common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your broker with instructions to vote, this will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q.	What vote of our shareholders is required to approve the proposal to adjourn or postpone the special meeting, if necessary or appropriate?

A.	Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, requires the affirmative vote of the holders of a majority of (i) the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the matter at the meeting, and (ii) the quorum required to transact business at the meeting.

Q.	What vote of our shareholders is required to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements?

A.	Approval of the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements requires the affirmative vote of the holders of a majority of (i) the votes cast at the meeting with respect to such proposal, and (ii) the quorum required to transact business at the meeting.

Q.	Why am I being asked to approve certain merger-related executive compensation arrangements on a non-binding, advisory basis?

A.	The SEC recently approved new rules that require us to seek a vote, on a non-binding, advisory basis, with respect to certain merger-related executive compensation arrangements, or “golden parachute” compensation that will be paid or may become payable to the Company’s named executive officers.

Q.	What will happen if shareholders do not approve the “golden parachute” compensation at the special meeting?

A.	Approval of “golden parachute” compensation that the Company’s named executive officers will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is on an advisory basis and will not be binding on the Company. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the merger agreement is approved by the shareholders and the merger is completed, the “golden parachute” compensation will be paid or may become payable to the Company named executive officers to the extent provided in the merger agreement and in our officer severance plans.

Q.	Who can vote at the special meeting?

A.	All holders of record of our common stock as of the close of business on December 15, 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a shareholder of record, you may have your shares of common stock voted on matters presented at the special meeting in any of the following ways:

in person — you may attend the special meeting and cast your vote there; or

by proxy — shareholders of record have a choice of voting by proxy:

•	over the Internet — the website for Internet voting is on your proxy card;

•	by using the toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and to allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A.	If your shares of common stock are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered, with respect to those shares of common stock, the “shareholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the shareholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of common stock by following their instructions for voting your shares.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock of the Company if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to approve the merger agreement, and your shares of common stock may have an effect on the non-binding, advisory vote regarding certain merger-related executive compensation arrangements.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board of directors has designated Ronald J. de Lange and Gregory S. Rush, with full power of substitution, as proxies for the special meeting.

Q.	If a shareholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, and “FOR” the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

Q.	How are votes counted?

A.	For the proposal to approve the merger agreement and the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to approve the merger agreement and may also have the same effect as votes “AGAINST” the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements if the number of affirmative votes is a majority of the votes cast but does not constitute a majority of the quorum required to transact business at the meeting.

For the proposal to adjourn or postpone the special meeting, if necessary or appropriate, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted “AGAINST” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, but broker non-votes will not have an effect on the proposal.

Q.	Who will solicit and pay the cost of soliciting proxies for the special meeting?

A.

The cost of soliciting proxies, including expenses incurred in connection with preparing and mailing this proxy statement, pursuant to the merger agreement will be borne by the Company. The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The

Company estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $15,000. The Company will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify MacKenzie Partners, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of common stock are voted.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of common stock in your own name as the shareholder of record, please vote your shares of common stock by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal after the completion of the merger, describing how you may exchange your shares of common stock for the merger consideration. If your shares are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise dissenting shareholder rights under the California General Corporation Law instead of receiving the merger consideration for my shares of common stock?

A.

Yes. As a holder of common stock, you are entitled to dissenting shareholder rights under the California General Corporation Law in connection with the merger if you take certain actions and meet certain conditions and if shareholders holding in the aggregate at least five percent of the Company’s outstanding shares of common stock properly exercise their dissenting shareholder rights under Chapter 13 of the

California General Corporation Law. See “Dissenting Shareholders Rights” beginning on page 58. If you desire to exercise dissenting shareholder rights and receive cash in the amount of the fair market value of your shares of common stock instead of the merger consideration, your shares cannot be voted “FOR” the proposal to approve the merger agreement. If you return a signed proxy without voting instructions or with instructions to vote “FOR” the proposal to approve the merger agreement, your shares will be voted in favor of the merger agreement and you will lose your dissenting shareholder rights.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll-free at (800) 322-2885 or collect at (212) 929-5500.

Q.	How do our directors and executive officers intend to vote?

A.	As of the record date, our directors and executive officers beneficially held and are entitled to vote, in the aggregate, 7,158,028 shares of our common stock, representing 10.3% of our outstanding shares, excluding options to purchase shares of our common stock, share appreciation rights and restricted stock units. Our directors and executive officers have informed us that they currently intend to vote all of their shares of common stock beneficially owned as of the record date “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and “FOR” the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

Q.	I do not know where my stock certificate is. How will I get my cash?

A.	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. These materials will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to us in order to cover any potential loss.

Cautionary Statement Concerning Forward-Looking Information

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written instruments made or to be made by us, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by the appearance in such a statement of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “foresee,” “likely,” “future,” “will” and similar expressions, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, facts and matters contained in this document, and the following factors:

•

the current market price of our common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of our common stock;

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including termination under circumstances that could require us to pay a termination fee;

•

the inability to consummate the merger due to the failure to obtain shareholder approval for the merger or the failure to satisfy other conditions to consummate the merger, including obtaining required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	our remedies against Parent with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

•

the failure to obtain the necessary equity and debt financing set forth in financing commitments received in connection with the merger or the failure of that financing to be sufficient to complete the merger and the transactions contemplated thereby;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the announced merger;

•	the potential inability to respond effectively to competitive pressures, industry developments and future opportunities due to restrictions imposed in the merger agreement;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger, whether or not the merger is completed;

•	the outcome of legal proceedings that have been and may be initiated against us and/or others related to the merger; and

•	the matters discussed under “The Merger — Reasons for the Merger; Recommendations of the Board of Directors” beginning on page 32.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained herein, including, but not limited to (a) the information contained under this heading and

(b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information” beginning on page 90).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not guarantees of performance or results. There can be no assurance that forward-looking statements will prove to be accurate. Shareholders should also understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

PARTIES TO THE MERGER

The Company

Tekelec

5200 Paramount Parkway

Morrisville, North Carolina 27560

(919) 460-5500

The Company is a California corporation with its headquarters in Morrisville, North Carolina. We are a leading global provider of core network solutions. See also “Where You Can Find More Information” beginning on page 90. Company common stock is publicly traded on Nasdaq under the symbol “TKLC.”

Parent

Titan Private Holdings I, LLC

540 Madison Avenue, 9th Floor

New York, New York 10022

(212) 231-0095

Parent is a Delaware limited liability company that was formed by Siris Capital Group, LLC solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and related financing transactions. Siris is a private equity firm focused on the technology, telecommunications and healthcare industries. Following consummation of the merger, Holdings will own all of our outstanding shares of common stock and we will be an indirect wholly-owned subsidiary of Parent.

Merger Subsidiary

Titan Private Acquisition Corp.

540 Madison Avenue, 9th Floor

New York, New York 10022

(212) 231-0095

Merger Subsidiary is a California corporation that was formed by Holdings solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Subsidiary is a direct wholly-owned subsidiary of Holdings and an indirect wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Subsidiary will cease to exist, and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held at 9:00 a.m. Eastern time, on January 25, 2012 at the offices of Bryan Cave LLP located at 120 Broadway, Suite 300, Santa Monica, California 90401. We are sending this proxy statement to you in connection with the solicitation of proxies for use at the special meeting and any adjournments or postponements of the special meeting.

Purpose

At the special meeting, shareholders will be asked to consider and vote upon proposals to:

•	approve the merger agreement;

•

adjourn or postpone the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the foregoing proposal;

•	approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements; and

•	transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our shareholders must approve the proposal to approve the merger agreement in order for the merger to occur. If our shareholders fail to approve the proposal to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Our Board Recommendation

The board of directors has unanimously determined that the merger agreement is advisable, fair to and in the best interests of us and our shareholders and has unanimously approved the merger, the merger agreement and the transactions contemplated thereby. The board of directors unanimously recommends that you vote “FOR” approval of the merger agreement, “FOR” the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and “FOR” approval, on a non-binding, advisory basis, of the proposal relating to certain merger-related executive compensation arrangements.

Record Date, Outstanding Shares and Quorum

We have fixed the close of business on December 15, 2011 as the record date for the special meeting, and only holders of record of Company common stock on the record date will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were 69,353,192 shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly presented at the special meeting. Votes may be cast at the special meeting in person or represented by proxy.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock present or represented at the special meeting but not voted, including shares of Company common stock for which a shareholder directs an “abstention” from voting, as well as broker non-votes, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is present or represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and at any adjourned or postponed special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum will have to be established. In the event that a quorum is not present or represented at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional shareholder, you must present valid photo identification along with proof that you are the representative of such shareholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

The merger cannot be completed unless the merger agreement is approved by the affirmative vote of a majority of the outstanding shares of our common stock. For the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to approve the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to approve the merger agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on such non-routine matters. These broker non-votes will be counted for purposes of determining a quorum but will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Approval of the adjournment or postponement of the meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present, in person or represented by proxy, and entitled to vote at the special meeting on that matter, even if less than a quorum. For the proposal to adjourn or postpone the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

For purposes of this proposal, if your shares of Company common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If you fail to submit a proxy and you are not present to vote in person at the special meeting, or if there are broker non-votes on the issue, as applicable, your shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn or postpone the special meeting.

The proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements requires the affirmative vote of a majority of (i) the votes cast at the meeting with respect to such proposal and (ii) the number of shares of Company common stock representing the quorum required to transact business at the meeting. For the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST “or “ABSTAIN.” For purposes of this proposal, abstentions and broker non-votes will not be counted in respect of, and will not have an effect on, the proposal unless the number of affirmative votes is a majority of the votes cast but does not constitute a majority of the required quorum, in which case abstentions and broker non-votes will have the effect of “AGAINST” votes.

If you are a shareholder of record, in order to vote, you should simply indicate on your proxy card how you want to vote and sign and mail your proxy card in the enclosed prepaid return envelope as soon as possible so that your shares will be represented at the special meeting. You may also vote your shares by telephone or Internet using the instructions on your proxy card. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign and return all the proxy cards you have received to ensure that all your shares are voted.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not return your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, as your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll-free at (800) 322-2885 or collect at (212) 929-5500.

It is important that you vote your shares of Company common stock promptly. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. Shareholders who attend the special meeting may revoke their proxies by voting in person.

As of December 15, 2011, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 7,158,028 shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise of any options or share appreciation rights or upon vesting of restricted stock units), representing 10.3% of our outstanding shares on the record date. Our directors and executive officers have informed us that they currently intend to vote all of their shares of our common stock beneficially owned by them “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and “FOR” the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

Voting of Proxies

Shares of our common stock represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by our Corporate Secretary will be voted at the special meeting in accordance with specifications made therein by the shareholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement and “FOR” the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to approve the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

The board of directors does not know of any matters other than those described in the notice of the special meeting that are expected to come before the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment unless authority is specifically withheld.

Revocation of Proxies

Any holder of shares of our common stock giving a proxy with respect to such shares may revoke it at any time prior to its exercise at the special meeting by sending us a written notice of such revocation or completing and submitting a new proxy card bearing a later date to our Corporate Secretary at our executive offices, or attending the special meeting and voting in person. You may also submit a later-dated proxy using the telephone or Internet voting procedures on the proxy card so long as you do so before the deadline of 1:00 a.m. Eastern time, on January 25, 2012. Attendance at the special meeting will not, by itself, constitute revocation of a proxy. If your shares are held in “street name” and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Solicitation of Proxies and Expenses

The cost of soliciting proxies, including expenses incurred in connection with preparing and mailing this proxy statement, pursuant to the merger agreement will be borne by the Company. The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $15,000. The Company will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify MacKenzie Partners, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person, but they will not be paid any additional amounts for soliciting proxies.

Adjournment or Postponement of the Special Meeting

Although it is not currently expected, the special meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned or postponed meeting, an adjournment or postponement generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll-free at 1-800-322-2885 or collect at (212) 929-5500.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully because it is the legal document that governs the merger.

The merger agreement provides that Merger Subsidiary will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Background of the Merger

The Company’s board of directors regularly discusses and reviews possible strategic directions for the Company in light of its financial performance, developments in the industry and the competitive markets in which the Company operates and considers opportunities to maximize value for the Company’s shareholders. As part of this process, from time to time, the Company’s board of directors, in consultation with the Company’s management and outside legal and financial advisors, has evaluated and pursued a number of opportunities to expand and diversify the Company’s business and strategic alternatives.

In early December 2010, S.A.C. Private Capital Group, LLC (“SAC PCG”), a private equity fund that was managed by founders of Siris and which owns a controlling interest in Airvana Network Solutions (“ANS”), approached the Company regarding a potential transaction with the Company. On December 10, 2010, SAC PCG wrote the Company a letter to express an interest in discussing a possible all cash acquisition of the Company at a price ranging from $14.50 to $16.50 per share. At this time, SAC PCG’s expression of interest was based solely on publicly available information (including analysts’ estimates), as the Company had made no public statements regarding its forecasted operating results for 2011 or beyond. Analysts’ estimates, which were not based on any guidance from the Company, forecasted the Company’s 2011 revenue to range between $430 million and $480 million and the Company’s 2011 non-GAAP net income per share to range between $0.60 and $0.90 per share. The closing sales price of the Company’s common stock on December 10, 2010 was $11.72 per share.

On December 15, 2010, the corporate development committee of the Company’s board of directors consisting of Messrs. Krish Prabhu, Michael Ressner, Ron Buckly and Hubert de Pesquidoux met to discuss the letter from SAC PCG. At the meeting, Mr. Stuart Kupinsky reviewed with the committee the fiduciary duties of the Company’s officers and directors. At the meeting the committee advised management that the Company was not for sale or pursuing a sales process. Following the meeting, the Company’s management communicated this to SAC PCG.

In February 2011, a financial prospective buyer (“Party A”) approached the Company regarding a potential transaction with the Company. Party A and members of the Company’s management, including Messrs. Greg Rush, Krish Prabhu, and Kupinsky, met to discuss a potential transaction. In late February 2011, Party A notified the Company that it was not interested in pursuing a transaction with the Company.

On February 10, 2011, the Company announced full year guidance for 2011. This guidance included a revenue range of $360 million to $400 million and a non-GAAP net income range of approximately $0.20 to $0.30 per share. The closing sales price of the Company’s common stock on February 10, 2011 was $8.36 per share. The Company’s non-GAAP net income guidance excluded stock-based compensation, amortization of intangible assets, and restructuring charges associated with the resignation of the former chief executive officer. Full year GAAP net income guidance was in the range of ($0.25) to ($0.15) per share.

In February 2011, SAC PCG again contacted the Company expressing its interest in discussing a possible transaction between the two companies. On March 1, 2011, SAC PCG (on behalf of itself and ANS) wrote the

Company another letter continuing to express an interest in discussing a possible all cash acquisition of the Company, but lowering its price range to $11.00 to $14.00 per share based in part on the Company’s full year guidance for 2011.

Also in March 2011, a potential strategic buyer of the Company (“Party B”) contacted members of management of the Company regarding a possible acquisition of the Company.

On March 31, 2011, the Company’s board of directors met to review and consider various strategic alternatives for the Company. Among other things, the Company’s board of directors assessed the Company’s industry and business environment generally, reviewed the Company’s recent stock price performance and considered the Company’s business prospects, and its financial metrics relative to other companies within the Company’s industry. The Company’s board of directors discussed in detail the expression of interest received from SAC PCG and Party B.

In April 2011, on two occasions, representatives of Party B met with certain members of management of the Company, including Messrs. Rush, Prabhu, Kupinsky and Jeffrey Key, vice president of corporate development for the Company, to discuss possible synergies between the companies in the event of an acquisition of the Company by Party B. On April 14, 2011, the Company entered into a nondisclosure agreement with Party B providing for the limited exchange of information between the parties. On April 22, 2011, the Company’s board of directors held a telephonic meeting and discussed the recent expression of interest by Party B.

On May 19, 2011, the Company entered into a nondisclosure agreement with Siris providing for the limited exchange of information between the parties. At this time, the Company provided Siris and Party B with the Company’s preliminary financial forecast for 2011, 2012 and 2013. In late May, SAC PCG and ANS notified the Company that they were no longer interested in pursuing a transaction with the Company.

On May 13, 2011, the Company’s board of directors met and reviewed the pending discussions with interested parties and the process by which inquiries from such parties should be considered, including how they should be communicated to the Company’s board of directors.

On May 19, 2011, Party B submitted to the Company a written initial indication of interest of a possible all cash acquisition of the Company at a price of $10.75 per share. The closing sales price of the Company’s common stock on May 19, 2011 was $8.59 per share.

On June 2, 2011, Siris submitted to the Company an indication of interest of a possible all cash acquisition of the Company at a price of $12.00 per share. This indication of interest was based on the preliminary financial forecast provided on May 19, 2011, which was subsequently revised downward by management on June 13, 2011. The closing sales price of the Company’s common stock on June 2, 2011 was $8.76 per share.

On May 22, 2011 and June 13, 2011, the Company’s board of directors met and discussed the indications of interest and discussions with Siris and Party B. At the June 13th board meeting the Company’s board of directors also reviewed an updated forecast of the Company’s operating results for 2011, 2012 and 2013. Following the meeting, management of the Company provided these updated forecasts to Siris and Party B.

On July 8, 2011, the Company’s board of directors met and reviewed the latest discussions with Siris, Party B, and other prospective strategic buyers. The Company’s board of directors determined that it was in the best interests of the Company’s shareholders to engage an outside financial advisor to assist the Company’s board of directors and management in exploring possible strategic alternatives and authorized management and certain board members to schedule interviews with potential investment bankers.

During the week of July 11, 2011, Messrs. Coleman and de Pesquidoux, members of the Company’s board of directors, and Messrs. Rush, Kupinsky, Key and de Lange interviewed and met with various investment bankers.

On July 14, 2011, the Company’s board of directors met and reviewed discussions with Siris and Party B, reviewed the results of interviews with investment bankers, and authorized the retention of Goldman Sachs on behalf of the Company’s board of directors following its review of the results of interviews with investment bankers. The Company’s board of directors selected Goldman Sachs because of its qualifications, expertise and reputation. On July 20, 2011, the Company engaged Goldman Sachs to assist the Company’s board of directors with its exploration of possible strategic alternatives and to begin a process to explore a potential sale of all or a portion of the Company.

On July 29, 2011, Goldman Sachs reviewed with the Company’s board of directors certain key considerations of a potential sale of the Company, including a list of prospective strategic and financial buyers it had identified in consultation with the Company’s management and an illustrative timeline for a potential sale transaction. At the meeting, the general counsel of the Company reviewed with the Company’s board of directors the fiduciary duties of the Company’s directors. The Company’s board of directors considered the merits of each of the prospective buyers, including such party’s financial capacity to consummate a transaction with the Company and strategic considerations related to each of the prospective buyers and the Company. At this meeting, the Company’s board of directors directed Goldman Sachs to contact 18 prospective strategic and financial buyers (including Siris) on a confidential basis to ascertain levels of interest in a potential transaction with the Company. The closing sales price of the Company’s common stock on July 29, 2011 was $7.85 per share.

Following the July 29, 2011 meeting, at the direction of the Company’s board of directors, Goldman Sachs contacted the 18 prospective buyers that the board of directors and Goldman Sachs had identified as potential interested parties. Of the 18 prospective buyers contacted, seven parties indicated that they were not interested in participating in the process. Each of the remaining 11 prospective buyers (including Siris) entered into new nondisclosure agreements, received a summary package of non-public information regarding the Company, which included the Company’s updated forecasts previously provided to Siris and Party B, and were asked to confirm their interest in continuing to pursue a potential acquisition of the Company prior to meeting with management and receiving additional information.

From August 9, 2011 through August 30, 2011, the Company’s management and representatives from Goldman Sachs met with representatives from their identified prospective buyers to provide a detailed overview of the Company’s business. During this period, Party B indicated its decision to withdraw from the process over concerns around value and indicated that if it were to be interested it would be at a share price in the range of $8.00 to $9.00.

On August 12, 2011, the Company’s board of directors held a meeting at which members of management briefed the board on the meetings and interactions with the prospective buyers.

As part of the auction process, during the week of August 22, 2011, each of the 11 prospective buyers (including Siris and Party B) was invited to submit an indication of interest by September 7, 2011. Ahead of the September 7, 2011 indication of interest date, Goldman Sachs received notification from five of the 11 prospective buyers (including Party B) that they were formally withdrawing from the process and would not submit initial indications of interest due principally to concerns around value. Party B indicated its decision to withdraw from the process over concerns around value and indicated that if it were to be interested it would be at a share price in the range of $8.00 to $9.00.

On September 2, 2011, another prospective strategic buyer (“Party C”) contacted the Company expressing an interest in discussing a possible acquisition of the Company.

On or about September 8, 2011, six parties (including Siris) submitted written initial indications of interest with a purchase price per share in the range of $8.00 - $11.00. At the direction of the Company, Goldman Sachs approached Siris and two other bidders to inform them that their respective bids were too low and they would likely not be moving forward to the next round. Subsequent to that discussion, on September 9, 2011, Siris indicated in writing that it may be willing to increase its bid from its original bid of $10.00 by as much as $2.00 if provided additional due diligence. The two other bidders that Goldman Sachs approached submitted revised bids in the range of $11.00 to $11.50 per outstanding share of the Company’s common stock. The closing sales price of the Company’s common stock on September 8, 2011 was $6.49 per share.

On September 13, 2011, the Company’s board of directors held a meeting at which representatives from Goldman Sachs reviewed with the Company’s board of directors each of the six preliminary indications of interest and provided an update on its preliminary financial analysis of the Company. Representatives from Goldman Sachs reviewed with the Company’s board of directors an illustrative timeline for continuing a potential sale process with the prospective buyers, which included detailed due diligence, solicitations of final offers and negotiation of definitive agreements. At this meeting, the Company’s board of directors determined based on the bids received to allow four prospective buyers (including Siris, the two prospective financial buyers which Goldman Sachs had approached to increase their purchase price, and one prospective strategic buyer (“Party D”)) to proceed onto the next round.

Over the next several weeks, all four of the prospective buyers continued their business, financial and legal due diligence review of the Company. On separate days during the weeks of September 19th, September 26th and October 3rd, each of the four prospective buyers met with members of the Company’s management and Goldman Sachs to review management presentations.

On or about September 19, 2011, a majority-owned portfolio company (“Party E”) of one of the prospective financial buyers that had been a part of the first round of the process but had not been invited to the second round contacted the Company expressing an interest in discussing a possible acquisition of the Company at a price ranging from $11.00 to $13.00 per share. On or about September 19, 2011 the Company entered into a nondisclosure agreement with Party E and shared confidential information with Party E. Goldman Sachs informed Party E that it would need to submit a joint written indication of interest with its financial sponsor parent before the Company’s board of directors would consider including Party E in the next round of the process. On September 29, 2011, Party E communicated via text message to the Company its continued interest in a possible acquisition of the Company at a price ranging from $11.00 to $13.00 per share. Goldman Sachs again requested that Party E submit a joint written indication of interest with its financial sponsor parent reflecting this range. Party E never submitted a joint written indication of interest.

On or about September 30, 2011, the Company entered into a nondisclosure agreement with Party C and shared confidential information of the Company with Party C.

On October 4, 2011, Goldman Sachs, on behalf of the Company’s board of directors, sent a bid process letter to the four remaining prospective buyers (including Siris) requesting the submission of formal bid proposals, including a marked merger agreement, on or before October 21, 2011.

On the evening of October 6, 2011, one of the prospective buyers (“Party F”) told Goldman Sachs that they could not reach the value range of their initial indication of interest. At that time, Party F stated that it was withdrawing from the process to buy all of the Company and submitted instead a proposal to acquire only the global signaling solutions business for an aggregate purchase price in the range of $150 to $200 million.

On October 13, 2011, Party C notified Goldman Sachs that they were going to withdraw from the process and would not be submitting a bid.

On the evening of October 17, 2011, Party D indicated that it would not submit a formal bid proposal and would not pursue an acquisition of the Company due to a combination of lack of internal comfort with the business, timing and value expectations.

On October 18, 2011, Goldman Sachs contacted Party D. At that time, Party D reiterated that it would not be submitting a formal bid proposal due to lack of internal comfort with the business, timing and value expectations.

On October 19, 2011, the Company pre-announced its third quarter earnings.

On October 20, 2011, outside legal counsel for Party D contacted outside legal counsel for the Company, and asked whether the Company would consider waiving the standstill provision contained in Party D’s nondisclosure agreement that, among other things, would effectively prevent Party D from presenting a bid after announcement of an agreement with another party to acquire the Company. After consultation with the Company, outside legal counsel for the Company notified outside legal counsel for Party D that the Company was not willing to waive the standstill provision.

On the evening of October 21, 2011, Siris submitted its formal bid package, which included a proposed purchase price of $10.50 per outstanding share of the Company’s common stock, draft financing commitments and a mark-up of the merger agreement. None of the other prospective buyers submitted a formal bid. The closing sales price of the Company’s common stock on October 21, 2011 was $9.15 per share.

On October 22, 2011 and October 23, 2011, Goldman Sachs contacted multiple representatives of Party D and offered Party D the opportunity to still submit a formal bid. At that time, Party D confirmed that it was not interested in pursuing a transaction with the Company on the bases of lack of internal comfort with the business, timing and value expectations.

In a telephonic meeting of the Company’s board of directors held on October 24, 2011, Goldman Sachs reviewed with the Company’s board of directors the sale process to date. Goldman Sachs also presented to the Company’s board of directors its preliminary financial analyses with respect to the bid received from Siris. Bryan Cave LLP (“Bryan Cave”), outside legal counsel to the Company, reviewed the comments to the merger agreement submitted by Siris in its formal bid package. Goldman Sachs, Bryan Cave, and the Company’s management discussed Siris’ ability to finance an acquisition of the Company. The Company’s board of directors directed Goldman Sachs to communicate to Siris that the Company’s board of directors would proceed at a price of $11.00 per share if Siris were to accept certain changes to the merger agreement, including provisions relating to certain closing conditions.

In the afternoon of October 24, 2011, representatives of Goldman Sachs communicated to representatives of Siris that the Company’s board of directors was prepared to proceed at a price of $11.00 per outstanding share of the Company’s common stock if Siris changed its position on a number of items contained in its draft of the merger agreement, including provisions relating to certain closing conditions.

Siris communicated to Goldman Sachs that it would reevaluate its proposed price per share and consider improving its position on several matters in the merger agreement if it were allowed to conduct additional financial due diligence. Over the following two days, Siris conducted additional financial due diligence on the Company.

On October 27, 2011, Siris informed representatives from Goldman Sachs that Siris was willing to purchase 90% of the outstanding shares of the Company’s common stock at a price of $11.00 per share or purchase 100% of the outstanding shares of the Company’s common stock at a price of $10.50 per share.

On the evening of October 27, 2011, Goldman Sachs notified Siris that the Company’s board of directors was not likely to be willing to accept either proposal. Later that evening, Siris informed Goldman Sachs that it was willing to purchase 100% of the Company for a price of $10.75 per share. At that time, Goldman Sachs informed Siris of its belief that the Company’s board of directors would likely not agree to a price of $10.75 per share. Later that evening, Siris contacted Goldman Sachs again and informed Goldman Sachs that Siris was willing to increase its purchase price to $11.00 per outstanding share of the Company’s common stock, but that this price represented Siris’ “best and final” offer. Siris also revised certain aspects of its draft merger agreement.

On the evening of October 27, 2011, Goldman Sachs also notified Party D that the Company’s board of directors was negotiating a transaction for the sale of the Company at a purchase price of $11.00 per share. Party D reiterated that it was not interested in purchasing the Company on the bases of lack of internal comfort with the business, timing and value expectations.

In a telephonic meeting of the Company’s board of directors on October 29, 2011, Goldman Sachs updated the Company’s board of directors on the process relating to the sale of the Company that had been undertaken between October 24, 2011 and the current meeting and presented to the Company’s board of directors its preliminary financial analyses of Siris’ $11.00 per share price. Representatives of Bryan Cave reviewed with the Company the terms and conditions of the merger agreement and debt and equity financing commitments obtained by Siris. At this meeting, the Company’s board of directors formed a negotiating committee comprised of Messrs. Ressner, Buckly, and de Pesquidoux, three members of the Company’s board of directors, to negotiate the final terms of the merger agreement. After the meeting, at the direction of the Company’s board of directors, Goldman Sachs informed Siris that the Company would be willing to move forward at a price of $11.00 per share, provided that Siris improved certain terms of the merger agreement.

During the week of October 30th, another prospective buyer (“Party G”) contacted the Company expressing an interest in discussing a possible transaction with the Company. Party G did not execute a nondisclosure agreement with the Company. Thereafter, Party G failed to submit a bid.

On October 30, 2011, Bryan Cave delivered to Simpson Thacher & Bartlett LLP (“STB”), outside legal counsel to Siris, a revised draft of the merger agreement and financing commitments.

On October 31st and November 1st, the Company’s negotiating committee met and discussed the terms of the draft of the merger agreement. From October 30 through November 6, 2011, the Company’s negotiating committee, senior management and legal and financial advisors continued to negotiate with Siris’ senior management and its legal and financial advisors to finalize the proposed transaction, including exchanging several drafts of the merger agreement and financing commitments.

On November 1, 2011, Parent provided three of the Company’s executive officers (one of whom is also a director of the Company) with draft agreements proposed to be entered into between such executive officers, on the one hand, and Parent and Merger Subsidiary, on the other hand, related to the merger, their post-closing employment with the Company and ownership of equity interests in Parent. On two occasions during the period of November 1, 2011 through November 6, 2011, such executive officers and Mr. de Pesquidoux met with Mr. Baker to discuss the executive officers’ post-closing employment with the Company and ownership of equity interests in Parent.

On November 1 and November 5, 2011, Goldman Sachs contacted Party D again, who reiterated that it was still not interested in purchasing the Company due to lack of internal comfort with the business, timing and value expectations.

On November 3, 2011, Party E contacted the Company to determine whether it could reenter the process. The Company directed Party E to call Goldman Sachs. Party E never called Goldman Sachs.

At the direction of the Company’s board of directors, Goldman Sachs called Party E’s financial sponsor parent to inform it of the inquiry from Party E and provide guidance as to the price level where a transaction was likely to occur. Goldman Sachs further required that Party E’s financial sponsor parent submit a joint initial bid with Party E if they were interested in pursuing a transaction. Party E’s financial sponsor parent informed Goldman Sachs that it was unaware of the inquiry from Party E and that such inquiry was not sanctioned by the board of directors of Party E. On November 3, 2011, Party E’s financial sponsor parent informed Goldman Sachs that, after deliberations with Party E, they would not be submitting a formal bid for the Company.

At a board of directors meeting on November 6, 2011, representatives of Bryan Cave reviewed with the members of the Company’s board of directors their fiduciary duties with respect to the proposed transaction.

Representatives of Bryan Cave also reviewed the terms of the proposed merger agreement with the Company’s board of directors. Also at this meeting, Goldman Sachs presented to the Company’s board of directors its financial analysis of the per share merger consideration offered by Siris. At the end of its presentation, and at the request of the Company’s board of directors, Goldman Sachs then orally rendered its opinion to the Company’s board of directors (subsequently confirmed in writing) that, as of November 6, 2011, and based upon and subject to the factors and assumptions set forth in the written opinion, the $11.00 per share of the Company’s common stock in cash to be paid to the holders (other than Parent or its affiliates) of the outstanding shares of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

After additional discussion and deliberation and considering Goldman Sachs’ financial analysis and opinion and a variety of other factors described below, including regarding whether to sell the Company, the Company’s board of directors unanimously resolved that the merger agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, the Company and its shareholders, approved the merger agreement and the transactions contemplated thereby, and recommended that the Company’s shareholders vote to approve the merger agreement and the transactions contemplated thereby.

The merger agreement was executed by the Company, Parent and Merger Subsidiary on November 6, 2011. On the morning of November 7, 2011, prior to the commencement of trading on Nasdaq, the Company issued a press release announcing the signing of the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

Our board of directors, at a meeting held on November 6, 2011, unanimously determined that the merger is fair to, and in the best interests of, the Company and its shareholders and approved and declared advisable the merger agreement, the merger and other transactions contemplated by the merger agreement. The board of directors resolved that the merger agreement be submitted for consideration by the shareholders of the Company at a special meeting of the shareholders and recommended that the shareholders of the Company vote to approve the merger agreement. The merger agreement was finalized and executed on behalf of the Company on November 6, 2011. Thereafter, on November 7, 2011, the Company issued a press release announcing the execution of the merger agreement prior to the commencement of trading on Nasdaq.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management team, as well as our independent legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):

•	the current unstable macro-economic environment, including recent activity related to U.S. governmental debt, unemployment rates, consumer sentiment and Europe’s debt crisis;

•

the process leading to the announcement of the merger agreement, including the level of interest of private equity sponsors and other parties in a transaction with the Company and that the sale process conducted by the board of directors, with the assistance of Goldman Sachs, did not result in any definitive proposals to acquire the Company at a price higher than $11.00 per share;

•

the fact that the all-cash per share merger consideration will provide our shareholders with immediate fair value, in cash, for their shares of Company common stock, while avoiding long-term business risk and while also providing such shareholders with certainty of value for their shares of Company common stock;

•

the fact that the per share merger consideration represents a premium of approximately 11% to the closing sales price of our common stock on November 4, 2011, the last trading day prior to the public announcement of the merger agreement, and a 38% premium over the average closing sales price of the Company’s common stock over the thirty trading days prior to the public announcement of the execution of the merger agreement;

•

the belief of the board of directors that the merger is more favorable to the Company’s shareholders than the alternatives to the merger, which belief was formed based on the review of the board of directors, with the assistance of its financial advisors, of the strategic alternatives available to the Company;

•

the judgment of the board of directors, after consultation with management and its advisors, that continuing discussions with Parent or any of the other bidders, or soliciting interest from additional third parties, would be unlikely to lead to an equivalent or better offer and could lead to the loss of the proposed offer from Parent;

•

the understanding of the board of directors of the business, operations, earnings, financial condition and competitive position of the Company on both a historical and prospective basis and of the prospects and strategic direction of the Company;

•	the various background data and analyses thereof reviewed with the board of directors by the Company’s outside financial and legal advisors and management;

•

the financial analyses as well as the opinion, dated November 6, 2011, of Goldman Sachs, to the board of directors that, as of November 6, 2011, and based upon and subject to the factors and assumptions set forth therein, the $11.00 per share of the Company’s common stock to be paid in cash to the holders (other than Parent or its affiliates) of the outstanding shares of the Company’s common stock pursuant to the merger agreement was fair to such holders, from a financial point of view, as more fully described below under the caption “The Merger — Opinion of Our Financial Advisor” beginning on page 35;

•	the terms and conditions of the proposed merger agreement and the likelihood that the conditions to the proposed merger will be satisfied;

•	factors relating to continuation as an independent company, including the uncertainties of the economy in general and uncertainties in the markets for the Company’s products;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

o	the absence of any material antitrust risk;

o	the absence of a financing condition in the merger agreement;

o	Parent’s and the guarantor’s familiarity with the Company;

o	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay us the $40 million parent fee, and the guarantor’s guarantee of such payment obligation pursuant to the limited guarantee;

o	the reputation and financial resources of the guarantor;

o	the receipt of executed financing commitments from Parent’s sources of debt and equity financing for the merger, and the terms of the financing commitments;

o	the reputation of the financing sources which, in the reasonable judgment of the board of directors, increase the likelihood of such financings being completed; and

o	the belief that the debt financing commitment represents a strong commitment on the part of the lenders thereto with few conditions that would permit the lenders to terminate their commitments;

•

the Company’s ability, under certain circumstances, to engage in negotiations or discussions with a third party, furnish such third party information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement and make an Adverse Recommendation Change (as defined on page 70) as described under “The Merger Agreement (Proposal No. 1) — No Solicitations of Competing Proposals” beginning on page 70;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement concerning a Superior Proposal (as defined on page 72) as described under “The Merger Agreement (Proposal No. 1) — Termination of the Merger Agreement” beginning on page 78;

•

the availability of dissenting shareholder rights under the California General Corporation Law to holders of Company common stock who comply with all of the requirements and procedures under the California General Corporation Law, which allows such holders to seek appraisal of the fair value of their shares of Company common stock as determined in California Superior Court;

•	the fact that the termination date under the merger agreement allows for time that is expected to be sufficient to complete the merger;

•

the level of effort that Parent and Merger Subsidiary must use under the merger agreement to obtain the proceeds of the financing for the merger on the terms and conditions described in the applicable financing commitments, including using their reasonable best efforts to enforce their rights under the debt financing commitment and to cause (including by bringing legal action or other appropriate proceedings) the lenders and other persons providing financing to fund the financing on the closing date of the merger; and

•	that the board of directors had independent financial and legal advisors.

The board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement, including the following (not in any relative order of importance):

•

the merger would preclude the Company’s shareholders from having the opportunity to participate in the future performance of its assets, future potential earnings growth and future potential appreciation of the value of Company common stock;

•

the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related potential disruptions to the operation of the Company’s business;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger which, subject to specific exceptions, could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•

the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, vendors and customers and may divert management and employee attention away from the day-to-day operation of our business;

•

the possibility that the $15 million termination fee payable by the Company upon termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire the Company;

•

the fact that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

•	the fact that an all-cash transaction would be taxable to the Company’s shareholders that are U.S. holders for U.S. federal income tax purposes;

•	the risk that the financing contemplated by the debt financing commitment for the consummation of the merger might not be obtained; and

•

the fact that certain of our directors and executive officers may have interests in the merger that are different from, or in addition to, our shareholders. See “The Merger — Interests of Our Directors and Executive Officers” beginning on page 45.

The foregoing discussion of the information and factors considered by the board of directors is not intended to be exhaustive but includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The board of directors based its recommendation on the totality of the information presented.

The board of directors of the Company unanimously recommends that you vote “FOR” the proposal to approve the merger agreement, “FOR” the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, and “FOR” the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements.

When you consider the recommendation of the Company’s board of directors, you should be aware that three of the Company’s executive officers (one of whom is also a director of the Company) have entered into agreements with Parent and Merger Subsidiary related to the merger, their post-closing employment with the Company and their post-closing ownership of equity interests in Parent, and therefore have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. In addition, certain of the Company’s directors and all of the Company’s executive officers have interests in the merger that include (i) the accelerated vesting of all unvested stock options, unvested share appreciation rights and unvested restricted stock units held by them and (ii) the potential payment in connection with the merger of severance benefits to our executive officers pursuant to the terms of the Company’s officer severance plans. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger agreement be approved by the shareholders of the Company. See the section entitled “The Merger — Interests of Our Directors and Executive Officers” beginning on page 45.

Opinion of Our Financial Advisor

Goldman, Sachs & Co. delivered its opinion to the Company’s board of directors that, as of November 6, 2011, and based upon and subject to the factors and assumptions set forth therein, the $11.00 per share of the Company’s common stock in cash to be paid to the holders (other than Parent or its affiliates) of the outstanding shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 6, 2011, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of the Company’s common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement, dated November 6, 2011;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2010;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders;

•	certain publicly available research analyst reports for the Company; and

•

certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which we refer to as the “Forecasts.” For more information on the Forecasts, please see “The Merger — Projected Financial Information” beginning on page 42 of this proxy statement.

Goldman Sachs also held discussions with the board of directors and members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for the Company’s common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the telecommunications equipment industry and in other industries, and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs. In that regard, Goldman Sachs assumed with the consent of the Company’s board of directors that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries nor was Goldman Sachs furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to Goldman Sachs’ analysis.

Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company, nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view, as of November 6, 2011, of the $11.00 per share of the Company’s common stock in cash to be paid to the holders (other than Parent or its affiliates) of the outstanding shares of the Company’s common stock pursuant to the merger agreement. Goldman Sachs did not express any view on, and Goldman Sachs’ opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $11.00 per share of the Company’s common stock in cash to be paid to the holders (other than Parent or its affiliates) of the outstanding shares of the Company’s common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Company’s board of directors in connection with its consideration of the merger and its opinion does not constitute a recommendation as to how any holder of the Company’s common stock should vote with respect to the merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 4, 2011 (the last trading day prior to the announcement of the merger) and is not necessarily indicative of current market conditions.

Historical Trading Analysis

Goldman Sachs reviewed the historical trading prices for the Company’s common stock for the two years ended November 4, 2011. In addition, Goldman Sachs analyzed the consideration of $11.00 per share to be paid to the holders (other than Parent or its affiliates) of outstanding shares of the Company’s common stock pursuant to the merger agreement in relation to the historical trading prices of the Company’s common stock.

This analysis indicated that the $11.00 per share to be paid to the holders (other than Parent or its affiliates) of outstanding shares of the Company’s common stock pursuant to the merger agreement represented:

•	a premium of 11.1% based on the closing price of $9.90 per share on November 4, 2011;

•	a premium of 38.0% based on the average closing price of $7.97 per share for the thirty trading days ended November 4, 2011;

•	a premium of 50.4% based on the average closing price of $7.31 for the three-month period ended November 4, 2011;

•	a premium of 39.2% based on the average closing price of $7.90 for the six-month period ended November 4, 2011;

•	a discount of 19.1% based on the latest 52-week high closing price of $13.60; and

•	a premium of 93.0% based on the latest 52-week low closing price of $5.70 per share.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information, financial ratios and multiples for the Company corresponding to financial information, financial ratios and multiples for the following publicly traded companies in the telecommunications equipment industry:

•	Acme Packet, Inc.

•	Alcatel-Lucent

•	Aruba Networks, Inc.

•	BroadSoft Inc.

•	Ciena Corporation

•	Cisco Systems, Inc.

•	Comverse Technology, Inc.

•	Infinera Corp.

•	Juniper Networks, Inc.

•	Openwave Systems Inc.

•	Riverbed Technology, Inc.

•	Sandvine Corporation

•	Sonus Networks, Inc.

•	Telefonaktiebolaget L.M. Ericsson

•	Tellabs, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are all publicly traded companies in the telecommunications equipment industry with certain operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared the financial multiples and ratios for the selected companies based on publicly available financial information, estimates from Institutional Brokers’ Estimate System, which we refer to as “IBES,” and common stock closing prices on November 4, 2011. Goldman Sachs calculated the financial multiples and ratios for the Company based on publicly available financial information, Wall Street research, the Forecasts and the closing price of the Company’s common stock on November 4, 2011 of $9.90 per share. Goldman Sachs calculated:

•	enterprise value as a multiple of estimated 2011 sales and estimated 2012 sales for each of the selected companies;

•	enterprise value as a multiple of estimated 2011 sales and estimated 2012 sales for the Company;

•

enterprise value as a multiple of estimated 2011 earnings before interest, tax, depreciation and amortization, which we refer to as “EBITDA” and estimated 2012 EBITDA for each of the selected companies;

•	enterprise value as a multiple of estimated 2011 EBITDA and estimated 2012 EBITDA for the Company;

•

price as a multiple of estimated 2011 non-GAAP earnings per share (defined as GAAP earnings per share excluding certain items such as amortization of acquired intangibles, restructuring and other charges, non-cash stock-based compensation charges, and unusual, non-recurring gains and charges), which we refer to as “Adjusted EPS,” and estimated 2012 Adjusted EPS for each of the selected companies;

•	price as a multiple of estimated 2011 Adjusted EPS and estimated 2012 Adjusted EPS for the Company;

•	price as a multiple of estimated 2012 Adjusted EPS (excluding cash) for each of the selected companies;

•	price as a multiple of estimated 2012 Adjusted EPS (excluding cash) for the Company;

•	price/Adjusted EPS ratio as a multiple of estimated 2011 Adjusted EPS growth and estimated 2012 Adjusted EPS growth for each of the selected companies; and

•	price/Adjusted EPS ratio as a multiple of estimated 2011 Adjusted EPS growth and estimated 2012 Adjusted EPS growth for the Company.

Goldman Sachs also compared the estimated rate of growth in revenues and EBITDA for the selected companies with the estimated rate of growth in revenues and EBITDA for the Company for calendar years 2011, 2012 and 2013 and compared the estimated 2011 EBITDA margin for the selected companies with the estimated 2011 EBITDA margin for the Company. The following table presents the results of these analyses:

	2011-2012 Revenue Growth	2012- 2013 Revenue Growth	2011- 2013 EBITDA Growth	2011 EBITDA Margin	2011 EV/ Revenue	2012 EV/ Revenue	2011 P/Adjusted EPS	2012 P/ Adjusted EPS	2012 P/ Adjusted EPS (ex. cash)	2011 P/E/ G	2012 P/E/ G
The Company (Forecasts)	(2.7%)	5.0%	25.3%	16.4%	1.1x	1.1x	22.2x	16.5x	10.7x	0.8x	0.6x
The Company (IBES)	(1.5%)	5.4%	0.0%	16.4%	1.1x	1.1x	24.8x	22.5x	14.9x	NM	NM

Low	(5.6%)	(2.5%)	(5.2%)	4.0%	0.3x	0.3x	8.6x	6.4x	5.5x	0.6x	0.5x
High	35.6%	41.0%	78.8%	44.1%	7.9x	6.2x	46.9x	38.7x	33.2x	2.1x	1.5x

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of the Company’s common stock using the Forecasts, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future Adjusted EPS multiple. For this analysis, Goldman Sachs used certain financial information from the Forecasts for each of the calendar years 2012 to 2015.

Goldman Sachs first calculated the implied values per share of the Company’s common stock for calendar years 2011 to 2014 by applying illustrative one-year forward Adjusted EPS multiples of 9.0x to 13.0x to estimated Adjusted EPS of the shares of the Company’s common stock for each of the calendar years 2012 to 2015 and then calculated implied present values per share of the Company’s common stock as of November 4, 2011, by applying an illustrative discount rate of 14.7%, reflecting an estimate of the Company’s cost of equity. The following table presents the results of these analyses:

2011	2012	2013	2014
$5.29 - $7.65	$6.34 - $9.15	$7.95 - $11.48	$7.97 - $11.51

Goldman Sachs also performed an illustrative sensitivity analysis of the implied present value of the future price per share of the Company’s common stock using the same range of one-year forward Adjusted EPS multiples of 9.0x to 13.0x and discount rates ranging from 12.7% to 16.7%, reflecting estimates of the Company’s cost of equity. This analysis resulted in the ranges of illustrative implied values for fiscal years 2012 through 2014 presented in the table below:

2012	2013	2014
$6.21 – $9.34	$7.66 – $11.93	$7.54 – $12.17

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to determine a range of implied present values per share of the Company’s common stock using the Forecasts and publicly available historical information. First, Goldman Sachs calculated the net present value of the unlevered free cash flows for the Company’s Global Signaling Solutions (“GSS”) business for the fiscal years 2012 through 2020, and calculated the net present value of the illustrative terminal value of the GSS business in the fiscal year 2021 by applying a range of enterprise value to EBITDA multiples of 0.0x to 2.0x to the estimated EBITDA in the fiscal year 2021 for the GSS business, in each case using discount rates ranging from 10.2% to 14.2%, reflecting estimates of the GSS business’ weighted average cost of capital. Goldman Sachs then calculated the implied present value of the GSS business by adding the present value of the projected cash flows from the GSS business for the fiscal years 2012 through 2020 to the present value of the terminal value for the GSS business in the fiscal year 2021. Goldman Sachs then calculated indications of net present value of the unlevered free cash flows for the Company’s Broadband Network Solutions (“BNS”) business for the fiscal years 2012 through 2020, and calculated the net present value of the illustrative terminal value of the BNS business in the fiscal year 2021 by applying a range of perpetuity growth rates of 1.0% to 5.0% to the estimated unlevered free cash flows in the fiscal year 2021 for the BNS business, in each case using discount rates ranging from 16.8% to 20.8%, reflecting estimates of the BNS business’ weighted average cost of capital. Goldman Sachs then calculated the implied present value of the BNS business by adding the present value of the projected cash flows from the BNS business for the fiscal years 2012 through 2020 to the present value of the terminal value for the BNS business in the fiscal year 2021. Using the Forecasts, Goldman Sachs also calculated the illustrative present value of the Company’s net operating loss, using a discount rate of 14.7%, reflecting an estimate of the Company’s cost of equity.

Goldman Sachs then calculated the implied present value of the Company on a per share basis by adding (i) the implied present value of the GSS business, divided by the number of shares of the Company’s common stock outstanding (as determined on a fully diluted basis using implied price and treasury method for options) as of November 4, 2011, which we refer to as the “Fully Diluted Shares Outstanding,” (ii) the implied present value of the BNS business, divided by the Fully Diluted Shares Outstanding, (iii) the amount of the Company’s estimated total cash as of December 31, 2011 according to the Forecasts, divided by the Fully Diluted Shares Outstanding, and (iv) the implied present value of the Company’s net operating loss, divided by the Fully Diluted Shares Outstanding. This analysis resulted in a range of illustrative per share value indications from $10.38 to $13.40.

Goldman Sachs also performed an illustrative sensitivity analysis for the GSS and BNS businesses on a per share basis to illustrate the effect of increases or decreases in annual revenue growth and EBITDA margins for the Company. For the GSS business, the analysis utilized (i) an illustrative range of EBITDA margins achieved for the fiscal years 2011 through 2020 of 50.0% to 100.0% of the GSS business’ EBITDA margins according to the Forecasts, (ii) an illustrative range of incremental revenue growth rates of (7.5%) to 2.5% in each of the fiscal years 2011 through 2020 and (iii) a 2021 enterprise value to EBITDA multiple of 1.0x and discount rate of 12.2% (representing the midrange of the enterprise value to EBITDA multiples and discount rates utilized in the illustrative discounted cash flow analysis described above, which we refer to as the “GSS Midrange Values”) discounted to December 31, 2011. For the BNS business, the analysis utilized (i) an illustrative range of EBITDA margins achieved for the fiscal years 2011 through 2020 of 50.0% to 100.0% of the BNS business’ EBITDA margins according to the Forecasts, (ii) an illustrative range of incremental revenue growth rates of (7.5%) to 2.5% in each of the fiscal years 2011 through 2020 and (iii) a perpetuity growth rate of 3.0% and a discount rate of 18.8% (representing the midrange of the perpetuity growth rates and discount rates utilized in the illustrative discounted cash flow analysis described above, which we refer to as the “BNS Midrange Values”) discounted to December 31, 2011. This sensitivity analysis resulted in (i) impacts to the illustrative per share value attributable to the GSS business calculated in the discounted cash flow analysis described above using the GSS Midrange Values ranging from ($2.44) to $0.41, and (ii) impacts to the illustrative per share value attributable to the BNS business calculated in the discounted cash flow analysis described above using the BNS Midrange Values ranging from ($3.31) to $0.90.

Illustrative Leveraged Buyout Analysis

Goldman Sachs performed an illustrative leveraged buyout analysis using the Forecasts and publicly available historical information. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed (i) a net operating loss balance of $182.6 million, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, (ii) a first-out term loan of $100 million with an assumed annual interest rate of 7.50% over the London Interbank Offered Rate (“LIBOR”) with a LIBOR floor of 1.50%, (iii) a last-out term loan of $300 million with an assumed annual interest rate of 12.00% over LIBOR with a LIBOR floor of 1.50%, (iv) a purchase price per share of the Company’s common stock of $11.00 in cash, and

(v) closing of the transaction at the end of calendar year 2011. Based on a range of illustrative one-year forward exit enterprise value to EBITDA multiples of 4.5x to 6.5x for the assumed exit at the end of 2016, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 26.6% to 36.8%.

Using the Forecasts, Goldman Sachs also performed an illustrative sensitivity analysis to illustrate the effect of decreases in annual revenue growth and EBITDA margins for the Company. The analysis utilized (i) an illustrative range of EBITDA margins achieved for the fiscal years 2012 through 2016 of 50.0% to 100.0% of the Company’s EBITDA margins according to the Forecasts, (ii) an illustrative range of incremental revenue growth rates of (5.0%) to 0.0% in each of the fiscal years 2012 through 2016 and (iii) a 2016 one-year forward exit enterprise value to EBITDA multiple of 5.5x. This sensitivity analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from not meaningful (i.e., did not result in a positive illustrative internal rate of equity return) to 32.1%.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to the Company or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the Company’s board of directors as to the fairness from a financial point of view of the $11.00 per share of the Company’s common stock in cash to be paid to the holders (other than Parent or its affiliates) of outstanding shares of the Company’s common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Company’s board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Parent, any of their respective affiliates and the Sponsors (as defined in the merger agreement) and any of their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs also provided certain investment banking services to GSO Capital Partners LP, a Sponsor, and its affiliates and portfolio companies from time to time for which its Investment Banking Division received, and may receive, compensation, including having acted as a joint bookrunner for a public offering by Reader’s Digest, a portfolio company of GSO Capital Partners LP, of its LIBOR + 6.5% floating rate notes due February 2017 (aggregate principal amount $525,000,000) in February 2010. Goldman Sachs also provided certain investment banking services to Credit Suisse First Boston Private Equity (UK), an affiliate of a Sponsor, and its affiliates and portfolio companies from time to time for which its Investment Banking Division received, and may receive, compensation, including having acted as financial adviser to Wittur AG, a portfolio company of Credit Suisse First Boston Private Equity (UK), in connection with its sale in December 2010; and as financial advisor to Nycomed Pharma AS, a portfolio company of Credit Suisse First Boston Private Equity (UK), in connection with its sale in September 2011. Goldman Sachs may also in the future provide investment banking services to the Company, Parent, their respective affiliates and the Sponsors and their respective affiliates and portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs may have co-invested with the Sponsors and their respective affiliates from time to time and may have invested in limited partnership units or other equity interests of affiliates of the Sponsors and their respective affiliates from time to time and may do so in the future.

The Company’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated July 20, 2011, as amended as of November 6, 2011, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $6.7 million, all of which is payable upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of their engagement.

Projected Financial Information

During our consideration of strategic alternatives, as described in “The Merger–Background of the Merger,” the Company’s management prepared and provided Goldman Sachs with financial forecasts of the Company’s operating performance for fiscal years 2011 through 2020. Management provided these forecasts on a consolidated basis for the Company and its newly formed business units, GSS and BNS. GSS includes the Company’s Eagle 5, Performance Management and Mobile Messaging products, and BNS includes the Company’s Session Management, Policy, and Subscriber Data Management products.

Set forth below are the financial forecasts of the Company and its business units prepared by the Company’s management in October 2011, which we refer to as the “Management Projections.” In connection with Siris’ due diligence review of the Company, the Company provided to Siris and its financing sources portions of the Management Projections. The Management Projections represented management’s then best estimate of the Company’s future results.

Management Projections
(In millions)
	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020
Orders:
GSS	$287	$200	$158	$128	$106	$86	$73	$62	$53	$45
BNS	113	190	260	325	390	449	493	518	544	571

Total	400	390	418	453	496	535	566	580	597	616

Revenues:
GSS	$352	$272	$198	$164	$127	$106	$82	$70	$59	$50
BNS	54	123	217	291	364	422	481	506	528	555

Total	406	395	415	455	491	528	563	576	587	605

EBITDA:
GSS	$142	$129	$93	$78	$59	$50	$37	$30	$24	$19
BNS	(76)	(47)	12	60	97	121	148	157	164	174

Total	66	82	105	138	156	171	185	187	188	193

non-GAAP net income:
GSS	$88	$83	$59	$52	$40	$34	$25	$20	$16	$12
BNS	(57)	(41)	(1)	32	57	73	92	98	103	110

Total	31	42	58	84	97	107	117	118	119	122

Orders, EBITDA, and non-GAAP net income are non-GAAP measures that are used by management as supplemental financial measures to evaluate the Company’s operational trends. Orders represent contractual commitments of customers to purchase the Company’s products, services, and maintenance support. The Company believes orders are a consistent measure of its sales activities from period to period and a leading indicator of future revenues, but should not be relied upon as an alternative to revenue. EBITDA is non-GAAP earnings before interest, provision for taxes, depreciation and amortization. In the calculation of EBITDA and non-GAAP net income, the Company generally excludes certain items such as amortization of acquired intangibles, restructuring and other charges, non-cash stock-based compensation charges, and unusual, non-recurring gains and charges. None of orders, EBITDA or non-GAAP net income is defined under GAAP and, accordingly, they may not be comparable measurements to those used by other companies.

The financial forecasts shown above are included in this proxy statement to provide our shareholders access to certain nonpublic information considered by our board of directors in connection with their evaluation of the merger and provided to Goldman Sachs in connection with rendering its opinion to our board of directors that, as of November 6, 2011 and based upon and subject to the factors and assumptions set forth therein, the $11.00 per share in cash to be paid to the holders (other than Parent or its affiliates) of shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The inclusion of this information should not be regarded as an indication to any shareholder that our board of directors, Goldman Sachs, their respective representatives or any other recipient of this information considered, or now considers, it to be predictive of actual future results, and they should not be relied on as such. The forecasts reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. Further, management does not have significant experience in forecasting its operating results by business unit, because the Company has historically only prepared financial information on a consolidated basis. Further, in preparing the forecast by business unit, management did not have historical results for the business units with which to form a basis for such forecast. In addition, the products offered by the Company’s BNS business unit are in the early stages of market adoption, have only been offered by the Company for one to two years, and the market is highly competitive. As a result of each of the above factors, the risk factors included in our most recent filings on Forms 10-Q and 10-K, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than such forecasts. Because the forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. The forecasts become increasingly less predictive in the years beyond 2013. Also, the economic and business environments can and do change quickly, which adds a significant level of unpredictability, unreliability and execution risk. These factors create significant doubt as to whether the forecasts for fiscal years 2011 and beyond are likely to be achieved. As a result, the forecasts are not necessarily indicative of future results. In addition, the Company’s management prepared the forecasts prior to the execution of the merger agreement and, accordingly, the forecasts do not reflect the effects of the merger, which may cause results to differ materially. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the financial forecasts.

The financial forecasts stated above were prepared for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States, or GAAP, the published guidelines of the SEC regarding forecasts or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The forecasts included in this proxy statement were prepared by, and are the responsibility of, our management. We do not assume any responsibility to update these forecasts. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such forecasts or their achievability, and assume no responsibility for, and disclaim any association with, the financial forecasts. Furthermore, the financial forecasts do not take into account any circumstances or events occurring after the date the forecasts were prepared that were unforeseen by our management at the time of preparation. We have made publicly available our actual results of operations for the nine months ended September 30, 2011 and the three years ended December 31, 2010. The Company’s shareholders should review our Form 10-Q for the quarter ended September 30, 2011, and our Annual Report on Form 10-K for the year ended December 31, 2010, to obtain this information. Because the Company just recently formed the GSS and BNS business units, historical information for these business units is not available. Accordingly, all historical information in the Company’s Form 10-Q and Form 10-K is on a consolidated basis only. See “Where You Can Find More Information” on page 90.

None of the Company or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of the Company compared to the information contained in the forecasts or that forecasted results will be achieved.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL FORECASTS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE.

Effects of the Merger

If the merger is consummated, Merger Subsidiary will be merged with and into the Company, and the Company will continue as the surviving corporation. Following the consummation of the merger, all of the Company’s issued and outstanding shares of common stock will be owned by Holdings.

Upon consummation of the merger, each share of Company common stock outstanding immediately prior to the merger (other than shares owned by Parent or any of its subsidiaries or by shareholders who properly exercise their dissenting shareholder rights under California law for such shares) will be cancelled and converted into the right to receive $11.00 in cash, less any applicable withholding taxes. At the effective time of the merger, each option to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of our common stock subject to the option, multiplied by the excess, if any, by which $11.00 exceeds the exercise price of the option, less any applicable withholding taxes. At the effective time of the merger, each option for which the exercise price per share of our common stock equals or exceeds $11.00 will be cancelled and have no further force or effect without any right to receive any consideration therefor. At the effective time of the merger, each share appreciation right entitling the holder thereof the right to receive shares of Company common stock (or a cash payment determined in relation to the value thereof) upon exercise that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled in exchange for the right to receive a cash payment equal to the number of shares of our common stock subject to the share appreciation right, multiplied by the excess, if any, by which $11.00 exceeds the exercise price of the share appreciation right, less any applicable withholding taxes. Each share appreciation right for which the exercise price per share of our common stock equals or exceeds $11.00 will be cancelled and have no further force or effect without any right to receive any consideration therefor. At the effective time of the merger, each restricted stock unit to acquire shares of our common stock that is outstanding immediately prior to the effective time of the merger will vest and will be cancelled in exchange for the right to receive a cash payment of $11.00, less any applicable withholding taxes.

If the merger is consummated, our shareholders will have no interest in the Company’s net book value or net earnings after the merger.

The Company’s common stock is currently registered under the Exchange Act, and is listed on Nasdaq under the symbol “TKLC.” As a result of the merger, the Company, as the surviving corporation, will become a privately held corporation. The Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act and will cease to be publicly traded. As a result, after the merger the Company common stock will cease to be listed on Nasdaq, and prices with respect to sales of shares of the Company common stock in the public market will no longer be available.

At the effective time of the merger, our articles of incorporation will be amended and will become the articles of incorporation of the surviving corporation in the form attached to the merger agreement, until thereafter amended in accordance with applicable law. The bylaws of Merger Subsidiary, as in effect at the effective time of the Merger, will become the bylaws of the surviving corporation, except as to the name of the surviving corporation, until thereafter amended in accordance with applicable law. The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Subsidiary until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation. The officers of the Company will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

Interests of Our Directors and Executive Officers

When considering the unanimous recommendation of the board of directors that you vote to approve the proposal to approve the merger agreement, you should be aware that three of our executive officers (one of whom is also a director of the Company) have entered into agreements with Parent and Merger Subsidiary related to the merger, their post-closing employment with the Company and their post-closing ownership of equity interests in Parent, and therefore have interests in the merger that may be different from, or in addition to, yours. In addition, certain of the Company’s directors and all of the Company’s executive officers have interests in the merger that include (i) the accelerated vesting of all unvested stock options, unvested share appreciation rights and unvested restricted stock units held by them and (ii) the potential payment in connection with the merger of severance benefits to our executive officers pursuant to the terms of the Company’s officer severance plans. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in recommending that the merger agreement be approved by the shareholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Treatment of Stock Options

In connection with the merger and in accordance with the terms of the merger agreement and the Company’s equity incentive plans, at the effective time of the merger, each option to purchase shares of Company common stock which is outstanding immediately prior to the effective time of the merger will become fully vested, to the extent not already fully vested, and will be cancelled in exchange for the right to receive as soon as practicable after the effective time of the merger (but in any event not later than three business days following the effective time of the merger), a cash payment equal to the product of (i) the number of shares of Company common stock subject to such option immediately prior to the effective time of the merger, and (ii) the excess, if any, of the merger consideration over the exercise price per share of the Company common stock subject to such option, less any applicable withholding taxes. At the effective time of the merger, each option for which the exercise price per share of Company common stock equals or exceeds the merger consideration will be cancelled and have no further effect, with no right to receive any consideration therefor.

As of December 15, 2011, our directors and executive officers held outstanding options to purchase an aggregate of 163,279 shares of Company common stock. Because the exercise prices of all options held by our directors and executive officers exceed $11.00 per share, at the effective time, such options will be cancelled without the right to receive any consideration therefor.

Treatment of Share Appreciation Rights

In connection with the merger and in accordance with the terms of the merger agreement and the Company’s equity incentive plans, at the effective time of the merger, each share appreciation right entitling the holder thereof to the right to receive shares of Company common stock (or a cash payment determined in relation to the value thereof) which is outstanding immediately prior to the effective time of the merger will become fully vested, to the extent not already fully vested, and will be cancelled in exchange for the right to receive, as soon as practicable after the effective time of the merger, a cash payment equal to the product of (i) the number of shares of Company common stock subject to such share appreciation right immediately prior to the effective time of the merger, and (ii) the excess, if any, of the merger consideration over the exercise price per share of the Company share appreciation right, less any applicable withholding taxes. At the effective time of the merger, each share appreciation right for which the exercise price per share of Company common stock equals or exceeds the merger consideration will be cancelled and have no further effect, with no right to receive any consideration therefor.

None of our directors (other than Mr. de Lange, who is also our President and Chief Executive Officer) currently holds any share appreciation rights. The following table sets forth, as of December 15, 2011, for each person who has served as an executive officer of the Company since the beginning of our last fiscal year and who currently holds share appreciation rights: (a) the aggregate number of shares of Company common stock subject to vested share appreciation rights and the value of such vested share appreciation rights, on a pre-tax basis, based on the merger consideration; (b) the aggregate number of unvested share appreciation rights that will vest in connection with the merger, assuming the executive officer remains employed by the Company and continues to hold such share appreciation rights through the effective time of the merger, and the value of those unvested share appreciation rights, on a pre-tax basis, based on the merger consideration; (c) the aggregate number of shares of Company common stock subject to vested and unvested share appreciation rights for each individual, assuming the executive officer remains employed by the Company at the effective time of the merger; and (d) the aggregate pre-tax amount of consideration that we expect will be paid to such individuals with respect to their share appreciation rights in connection with the merger:

	Vested Share Appreciation Rights		Unvested Share Appreciation Rights		Aggregate Share Appreciation Rights
	Shares	Value(1)	Shares	Value(1)	Shares	Value(1)
Executive Officers
Ronald J. de Lange(2)	81,000	$0	230,300	$462,142	311,300	$462,142
Gregory S. Rush	—	—	64,000	213,760	64,000	213,760
Stuart H. Kupinsky	90,126	0	110,500	190,380	200,626	190,380
Houck S. Reed	5,000	0	18,000	60,120	23,000	60,120
David K. Rice	73,375	0	110,500	190,380	183,875	190,380
Douglas A. Suriano	—	—	18,000	60,120	18,000	60,120
Marykay Wells	11,250	0	46,200	154,308	57,450	154,308
Wolrad Claudy(3)	15,000	0	—	—	15,000	0

(1)	Calculated for such share appreciation right by multiplying (i) the excess of the merger consideration over the per share exercise price of the share appreciation right by (ii) the number of shares of Company common stock subject to the share appreciation right.
(2)	Mr. de Lange is also a member of our board of directors.
(3)	Mr. Claudy resigned from his position as Executive Vice President, Global Sales of the Company on April 29, 2011 and as an employee of the Company effective October 31, 2011.

Treatment of Restricted Stock Units

In connection with the merger and in accordance with the terms of the merger agreement and the Company’s equity incentive plans, at the effective time of the merger, each restricted stock unit representing the right to receive one share of Company common stock which is outstanding immediately prior to the effective time of the merger will become fully vested and cancelled in exchange for the right to receive, as soon as practicable after the effective time of the merger (but in any event not later than three business days following the effective time of the merger), a cash payment equal to the merger consideration, less any applicable withholding taxes.

The following table sets forth, as of December 15, 2011, for each person who has served as a director or executive officer of the Company since the beginning of our last fiscal year and who currently holds restricted stock units: (a) the aggregate number of restricted stock units that will vest in connection with the merger, assuming the director or executive officer remains employed by, or continues serving as a director of, the Company through the effective time of the merger; and (b) the aggregate pre-tax amount of consideration that we expect will be paid to such individuals with respect to their restricted stock units in connection with the merger:

	Aggregate Number of Restricted Stock Units	Value of Restricted Stock Units (1)
Executive Officers
Ronald J. de Lange(2)	149,946	$1,649,406
Gregory S. Rush	56,861	625,471
Stuart H. Kupinsky	57,656	634,216
David K. Rice	57,356	630,916
Marykay Wells	28,261	310,871
Douglas A. Suriano	20,228	222,508
Houck S. Reed	20,128	221,408

Directors
Hubert de Pesquidoux	11,334	$124,674
Ronald W. Buckly	8,000	88,000
Anthony Colaluca, Jr.	18,000	198,000
Thomas J. Coleman	—	—
Jean-Yves Courtois	18,000	198,000
Carol G. Mills	8,000	88,000
Michael P. Ressner	8,000	88,000

(1)	Calculated by multiplying the merger consideration to be paid for each restricted stock unit by the number of restricted stock units.
(2)	Mr. de Lange is an executive officer and a member of the board of directors.

New Agreements with Parent and Merger Subsidiary

On November 6, 2011, Parent and Merger Subsidiary entered into an “Agreement and Intent to Continue Employment” with each of Ronald J. de Lange, our President and Chief Executive Officer, Gregory S. Rush, our Senior Vice President and Chief Financial Officer, and Stuart Kupinsky, our Senior Vice President, Corporate Affairs and General Counsel. Under the terms of these agreements, subject to the closing of the merger and each such officer’s execution of an effective release of claims in favor of the Company, within eight days following the merger, Messrs. de Lange, Rush and Kupinsky will receive lump sum payments equal to $2,200,000, $928,000 and $744,000, respectively. Upon receipt of any such payments, Mr. de Lange will have no further rights under the Company’s 2011 Officer Severance Plan, and Messrs. Rush and Kupinsky will have no further rights under the Company’s 2007 Officer Severance Plan.

Each agreement also provides that Parent, Merger Subsidiary and the officer who is a party thereto intends to continue employment with the Company following the merger. In the event that prior to the closing of the merger any of the officers is terminated by the Company without cause (as defined in the applicable officer severance plan) or terminates employment for good reason (as defined in the applicable officer severance plan), he will be eligible to receive only those benefits he may be entitled to receive under the terms of the Company’s 2011 Officer Severance Plan or the Company’s 2007 Officer Severance Plan, as applicable. In the event of any such termination of an officer prior to the closing, no amounts will be payable under his Agreement and Intent to Continue Employment. For information regarding potential benefits payable to these officers in connection with the merger, see “Golden Parachute Compensation” beginning on page 49.

New Arrangements with Surviving Corporation after Closing — Employment and Equity Term Sheets

On November 6, 2011, Parent and each of Messrs. de Lange, Rush and Kupinsky entered into a “Summary of Employment and Equity Terms,” which provides that it will become effective upon the closing of the merger and sets forth the principal terms of the employment arrangements between the Company and the officer, to be effective as of the closing of the merger. The principal terms of such arrangements are set forth below:

•	Title. Each officer is expected to retain his current title and position in the Company following the merger.

•	Term. There will be no fixed term of employment.

•	Base Salary. The annual base salaries for Messrs. de Lange, Rush and Kupinsky will be $465,000, $310,000 and $320,000, respectively.

•

Annual Target Cash Bonus Opportunity; Net Cash Collections Bonus. The annual cash bonus opportunity for Messrs. de Lange, Rush and Kupinsky will be targeted at 100%, 60% and 60%, respectively, of the officer’s annual base salary. Each of the officers will also be eligible to receive annual cash bonuses based on net cash collections in the Company’s Global Signaling Solutions, or GSS, business unit (the “Cash Collection Bonuses”). The target Cash Collection Bonuses for Messrs. de Lange, Rush and Kupinsky are $600,000, $400,000 and $200,000, respectively.

•

Severance Upon a Qualifying Termination of Employment. In the event the Company terminates the officer’s employment without “cause” or the officer resigns for “good reason,” the officer will be entitled to severance benefits that include (i) cash severance equal to one year of base salary (for Mr. de Lange, the severance amount will be equal to one year of base salary plus target bonus if he is terminated within 24 months after the closing of the merger), payable in installments (or in a lump sum if such termination occurs during the one-year period following a subsequent change in control of the Company); and (ii) reimbursement of COBRA premiums for a period of between 12 and 24 months after termination of employment, with the exact time period depending on the officer’s position and on the number of months that have then elapsed following the closing of the merger.

•	Equity Investments. Each officer will invest in Parent by purchasing Parent equity following the closing. Mr. de Lange will invest $400,000, and Messrs. Rush and Kupinsky will each invest $50,000.

•

Stock Options. At or after the closing of the merger, the Company expects that its Broadband Network Solutions business unit will be separated out into a separate operating subsidiary which is referred to as “BNS.” Each officer will be granted a nonqualified stock option to acquire common stock of BNS. Messrs. de Lange, Rush and Kupinsky will be granted options to acquire 1.5%, 0.31% and 0.27%, respectively, of the fully diluted common stock of BNS. Subject to the officer’s continued employment on each applicable vesting date, the option will vest as to 25% of the shares subject to the option on the first anniversary of the grant date and, as to the remaining 75% of the shares, in three equal installments on the second, third and fourth anniversaries thereof. The option will be subject to accelerated vesting in the event of a subsequent change in control (as will be defined in the applicable stock option plan).

•

Restrictive Covenants. Each officer will be subject to standard covenants relating to non-disclosure of confidential information, ownership of intellectual property and non-disparagement, as well as covenants not to compete or to solicit employees or customers for a period of 12 months after termination of employment for any reason.

•

New Employment Agreements. Each officer agrees to negotiate a new employment agreement with Parent following the closing of the merger, which agreement will be consistent with the terms of the employment and equity term sheets and will govern the terms of the officer’s employment with the Company. The new employment agreements will be effective retroactively to the closing of the merger.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding “golden parachute” compensation that as a result of the merger may (in the case of “double trigger” arrangements) or will

(in the case of “single trigger” arrangements) become payable to those individuals who are our “named executive officers” as set forth in the proxy statement for the Company’s 2011 Annual Meeting of Shareholders.

In the event the merger occurs, the golden parachute compensation that will or may be paid to the named executive officers of the Company will consist of:

•

cash severance and reimbursement of COBRA premiums that Messrs. de Lange, Rush and Kupinsky may be entitled to receive under the “double trigger” change in control provisions in our 2011 Officer Severance Plan and 2007 Officer Severance Plan, as applicable, or, alternatively, and as described above under “New Agreements with Parent and Merger Subsidiary,” cash payments that each of Messrs. de Lange, Rush and Kupinsky will be entitled to receive on a “single trigger” basis within eight days following the closing of the merger in consideration for such officer’s waiver of his rights under the Company’s 2011 Officer Severance Plan or 2007 Officer Severance Plan, as applicable; and

•

cash compensation that the officers will be entitled to receive on a “single trigger” basis following the effective time of the merger as a result of the accelerated vesting of outstanding share appreciation rights and restricted stock units that are held by them at the effective time of the merger.

The below table assumes that:

•	the merger consideration per share of common stock of the Company is $11.00;

•	the merger closed on December 15, 2011; and

•	for purposes of our officer severance plans, the officers experience qualifying terminations of employment at the effective time of the merger.

Golden Parachute Compensation

Name	Cash(1)(2)	Equity(3)	Perquisites/ Benefits(4)	Total(5)
Ronald J. de Lange	$2,200,000	$2,111,548	$8,957	$4,311,548
Gregory S. Rush	928,000	839,231	26,700	1,793,931
Stuart H. Kupinsky	744,000	824,596	20,025	1,588,621
Frank Plastina(6)	—	—	—	—
William H. Everett(7)	—	—	—	—
Wolrad Claudy(8)	—	—	—	—

(1)	Cash. In the event that the merger occurs and as described above under “New Agreements with Parent and Merger Subsidiary,” (i) Parent will cause these “single trigger” amounts to be paid to the officers within eight days following the closing of the merger, subject to each officer’s execution of an effective release of claims in favor of the Company, and (ii) the officers will thereafter have no further rights under the Company’s 2011 Officer Severance Plan (in the case of Mr. de Lange) or 2007 Officer Severance Plan (in the case of Messrs. Rush and Kupinsky). Any payments made under the applicable Agreement and Intent to Continue Employment will not be made pursuant to our officer severance plans and are not subject to the non-binding, advisory vote that we are seeking from our shareholders as discussed under “Advisory Vote on Golden Parachute Compensation (Proposal No. 3)” beginning on page 87.

(2)

Cash. In the event that the merger occurs but an officer does not receive the golden parachute compensation described in Footnote 1 above, the officer will remain subject to our officer severance plans and may become entitled to receive, subject to the terms and conditions set forth therein, (i) in the case of Mr. de Lange and under our 2011 Officer Severance Plan, the lesser amount of $1,800,000, which represents lump sum cash severance in an amount equal to two times Mr. de Lange’s “annual compensation,” which consists of annual base salary and bonus components as described in more detail below under “Narrative to Golden Parachute Compensation Table” beginning on page 51 and (ii) in the case of Messrs. Rush and Kupinsky and under our 2007 Officer Severance Plan, this same amount, which represents lump sum cash severance in an amount equal to two times (for Mr. Rush) and one and one-half times (for Mr. Kupinsky) the officer’s “annual compensation,” which consists of annual base salary and bonus components as described in more detail below under “Narrative to Golden Parachute Compensation Table.” Any such payments would result from the “double trigger” change in control provisions in our officer severance plans. Under these “double trigger” provisions, the cash severance is payable only if (i) the merger occurs and (ii) the officer’s employment terminates under certain qualifying circumstances as described below under “Narrative to Golden Parachute Compensation Table.”

(3)	Equity. Represents the aggregate lump sum payments to be made in respect of unvested options, unvested share appreciation rights and restricted stock units as discussed beginning on page 46. Such values would result, pursuant to the terms of the merger agreement, from the accelerated vesting, cancellation and cash payment with respect to such equity awards upon consummation of the merger. Such payments therefore result from “single trigger” arrangements and will be paid regardless of whether the officer’s employment terminates. With respect to unvested options and share appreciation rights, the value of the cash payments set forth above is equal to the number of outstanding options and share appreciation rights held by the executive multiplied by the product of (i) the number of shares of Company common stock subject to each option and/or share appreciation right, and (ii) the excess, if any, of the merger consideration over the exercise price per share of the option and/or share appreciation right. With respect to unvested restricted stock units, the value of the cash payment set forth above is equal to the number of outstanding restricted stock units held by the executive multiplied by the merger consideration. For Mr. de Lange, the aggregate value of stock options that will vest is $0, the aggregate value of share appreciation rights that will vest is $462,142 and the aggregate value of restricted stock units that will vest is $1,649,406; for Mr. Rush, the aggregate value of stock options that will vest is $0, the aggregate value of share appreciation rights that will vest is $213,760 and the aggregate value of restricted stock units that will vest is $625,471; and for Mr. Kupinsky the aggregate value of stock options that will vest is $0, the aggregate value of share appreciation rights that will vest is $190,380 and the aggregate value of restricted stock units that will vest is $634,216.

(4)	Perquisites/Benefits. Represents the estimated value of two years (for Messrs. de Lange and Rush) and one and one-half years (for Mr. Kupinsky) of reimbursement of COBRA premiums for continued health coverage under the Company’s group health plan to the same extent to which the officers were covered under such plan on the date immediately preceding the assumed date of the merger. These amounts would result from the “double trigger” change in control provisions in the Company’s 2011 Officer Severance Plan and the Company’s 2007 Officer Severance Plan and are applicable only if an officer’s employment terminates under certain circumstances as described below under “Narrative to Golden Parachute Compensation Table.” None of Messrs. de Lange, Rush and Kupinsky will be entitled to these payments under the terms of the applicable Agreement and Intent to Continue Employment between Parent and Merger Subsidiary.

(5)	Represents the maximum amount of the golden parachute compensation payable to the officers. For Mr. de Lange, excludes the value of “perquisites/benefits,” which will not become payable in the event of the payment of a cash lump sum to Mr. de Lange of $2,200,000 pursuant to Mr. de Lange’s Agreement and Intent to Continue Employment with Parent and Merger Subsidiary. See Footnote 1 above.

(6)	Mr. Plastina, our former President and Chief Executive Officer, ceased to be an executive officer of the Company on January 4, 2011 and will receive no compensation that is based on or otherwise related to the merger.

(7)	Mr. Everett, our former Executive Vice President and Chief Financial Officer, ceased to be an executive officer of the Company on March 31, 2010 and will receive no compensation that is based on or otherwise related to the merger.

(8)	Mr. Claudy, our former Executive Vice President, Global Sales, ceased to be an executive officer of the Company on April 29, 2011 and will receive no compensation that is based on or otherwise related to the merger.

Narrative to Golden Parachute Compensation Table

In connection with the merger and under the terms of our 2011 Officer Severance Plan, if within the period commencing two months prior to and ending 18 months after the merger, Mr. de Lange elects for good reason (as defined in the plan, and which would include, among other things, “a significantly adverse change in the nature or status of the officer’s responsibilities or the conditions of such officer’s employment from those in effect prior to the merger”) to terminate his employment with the Company or is terminated by the Company without cause (as defined in the plan), Mr. de Lange will be entitled to receive the change in control cash severance compensation and reimbursement of COBRA premiums described in the table above. The lump sum cash payment that would be payable to Mr. de Lange under such circumstances is equal to 200% of his annual compensation, which is defined as his highest annual base salary rate during the year of termination plus target bonus at the time he terminates employment.

In connection with the merger and under the terms of our 2007 Officer Severance Plan, if Messrs. Rush or Kupinsky elect for good reason (as defined in the plan, and which would include, among other things, “a significantly adverse change in the nature or status of the officer’s responsibilities or the conditions of such officer’s employment from those in effect prior to the merger”) to terminate employment within eighteen months (in the case of Mr. Rush) or one year (in the case of Mr. Kupinsky) after the closing of the merger or if the officer is terminated by the Company without cause (as defined in the plan) within two years after the closing of the merger, the officer will be entitled to receive the change in control cash severance compensation and reimbursement of COBRA premiums described in the table above. The lump sum cash payments that would be payable to Messrs. Rush and Kupinsky under such circumstances are equal to 200% and 150%, respectively, of their highest annual compensation, which is defined as the officer’s highest combined annual base salary rate plus target bonus while employed as an officer.

As a condition to receiving change in control severance benefits under either the 2011 Officer Severance Plan or the 2007 Officer Severance Plan, the officer must sign a severance agreement that includes a release of any claims he may have against the Company (including a covenant not to sue) and post-termination non-disclosure, non-compete, non-solicitation, non-disparagement and cooperation provisions.

In connection with the merger, the vesting of all outstanding stock options, share appreciation rights and restricted stock units will accelerate in full so that such stock awards will become fully vested, to the extent not already fully vested, immediately prior to the completion of the merger. Once vested, each outstanding stock option and share appreciation right will represent the right to receive a cash payment equal to the product of (i) the number of shares of our common stock subject to such option or share appreciation right outstanding immediately prior to the effective time of the merger, and (ii) the excess, if any, of the merger consideration over the exercise price of the option or share appreciation right, less applicable withholding taxes. Once vested, each outstanding restricted stock unit will represent the right to receive the merger consideration less any applicable withholding taxes.

Under the terms of the officer severance plans, in the event that any amounts or benefits of any type paid or provided by the Company to or for the benefit of Messrs. de Lange, Rush or Kupinsky under the officer severance plans or otherwise would exceed the statutory golden parachute limits so as to result in an excise tax or similar tax imposed on such officer, then the officer is entitled to receive in full satisfaction of his rights under the Company’s officer severance plans (i) the amounts and benefits provided under our officer severance plans as summarized above, or (ii) an amount equal to 2.99 times the officer’s “base amount” of compensation (as defined under Code Section 280G), whichever yields the highest after-tax benefit to the officer. If the amount equal to 2.99 times the officer’s base amount results in the highest after-tax benefit, such amount will be paid in a lump sum, less all applicable withholding taxes.

Indemnification and Insurance

The merger agreement contains provisions relating to the indemnification of and insurance for the Company’s and its subsidiaries’ directors and officers. Pursuant to the merger agreement, Parent has agreed that for six years after the effective time of the merger, it will cause the Company to indemnify and hold harmless the Company’s and its subsidiaries’ present and former directors and officers for acts or omissions occurring at or prior to the effective time of the merger to the fullest extent provided under applicable law or provided under the

Company’s amended and restated articles of incorporation, amended and restated bylaws, and indemnification agreements with its directors and officers (in each case, as in effect as of the date of the merger agreement), subject to any limitation imposed under applicable law.

Under the merger agreement, Parent will maintain for a period of six years after the effective time an insurance policy covering persons who were directors and officers of the Company and its subsidiaries prior to the merger for the actions taken by such directors and officers in their capacities as directors and officers of the Company and its subsidiaries prior to the merger on terms with respect to coverage and amounts no less favorable than those of such policy in effect on the date of the merger agreement, provided, however, that Parent will not be required to pay annual premiums in excess of 300% of the amount of the premium per annum the Company paid in its last full fiscal year. Alternatively, prior to the effectiveness of the merger, at the Company’s request, Parent may purchase a six year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent providing coverage benefits and terms no less favorable than the Company’s current policy, provided that Parent will not be required to pay annual premiums in excess of 300% of the premium amount of the premium per annum the Company paid in its last full fiscal year.

The present and former directors and officers of the Company and its subsidiaries will have the right to enforce provisions of the merger agreement relating to their indemnification and are express third party beneficiaries of the merger agreement solely for this purpose.

Intent to Vote in Favor of the Merger

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 7,158,028 shares of Company common stock (not including any shares of Company common stock deliverable upon exercise of any options or share appreciation rights to acquire shares of Company common stock or deliverable upon vesting of restricted stock units), representing 10.3% of the outstanding shares of Company common stock on the record date. The directors and executive officers of the Company have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, certain merger-related executive compensation arrangements and “FOR” the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•

pay our shareholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of December 15, 2011, would be approximately $780 million; and

•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•

equity financing to be provided as described below by an investor group including the Credit Suisse investors, the Comvest investor, the GSO investor, the Parish investor, the Rosemont Solebury investors, the Sankaty investors, the ZM Capital investor and the Siris investor;

•	debt financing to be provided as described below by investment funds managed or advised by Sankaty Advisors, LLC and GSO Capital Partners LP; and

•	cash on hand of the Company.

Parent has obtained the equity financing commitments and the debt financing commitment described below. The funding under the financing commitments are subject to certain conditions, including conditions that do not relate directly to the merger agreement. We cannot assure you that the amounts committed under the financing commitments will be sufficient to complete the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fail to fund the committed amounts in breach of such financing commitments and/or if any of the conditions to such financing commitments are not satisfied. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the completion of the merger, the failure of Parent and Merger Subsidiary to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company the $40 million parent fee. The obligation of Parent to pay the parent fee of $40 million is guaranteed by the guarantor referred to below.

Equity Financing

Parent has received equity financing commitments from the equity investors, each dated November 6, 2011, pursuant to which they have committed to make contributions to Parent at or prior to the closing of the merger in an aggregate amount of up to $224.4 million. The obligation to fund the commitment under each equity financing commitment is subject to the following conditions:

•

satisfaction in full, or waiver by Parent, of the conditions precedent to Parent’s and Merger Subsidiary’s obligation to complete the merger (except those conditions the failure of which to be satisfied resulted from a breach by Parent or Merger Subsidiary or those which by their nature cannot be satisfied except at the time of closing);

•	the substantially simultaneous funding of the debt financing and at least 90% of the equity financing from the other equity investors; and

•	the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

Debt Financing

In connection with the entry into the merger agreement, Parent received a debt financing commitment, dated November 6, 2011, from the debt investors providing for up to $400 million of term debt financing. The Company will be the borrower under the facility (the “Borrower”). The proceeds of borrowings under the facility will be used to finance, in part, the payment of the amounts payable under the merger agreement, the payment of fees and expenses incurred in connection with the merger and the refinancing or repayment of any existing debt. The debt financing is conditioned on the consummation of the merger on the terms set forth in the merger agreement, as well as other customary conditions, including, but not limited to:

•	accuracy of certain specified representations and warranties in all material respects (including no material adverse effect with respect to the Company);

•	completion of the equity financing;

•

substantially simultaneously with initial borrowing under the facility, Parent and its subsidiaries having no indebtedness except for the facility, trade payables, capital leases, equipment financings and other indebtedness permitted to remain outstanding;

•	receipt of certain audited and unaudited financial statements of the Company;

•	execution and delivery of all documents necessary for the creation and perfection of security interests in certain collateral;

•	receipt of all reasonably requested documentation and other information about the Borrower and the guarantors needed to comply with certain regulatory requirements;

•	delivery of customary legal opinions, closing certificates (including a solvency certificate) and insurance certificates;

•	payment of all fees and expenses;

•	concurrently with funding of the facility, issuance to the initial lenders co-investing with the equity investors equity constituting $65 million of the equity interests of Parent;

•

after giving effect to the merger and the payment of fees and expenses accrued or incurred on or prior to the closing date of the merger, the Borrower having cash and cash equivalents of at least $90 million (including $80 million in the United States);

•

issuance to the initial lenders, on a pro rata basis based on their respective “last out” loan commitments equity constituting 1.00% to 4.00% of the membership interests of Parent (depending on the issuance of additional junior capital prior to the closing) on the closing date after giving effect to the merger; and

•	receipt of all sources and uses and funds flow for the merger and related transactions consistent with the conditions to the closing date.

Under the merger agreement, if any portion of the debt financing becomes unavailable on substantially the terms and conditions contemplated in the debt financing commitment, Parent must use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable to Parent, taken as a whole, than those set forth in the debt financing commitment, in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event. As of the date of this proxy statement, no such alternative financing arrangements have been made. The documentation governing the facility has not been finalized and, accordingly, the actual terms may differ from those described in this proxy statement. There is no plan or arrangement regarding the refinancing or repayment of the debt financing except as described herein.

The first-out loans under the facility are expected to bear interest at a rate of adjusted LIBOR plus 7.5% or the alternate base rate (“ABR”) plus 6.5%, at the option of the Borrower. The last-out loans under the facility are expected to bear interest at a rate of adjusted LIBOR plus 12.0% or ABR plus 11.0%, at the option of the Borrower. Adjusted LIBOR shall not be less than 1.5% at any time and ABR shall not be less than 2.5% at any time.

All obligations of the Borrower under the facility are expected to be guaranteed on a senior secured basis by Holdings and by each of Borrower’s existing and subsequently acquired or organized direct or indirect U.S. subsidiaries, subject to certain exceptions (the “Guarantors”).

The obligations of the Borrower and the Guarantors under the facility are expected to be secured, subject to permitted liens and other agreed upon exceptions, by perfected first-priority security interests in substantially all of the present and after acquired assets of the Borrower and each Guarantor and by a first-priority lien on all of equity interests of the Borrower and each direct subsidiary of the Borrower and each subsidiary Guarantor (limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 65% of the voting capital stock of such subsidiaries).

Limited Guarantee

Pursuant to a limited guarantee delivered by an affiliate of Siris in favor of the Company, dated November 6, 2011, the guarantor has guaranteed payment of the $40 million parent fee in the event that it becomes payable by Parent to the Company under the merger agreement. This limited guarantee will remain in full force and effect until the earlier of (i) closing of the transactions contemplated by the merger agreement, (ii) the termination of the merger agreement under circumstances in which Parent would not be obligated to pay the parent fee or make other payments and (iii) the payment in full by Parent, the guarantor, Merger Subsidiary, or any other person of all of the obligations of Parent to the Company under the limited guarantee.

If the Company or any of its affiliates asserts a claim other than as permitted under the limited guarantee, including that the limitations on the guarantor’s liability under the limited guarantee or that any provision of the limited guarantee is illegal, invalid or unenforceable in whole or in part, then the limited guarantee will immediately terminate and become null and void by its terms.

Interim Investors Agreement

In connection with the execution and delivery of the merger agreement, Parent and the equity investors have entered into an interim investors agreement setting forth certain terms and conditions governing the relationship among the parties until the consummation of the merger. In addition to certain representations and warranties of the parties, the interim investors agreement provides for, among other things, (i) control by an affiliate of Siris over the specified actions or omissions of Parent and Merger Subsidiary (with respect to certain actions or omissions subject to the approval of equity investors making in the aggregate at least two-thirds of the total equity contribution set forth in the equity financing commitments), (ii) the entrance into, concurrently with the consummation of the merger, a new limited liability company agreement of Parent, (iii) the right of Parent to enforce (including by specific performance) the provisions of each equity financing commitment (provided such enforcement is applied equally, equitably and in good faith with respect to all equity investors in accordance with the interim investors agreement), (iv) restrictions on the transfer of obligations and/or rights under the interim investors agreement and any equity financing commitment, (v) the allocation among the equity investors of certain fees and expenses incurred by Parent and Merger Subsidiary, (vi) the ownership of Parent’s membership interests, (vii) the use of reasonable best efforts to pursue certain necessary antitrust approvals by the equity investors, and (viii) the entrance into by Parent, at or prior to the consummation of the merger, of a management agreement with Siris or one of its affiliates.

Interests of Our Directors and Executive Officers

In considering the recommendation of our board of directors, you should be aware that certain of our directors and executive officers have interests in the merger that are different from or in addition to your interests as a shareholder and that may present actual or potential conflicts of interest. Such interests include:

•	the accelerated vesting of all unvested stock options, unvested share appreciation rights and unvested restricted stock units held by our directors and executive officers;

•

Messrs. de Lange, Rush and Kupinsky have each entered into agreements with Parent and Merger Subsidiary related to, among other matters, their post-closing (i) employment with the Company and (ii) ownership of equity interests in Parent;

•

pursuant to such agreements, Parent has also agreed to pay, or to cause the Company to pay, to each of Messrs. de Lange, Rush and Kupinsky following the closing of the merger a lump sum cash amount in consideration for such officer’s waiver of his rights under the Company’s applicable officer severance plan; and

•	the potential payment in connection with the merger of severance benefits our executive officers pursuant to the terms of the Company’s officer severance plans.

Our board of directors was aware of these interests and considered that such interests may be different from or in addition to the interests of our shareholders generally in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to unanimously recommend that our shareholders vote to approve the merger agreement. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

Regulatory Approvals

The HSR Act and the regulations promulgated thereunder require the Company and Parent to file premerger notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the FTC. The Parties filed their respective required premerger notification and report forms on November 21, 2011. Early termination of the initial waiting period was granted on December 7, 2011.

At any time before or after the completion of the merger, and before or after the expiration of the premerger waiting period under the HSR Act, the Antitrust Division of the U.S. Department of Justice or the Federal Trade

Commission or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to seek divestiture of particular assets. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Although there is no assurance that they will not do so, we do not expect any regulatory authority, state or private party to take legal action under the antitrust laws.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that we will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have an adverse effect on the Company or, after the completion of the transaction, on Parent or the surviving corporation.

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental and self-regulatory agencies and authorities, including those relating to the offer and sale of securities. Together with Parent, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger. If any approval or action is needed, however, we may not be able to obtain it or any of the other necessary approvals. Even if we could obtain all necessary approvals and the merger agreement is approved by our shareholders, conditions may be placed on the merger by regulatory authorities that could cause us to abandon it.

Closing and Effective Time of the Merger

Unless Parent and the Company otherwise agree, the closing of the merger will take place on the second business day following the date on which the last of the conditions to closing of the merger (described under “The Merger Agreement (Proposal No. 1) — Conditions to the Merger” beginning on page 77) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permissible, the waiver of those conditions at the closing of the merger) or an earlier day as may be mutually agreed by Parent and the Company.

Assuming timely satisfaction of the necessary closing conditions, we are targeting to complete the merger by the end of the first quarter of 2012; provided, however that, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at a later time as agreed to by the parties or at all. The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of the agreement of merger with the Secretary of State of the State of California (or at such later date as permitted by California law, as the Company and Parent may agree and specify in the agreement of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of Company common stock (other than holders of certain excluded shares) will be sent a letter of transmittal describing how such holder may exchange such holders’ shares of Company common stock for the per share merger consideration after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by the Company to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Dissenting Shareholders Rights

Shareholders may be entitled, under certain circumstances, to dissenting shareholder rights under California law. Company shareholders who do not vote “FOR” approval of the merger agreement and otherwise comply with the requirements of Chapter 13 of the California General Corporation Law will be entitled to dissenting shareholder rights in connection with the merger, whereby such shareholders may receive payment of the “fair market value” of their shares of Company common stock in cash from the Company, if shareholders holding in the aggregate at least five percent of the Company’s outstanding shares of common stock properly exercise their dissenting shareholder rights under Chapter 13 of the California General Corporation Law. Failure to take any of the steps required under Chapter 13 of the California General Corporation Law on a timely basis may result in a loss of those dissenting shareholder rights. For a detailed discussion of dissenting shareholder rights under California law, see “Dissenting Shareholders Rights” beginning on page 85.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U. S. federal income tax consequences of the merger to U.S. holders (as defined below) and non-U.S. holders (as defined below) of Company common stock whose shares will be converted to cash in the merger. It is assumed the holders of Company common stock hold their shares as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code.” This summary is based on the provisions of the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth herein.

This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of Company common stock who are subject to special treatment under U.S. federal income tax law, including, for example, certain U.S. expatriates, financial institutions or broker-dealers, mutual funds, regulated investment companies, S corporations, partnerships, limited liability companies taxed as partnerships, or other pass-through entities (or an investor, partner or member in such pass-through entity), dealers in securities or currencies, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, holders subject to the U.S. federal alternative minimum tax, holders who acquired Company common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders exercising dissenting shareholder rights, and holders who hold Company common stock as part of a hedge, straddle, constructive sale or conversion transaction.

This summary does not address U.S. federal income tax considerations applicable to holders of options to purchase Company common stock, holders of Company restricted stock units, or holders of Company share appreciation rights. In addition, this summary does not address any aspect of state, local or non-U.S. laws or estate, gift, excise or other non-income tax laws. Furthermore, the discussion below neither binds the U.S. Internal Revenue Service (the “IRS”) nor precludes it from adopting a contrary position.

WE URGE ALL HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER UNDER U.S. FEDERAL NON-INCOME TAX LAWS AND STATE, LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

Definition. For purposes of this discussion, the term “U.S. holder” means a beneficial holder of Company common stock that is:

•	an individual citizen or resident of the U.S.;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds Company common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

Tax Consequences of the Merger. The exchange of Company common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder whose Company common stock is converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received by such holder in the merger, and the U.S. holder’s adjusted tax basis in such Company common stock. Gain or loss will be determined separately for each block of Company common stock. A block of stock is generally a group of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such Company common stock is more than one year (12 months) at the time of the completion of the merger. The deductibility of capital losses is subject to limitations. U.S. Holders who directly or indirectly own equity interests in Parent or who will acquire equity interests in Parent should consult their tax advisors as their tax consequences may vary.

Non-U.S. Holders

Definition. A “non-U.S. holder” is a beneficial owner of Company common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Tax Consequences of the Merger. Any gain a non-U.S. holder recognizes from the exchange of Company common stock for cash in the merger generally will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the non-U.S. holder), or (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met.

Non-U.S. holders described in (i) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a “branch profits tax” equal to 30% (or lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (ii) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses. Non-U.S. Holders who directly or indirectly own equity interests in Parent or who will acquire equity interests in Parent should consult their tax advisors as their tax consequences may vary.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the amounts paid to U.S. holders and non-U.S. holders in connection with the cash received in connection with the merger, unless an exemption applies. Backup withholding may be imposed (at 28% for 2011 and 31% for 2012 under current law) on the above payments if a U.S. holder or non-U.S. holder (1) fails to provide a taxpayer identification number or appropriate certifications or (2) fails to report certain types of income in full.

Any amounts withheld under the backup withholding rules are not additional tax and will be allowed as a refund or credit against applicable U.S. federal income tax liability provided the required information is furnished to the IRS. Both U.S. and non-U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS WILL DEPEND UPON THE FACTS OF THEIR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICABILITY TO THEM OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

Litigation Relating to the Merger

On November 8, 2011, Company shareholder Joel Friedberg filed a lawsuit in the Superior Court of the State of California, County of San Diego, claiming that the Company’s board of directors breached its fiduciary duties by agreeing to the merger and that the Company and the other defendants (Siris, Parent and Merger Subsidiary) aided and abetted the board of directors’ breach of fiduciary duties. Specifically, plaintiff claims that the deal undervalues the Company, that the agreed-upon deal protection devices are improper, and that four directors agreed to the merger as a way of extinguishing their liability for breaches of fiduciary duties in connection with public statements that form the basis for a separate shareholder derivative action that is currently pending in the United States District Court for the Central District of California (Dulberg v. Plastina, Case No. 8:11-cv-00351-JVS-RNB). Between November 8 and November 29, 2011, Company shareholders filed four additional, nearly identical cases in the California Superior Courts for San Diego and San Mateo counties. On December 9, 2011, San Diego County Superior Court Judge Ronald L. Styn ordered that the four later-filed cases be consolidated into the Friedberg case, appointed shareholders Friedberg, Nicholas S. Geist and Neil Meislin co-lead plaintiffs and named their respective counsel co-lead plaintiffs’ counsel. Plaintiffs were ordered to designate one of their complaints as the operative complaint in the case or to file a consolidated amended complaint within 45 days of the entry of the order.

On November 10 and 16, 2011, respectively, Company shareholders Hillary Coyne and Larry Ferguson filed separate actions in the Superior Court of the State of North Carolina, Wake County which were nearly identical to the foregoing California actions. These actions are stayed pending resolution of the California actions pursuant to a consent order entered on December 13, 2011.

On December 2, 2011 Company shareholder Roy Good filed a lawsuit in the United States District Court for the Southern District of California setting forth claims substantially similar to those described above and claiming that the Company’s preliminary proxy statement filed November 21, 2011 violates §14(a) of the Securities Exchange Act of 1934 because it misrepresents or fails to disclose material facts about the merger.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The following summary describes the material terms of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. We encourage you to read carefully the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Subsidiary were qualified and subject to important limitations agreed to by the Company, Parent and Merger Subsidiary in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other parties prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Articles of Incorporation; Bylaws

Subject to the terms and conditions of the merger agreement, and in accordance with California law, at the effective time of the merger, Merger Subsidiary will be merged with and into the Company and, as a result of the merger, the separate corporate existence of Merger Subsidiary will cease and the Company will continue as the surviving corporation and become an indirect wholly-owned subsidiary of Parent.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Subsidiary until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation. The officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the surviving corporation.

The articles of incorporation of the surviving corporation will be in the form of the articles of incorporation attached as an annex to the merger agreement, until amended in accordance with applicable law. The bylaws of the surviving corporation will be the bylaws of Merger Subsidiary in effect at the effective time of the merger, except as to the name of the surviving corporation, until amended in accordance with applicable law.

Following the completion of the merger, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act and cease to be publicly traded.

Closing and Effective Time of the Merger

Unless Parent and the Company agree otherwise, the closing of the merger will take place on the second business day following the date on which the last of the conditions to the closing of the merger (described under “The Merger Agreement — Conditions to the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permissible, the waiver of those conditions at the closing of the merger), or at such other place, time or on such date as Parent and the Company mutually agree.

Assuming timely satisfaction of the necessary closing conditions, we are targeting a closing of the merger prior to the end of the first quarter of 2012; however, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at a later time as agreed to by the parties or at all. The effective time of the merger will occur at such time as the agreement of merger is filed with the Secretary of State of the State of California (or at such later date as permitted by California law as the Company and Parent may agree and specify in the agreement of merger).

Merger; Treatment of Company Common Stock

The merger agreement provides that each share of Company common stock outstanding immediately prior to the effective time of the merger (other than shares held by the Company or owned by Parent or any of its subsidiaries, or by shareholders who properly exercise their dissenting shareholder rights under California law for such shares) will be converted at the effective time of the merger, by virtue of the merger, into the right to receive cash in the amount of $11.00 per share, without interest and less any applicable withholding taxes. Any outstanding shares of Company common stock that are held by the Company or owned by Parent or any of its subsidiaries will be cancelled without any conversion into a right to payment.

Each share of common stock of Merger Subsidiary outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Treatment of Other Equity Securities

Stock Options

At the effective time of the merger, each option to acquire shares of Company common stock that is outstanding immediately prior to the effective time of the merger, whether vested or unvested, will vest (if unvested) and will be cancelled as of the effective time of the merger in exchange for the right to receive, as soon as reasonably practicable after the effective time of the merger (but in any event, no later than three business days after the effective time of the merger) a cash payment equal to the number of shares of Company common stock subject to the option, multiplied by the excess, if any, by which $11.00 exceeds the per-share exercise price of the option, less any applicable taxes required to be withheld with respect to such payment. Each option for which the exercise price per share of Company common stock equals or exceeds $11.00 will be cancelled and have no further effect, with no right to receive any consideration therefor. In accordance with the terms of the merger agreement, all equity based plans of the Company under which any options are granted (other than a plan under which the only outstanding awards provide fixed cash payment rights), shall be terminated, effective as of the effective time of the merger.

Restricted Stock Units

At the effective time of the merger, each outstanding Company restricted stock unit will become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the effective time of the merger (but in no event later than three business days after the effective time of the merger), an amount in cash equal to the product of (a) the total number of shares of Company common stock subject to such restricted stock unit immediately prior to the effective time of the merger, multiplied by (b) $11.00, less any applicable taxes required to be withheld with respect to such payment. In accordance with the terms of the merger agreement, all equity-based plans of the Company under which any restricted stock units are awarded (other than a plan under which the only outstanding awards provide for fixed cash payment rights) shall be terminated, effective as of the effective time of the merger.

Share Appreciation Rights

At the effective time of the merger, each outstanding share appreciation right entitling the holder thereof the right to receive shares of Company common stock (or a cash payment determined in relation to the value thereof), whether or not exercisable or vested, for which the exercise price per share of Company common stock is less than $11.00 shall be cancelled in exchange for the right to receive, promptly after the effective time for the merger, an amount in cash equal to the product of (a) the excess, if any, of $11.00 over the applicable exercise price of such share appreciation right, and (b) the number of shares of Company common stock subject to such share appreciation right, less any applicable taxes required to be withheld with respect to such payment. Each Company share appreciation right for which the exercise price per share of Company common stock equals or exceeds $11.00 shall be cancelled and have no further effect, with no right to receive any consideration therefor. In accordance with the terms of the merger agreement, all equity-based plans of the Company under which any share appreciation rights are granted (other than a plan under which the only outstanding awards provide fixed cash payment rights) shall be terminated, effective as of the effective time of the merger.

Employee Stock Purchase Plan

The merger agreement provides that as soon as practicable following the date of the merger agreement, the board of directors or the compensation committee of the board of directors will adopt resolutions and take any other reasonable actions to provide that with respect to the Company’s Employee Stock Purchase Plan, which we refer to as the “ESPP”: (a) participants in the ESPP may not alter their payroll deductions from those in effect on the date of the merger agreement (other than to discontinue their participation in the ESPP), (b) no offering period will be commenced after the date of the merger agreement, (c) any offering period under the ESPP that is in effect as of the date of the merger agreement shall terminate on the twentieth business day following the date of the merger agreement and all amounts credited to the accounts of participants shall be used to purchase shares of Company common stock in accordance with the terms of the ESPP, and (d)  the ESPP shall be terminated, effective as of the effective time of the merger.

Payment Procedures

At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with the paying agent the aggregate consideration to be paid to holders of shares of Company common stock in the merger.

Promptly after the effective time of the merger (and in any event within two business days following the day on which the closing of the merger occurs), Parent will send, or will cause the paying agent to send, to each person who was a record holder of shares of Company common stock immediately prior to the effective time of the merger a letter of transmittal and instructions (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the certificates of Company common stock or transfer of uncertificated shares to the paying agent in accordance with the procedures set forth in the letter of transmittal) for use in such payment. You should not return your stock certificates until you receive the letter of transmittal and you must follow all instructions set forth in the letter of transmittal when submitting your stock certificates.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

After the effective time of the merger, each holder of a certificate previously representing shares of issued and outstanding Company common stock will, upon surrender to the paying agent of a certificate, together with a properly completed and validly executed letter of transmittal (or upon receipt by the paying agent of an “agent’s message” in the case of a book-entry transfer of uncertificated shares), be entitled to receive the applicable cash payment for each share of Company common stock represented by such certificate. Until so surrendered or transferred, as the case may be, each such certificate or uncertificated share will represent after the effective time of the merger only the right to receive the merger consideration. You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent.

If payment is to be made to a person other than the person in whose name the common stock certificate surrendered (or the transferred uncertificated share) is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer (or that an uncertificated share be properly transferred) and that the person requesting such payment pay to the paying agent any transfer or other taxes required by reason of such payment to a person other than the registered holder of the certificate (or uncertificated share), or that such person establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

From and after the effective time of the merger, there will be no further registration of transfers on our stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, a certificate is (or uncertificated shares are) presented to the surviving corporation, Parent or the paying agent for any reason, such certificate (or uncertificated shares) will be cancelled and, subject to compliance with the exchange procedures set forth in the merger agreement, exchanged for the cash amount to which such person is entitled pursuant to the merger agreement.

Any portion of the merger consideration made available to the paying agent unclaimed by our shareholders six months after the effective time of the merger will be delivered to Parent and any shareholders who have not properly exchanged their shares of Company common stock will thereafter look only to Parent for payment of the merger consideration in the amount due to them under the merger agreement (without interest).

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by the surviving corporation or paying agent, post a bond in a reasonable amount as the surviving corporation or paying agent will direct, as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains customary representations and warranties made by the Company that are subject, in some cases, to specific exceptions and qualifications contained in the merger agreement, the Company’s SEC filings and the matters contained in the disclosure schedule delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization for the execution and delivery of, and the valid and binding nature of, the merger agreement;

•	governmental authorizations necessary to complete the merger;

•

absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the execution, delivery and performance by the Company of the merger agreement and the consummation of the merger;

•	disclosure documents relating to the merger agreement;

•	finders’ fees and fees payable to financial advisors in connection with the merger;

•	our capital structure;

•	the declaration of advisability of the merger agreement by the board of directors and the approval of the merger agreement by the board of directors;

•	our subsidiaries;

•	SEC filings since January 1, 2008 and our financial statements included therein;

•	compliance with the Sarbanes-Oxley Act;

•	disclosure controls and procedures and internal controls over financial reporting;

•	indebtedness of the Company and its subsidiaries;

•	the absence of certain changes and actions since July 1, 2011, including any material adverse effect on the Company (as described below);

•	the absence of certain undisclosed liabilities;

•	the absence of legal proceedings and government orders;

•	compliance with applicable laws and permits;

•	our material contracts and the absence of any default under any material contract;

•	tax matters;

•	our employees and employee benefit plans;

•	intellectual property, real property, personal property, information technology and environmental matters;

•	inapplicability of state anti-takeover statutes to the merger agreement and the merger;

•	the receipt of a fairness opinion from Goldman, Sachs & Co.;

•	affiliate transactions; and

•	insurance matters.

Many of the representations and warranties in the merger agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means, with respect to the Company, any change, effect, circumstance, development or event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its subsidiaries, taken as a whole, other than any changes, effects, circumstances, developments or events resulting from, arising out of or attributable to:

•	the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates);

•

the industries in which the Company and its subsidiaries operate, except to the extent such changes, effects, circumstances, developments or events are materially and disproportionately adverse to the Company and its subsidiaries, relative to other persons operating in the industries in which the Company and its subsidiaries operate;

•

the announcement or pendency of the transactions contemplated by the merger agreement, the identity of Parent or the performance or compliance with the terms of the merger agreement (including, in each case, any loss of customers, suppliers or employees or disruption in business relationships);

•

the failure of the Company to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of the Company’s common stock, it being understood that the underlying causes of such failure or fluctuation may, if not otherwise excluded from the definition of material adverse effect, be taken into account when determining the occurrence of a material adverse effect;

•

acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility, or the occurrence of a military or terrorist attack, except to the extent such changes, effects, circumstances, developments or events are materially and disproportionately adverse to the Company and its subsidiaries, relative to other persons operating in the industries in which the Company and its subsidiaries operate;

•	any litigation matters set forth on the disclosure schedule to the merger agreement; and

•

changes in applicable law or United States generally accepted accounting principles consistently applied, which we refer to as “GAAP” (or any interpretation thereof), after the date of the merger agreement, except to the extent such changes, effects, circumstances, developments or events are materially and disproportionately adverse to the Company and its subsidiaries, relative to other persons operating in the industries in which the Company and its subsidiaries operate.

For purposes of the merger agreement, “material adverse effect” means, with respect to Parent, any change, effect, circumstance, development or event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Subsidiary to timely perform its obligations under the merger agreement or consummate the merger.

The merger agreement also contains customary representations and warranties made by Parent with respect to Parent and Merger Subsidiary that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent relate to, among other things:

•	corporate existence, good standing and corporate power to conduct business;

•	due authorization for the execution and delivery of, and the valid and binding nature of, the merger agreement;

•	governmental authorizations necessary to complete the merger;

•	absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the merger;

•	disclosure documents relating to the merger agreement;

•	finders’ fees and fees payable to financial advisors in connection with the merger;

•	payment of fees under the financing commitments;

•	sufficiency of funds;

•	validity and enforceability of the financing commitments;

•	absence of default under financing commitments;

•	absence of contingencies related to the funding of financing other than as set forth in the financing commitments;

•	absence of certain litigation;

•	the limited guarantee; and

•	its independent investigation of the Company.

The representations and warranties of the parties contained in the merger agreement will expire at the effective time of the merger or termination of the merger agreement.

Conduct of Business Pending the Merger

Interim Operations of the Company

From the date of the merger agreement until the earlier to occur of the effective time of the merger and the termination of the merger agreement, the merger agreement requires that the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with applicable laws and governmental authorizations, and, except as set forth in the disclosure schedules delivered by the Company in connection with the merger agreement, use its reasonable best efforts to:

•	preserve intact its and each of its subsidiaries’ present business organization and good standing under applicable law and maintain in effect all permits;

•	keep available the services of its current directors, officers and employees; and

•	maintain satisfactory relationships with its and each of its subsidiaries’ customers, lenders, suppliers and others having material business relationships with it.

In addition, except as set forth in the disclosure schedules delivered by the Company in connection with the merger agreement or with Parent’s prior written consent (which consent, other than in the case of the fifth bullet point below, shall not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement until the effective time of the merger, the Company will not, and will not permit any of its subsidiaries to, take any of the following actions:

•	amend its organizational documents;

•

split, reclassify, subdivide, pledge, modify or combine any shares of its capital stock or any of its other securities or rights, make any change in the number of shares of capital stock authorized, issued or outstanding;

•

declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of, any shares of its capital stock or other securities (other than dividends or distributions made in the ordinary course of business by any of its wholly-owned subsidiaries);

•

redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase or otherwise acquire, any of its securities or any securities of any of its subsidiaries, other than the cancellation of Company stock options and Company share appreciation rights in connection with the exercise thereof or the cancellation of Company restricted stock units upon the vesting thereof; provided that any such cancellation shall be in accordance with the terms of the applicable stock plan in effect on the date of the merger agreement;

•

issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Company securities (other than the issuance of any shares of Company common stock upon the exercise of Company stock options and Company share appreciation rights or upon the vesting of Company restricted stock units, in each case, that are outstanding on the date of the merger agreement in accordance with the terms of those Company securities on the date of the merger agreement);

•

issue, deliver, sell, or subject to any lien, or authorize the issuance, delivery, or sale of or the imposition of any lien on, any shares of any Company securities or Company subsidiary securities, other than the issuance of any shares of Company common stock upon the exercise of Company stock options and Company share appreciation rights or upon the vesting of Company restricted stock units, in each case, that are outstanding on the date of the merger agreement in accordance with the terms of those Company securities on the date of the merger agreement;

•	amend the terms of any Company security or any Company subsidiary security;

•	acquire all or substantially all of the equity interest or assets of any other entity or person;

•	merge or consolidate with any other entity or person;

•

adopt a plan or agreement of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company or any of its subsidiaries including with respect to a business, division or subdivision thereof;

•

acquire any non-capital assets greater than $1 million in the aggregate, except purchases of prepaid expenses, goods and services, inventory and raw materials in the ordinary course of business consistent with past practice;

•	acquire any real property;

•

sell, lease, license, pledge or otherwise dispose of or encumber any subsidiary or any assets, securities or properties which are greater than $250,000 in the aggregate, except in the ordinary course of business consistent with past practice;

•	create or incur any lien on any material asset other than certain permitted liens or any immaterial lien incurred in the ordinary course of business consistent with past practices;

•	enter into or make any loan, advance or investment, subject to certain exceptions;

•

create, incur, assume or otherwise be liable with respect to any material indebtedness other than in the ordinary course of business on terms consistent with past practice or such indebtedness for borrowed money existing on the date of the merger agreement;

•

issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any keep well or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of the foregoing;

•	enter into any derivatives or hedging agreement or similar contract other than in the ordinary course of business;

•

enter into any material contract (as defined in the merger agreement) other than in the ordinary course of business consistent with past practices, or terminate, modify or amend any material contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice;

•

grant any material refunds, credits, rebates or other allowances by the Company or its subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

•

enter into any new contract that contains a change in control provision in favor of the other party or parties thereto which would be triggered by the transactions contemplated by the merger agreement or would otherwise require a payment to such other party or parties in connection with the transactions contemplated by the merger agreement;

•	terminate, suspend, abrogate, amend or modify in any material respect any material permit of the Company;

•	except as required by applicable law or employee benefit plans in effect on the date of the merger agreement,

o	grant or increase any severance or termination pay to (or amend any existing arrangement with) any current or former directors, officers, employees or independent contractors;

o	increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the merger agreement;

o	adopt, enter into, terminate or materially amend any employment, severance, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former directors, officers or employees, other than employment agreements for non-officer employees with annual base salary of $175,000 or less;

o	establish, adopt or amend any collective bargaining or benefit plan or arrangement covering current or former directors, officers, employees or independent contractors;

o	increase the compensation, bonus or other benefits payable to any of their respective directors, officers or employees, subject to certain exceptions;

o	loan or advance any money or other property to any present or former director, officer or employee of the Company its subsidiaries;

o	accelerate the payment, right to payment or vesting of any material compensation or benefits, other than as expressly contemplated by the merger agreement; or

o	grant any equity compensation;

•

make any material change in any method of accounting or accounting principles or practice (or change an annual accounting period), except for any change required by reason of a concurrent change in GAAP or Regulation S-X, as approved by its independent registered public accounting firm;

•

pay, discharge, settle or offer to pay, discharge or settle any pending or threatened litigation, investigation, arbitration, proceeding or other claim, or action involving or against the Company or any of its subsidiaries which (i) requires a payment by the Company or its subsidiaries in excess of $500,000 in any single instance or in excess of $1 million in the aggregate, (ii) involves injunctive or equitable relief or restrictions on the business activities of the Company or its subsidiaries, (iii) would involve the issuance of Company securities, or (iv) relates to the transactions contemplated by the merger agreement; provided, however that the Company and its subsidiaries may pay, discharge or settle, or offer to pay, discharge or settle, any pending or threatened litigation, investigation, arbitration, proceeding or other claim or action if the amount required to be paid by the Company and its subsidiaries is covered by insurance and there are no additional obligations or restrictions on the Company or its subsidiaries following such payment, discharge or settlement;

•	fail to use reasonable efforts to maintain in full force and effect existing insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;

•

subject to certain exceptions, make any capital expenditures with respect to property, plant or equipment in excess of $2 million in the aggregate for the Company and its subsidiaries, taken as a whole;

•	enter into any new line of business material to the Company and its subsidiaries, taken as a whole;

•	adopt or implement any shareholder rights plan;

•

make or change any material tax election, file any material amendment to any tax return with respect to any material amount of taxes, settle or compromise any material tax liability, agree to any extension or waiver of the statue of limitations with respect to the assessment or determination of a material amount of taxes, enter into any material closing agreement with respect to any tax or take any action to surrender any right to claim a material tax refund;

•	effectuate or permit a plant closing or mass layoff affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its subsidiaries; and

•	agree, resolve or commit to do any of the foregoing.

Shareholders’ Meeting

Unless the merger agreement has been validly terminated, we are required to cause a meeting of our shareholders to be called and held as soon as reasonably practicable following confirmation from the SEC that it has no further comments to this proxy statement for the purpose of voting on the approval of the merger agreement. Subject to the provisions described below under “No Solicitations of Competing Proposals,” the board of directors of the Company shall recommend approval of the merger agreement by the Company’s shareholders. In connection with the meeting of the Company’s shareholders, the Company shall (i) after consultation with Parent, promptly prepare and file with the SEC, use its reasonable best efforts to respond to the SEC’s comments or requests for additional information regarding and thereafter mail to its shareholders as promptly as practicable a proxy statement with respect to the shareholder meeting and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the approval of the Company’s shareholders of the merger agreement, including soliciting proxies from its shareholders, and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting; provided, however, that the Company shall be permitted to delay or postpone convening the shareholder meeting (but not beyond April 30, 2012) (a) if and to the extent necessary to obtain a quorum (either in person or represented by proxy) of its shareholders to take action at the shareholder meeting, (b) if and to the extent the Company determines in good faith that such delay, adjournment or postponement is required by applicable law and/or (c) if in the good faith judgment of the board of directors of the Company or any committee thereof (after consultation with its legal counsel) such delay or postponement is necessary or appropriate, including in order to give the Company’s shareholders sufficient time to evaluate any new information or disclosure that the Company has sent them or otherwise made available to the Company’s shareholders by issuing a press release, filing materials with the SEC, or otherwise.

No Solicitations of Competing Proposals

The merger agreement provides that the Company will not, and will cause its subsidiaries not to, and the Company shall direct its and their directors, officers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives not to, directly or indirectly:

•

solicit, initiate or take any action to knowingly facilitate or encourage the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as defined on page 71);

•

enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of it subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any third party that to the Company’s knowledge is seeking to make, or has made, an Acquisition Proposal;

•

withdraw, qualify or modify in a manner adverse to Parent or publicly propose to withdraw, qualify or modify in a manner adverse to Parent the recommendation of the board of directors, or recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of these, an “Adverse Recommendation Change”);

•

terminate, amend, modify, grant any waiver or release under or fail to enforce any standstill, confidentiality or similar agreement with respect to any equity or voting securities of the Company or any of its subsidiaries, or publically propose to do any of the foregoing; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument that constitutes or relates to an Acquisition Proposal.

The merger agreement requires the Company and its subsidiaries and their representatives to immediately cease and terminate any and all existing activities, discussions or negotiations, if any, with any such third party conducted prior to the date of the merger agreement with respect to any Acquisition Proposal and to instruct any such third party in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

However, the board of directors, directly or indirectly, through advisors, agents or other intermediaries, may, at any time prior to the approval of the merger agreement by the Company’s shareholders,

(i)	engage in negotiations or discussions with a third party that, subject to our compliance with the requirements of the preceding paragraphs, has made after the date of the merger agreement a “Superior Proposal” (as defined on page 72) or an unsolicited Acquisition Proposal that the board of directors believes in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a Superior Proposal;

(ii)	thereafter furnish to such third party nonpublic information relating to the Company or any of its subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between the Company and Parent (except for such changes specifically necessary for the Company to comply with its obligations under the merger agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision); provided that all such information (to the extent that it has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to the third party; and

(iii)	make an Adverse Recommendation Change.

but in each case referred to in the foregoing clauses (i) through (iii) only if the board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to the Company, that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The board of directors cannot take any of the actions referred to in clauses (i) through (iii) above unless the Company has delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company continues to advise Parent after delivery of such notice of the status and material terms of any discussions and negotiations with the third party. In addition, the Company must notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any third party that to the knowledge of the Company may be considering making, or has made, an Acquisition Proposal.

The merger agreement provides that the board of directors shall not be permitted to approve or recommend another Acquisition Proposal unless:

•	it has in all material respects complied with the no-solicitation provisions of the merger agreement,

•

the board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to the Company, that such Acquisition Proposal constitutes a Superior Proposal,

•

prior to any such approval or recommendation of another Acquisition Proposal, the Company has provided a written notice to Parent that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action, including a copy of the relevant proposed transaction documents;

•

during the three business day period following Parent’s receipt of the notice of Superior Proposal, the Company shall, and shall cause its financial and legal advisors, to negotiate with Parent and Merger Subsidiary to make such adjustments in the terms and conditions of the merger agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and

•

following the end of such three business day period, the board of directors shall have determined in good faith, taking into account any changes to the terms of the merger agreement proposed in writing by Parent to the Company in response to the notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new notice of Superior Proposal (provided that references to three business days shall be 48 hours).

“Acquisition Proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal relating to:

•	any acquisition or purchase, direct or indirect, of 20% or more of the equity or voting securities of the Company;

•	any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of the equity or voting securities of the Company; or

•

a sale of assets equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenue or earnings on a consolidated basis are attributable, or a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose business, individually or in the aggregate, constitutes 20% or more of the consolidated assets, consolidated revenues or consolidated earnings of the Company.

“Superior Proposal” means any Acquisition Proposal (with the percentages set forth in the definition of Acquisition Proposal above changed from 20% to 50%) made in writing and not solicited in violation of the no-solicitation provisions in the merger agreement that the board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that, if consummated, is more favorable to the Company’s shareholders from a financial point of view than the merger or, if applicable, any binding proposal by Parent capable of being accepted by the Company to amend the terms of the merger agreement, (ii) that is reasonably capable of being completed on the terms proposed and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the board of directors.

Access to Information; Confidentiality

From the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, subject to certain exceptions described in the merger agreement, the Company has agreed to, and to cause its subsidiaries to, upon reasonable notice and request, give Parent and its representatives reasonable access during normal business hours to its offices, properties, books and records and will furnish Parent and its representatives with such financial and operating data and other information as such persons may reasonably request and will instruct its employees, counsel, financial advisors, auditors and other representatives to cooperate with Parent in its investigation. In addition, Parent and the Company have agreed that all such information will be subject to the confidentiality agreement executed by the Company and Siris prior to the execution of the merger agreement.

Financing

Parent and Merger Subsidiary have agreed to use their respective reasonable best efforts to do all things necessary, proper or advisable to arrange and obtain debt financing on the terms and conditions described in the debt financing commitment in the most expeditious manner possible and shall not amend, modify or permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the financing commitments if such amendment, modification or waiver would reduce the aggregate amount of the debt financing to the extent that Parent would then not have sufficient funds to pay the merger consideration, or impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the debt financing, in each case, in a manner that would reasonably be expected to (1) impair, delay or prevent the closing of the merger, (2) make the funding of the debt financing less likely to occur, or (3) adversely impact the ability of Parent to enforce its rights against the other parties to the debt financing commitment, the ability of Parent to consummate the transactions contemplated by the merger agreement or the likelihood of consummation of the transactions contemplated by the merger agreement.

Parent and Merger Subsidiary have agreed to use their reasonable best efforts to:

•	maintain in full force and effect the debt financing commitment in accordance with its terms until the consummation of the merger;

•	satisfy all conditions and covenants applicable to Parent and Merger Subsidiary in the debt financing commitment;

•

enter into definitive agreements with respect thereto on the terms and conditions contemplated by the debt financing commitment or on such other terms as shall be acceptable to Parent and the financing sources (which do not adversely affect the amount of the financing or the likelihood of the financing);

•	consummate the financing;

•	fully enforce their rights under the debt financing commitment, including by bringing legal action; and

•	cause the lenders and other Persons providing financing to fund on the closing date of the merger the financing contemplated to be funded on the closing date of the merger.

Parent and Merger Subsidiary have agreed to give the Company prompt written notice: (A) of any breach or default related to the financing of which Parent or its affiliates becomes aware; (B) of the receipt of any written communication with respect to any (x) actual or potential breach, default, termination or repudiation by any party related to the financing or (y) material dispute or disagreement related to the financing; and (C) if for any reason Parent or Merger Subsidiary believes in good faith it will not be able to obtain the financing.

If any portion of the debt financing becomes unavailable on substantially the terms and conditions contemplated in the debt financing commitment, Parent will use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable to Parent, taken as a whole, than those set forth in the debt financing commitment, in an amount sufficient to consummate the transactions contemplated by the merger agreement as promptly as practicable following the occurrence of such event.

The Company has agreed to use its reasonable best efforts to cooperate in connection with the debt financing and causing the conditions in the debt financing commitment to be satisfied. However, the Company is not required to bear any expense (other than reasonable out-of-pocket costs) in connection with the financing prior to the effective time of the merger. If the merger agreement is terminated, Parent shall reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with the financing.

Parent and Merger Subsidiary acknowledge and agree that the obtaining of financing is not a condition to the closing of the merger.

Parent and Merger Subsidiary have acknowledged that they have committed to provide the equity financing as described herein, and to maintain in effect and satisfy the conditions of the equity financing commitments that are within their control.

Parent and Merger Subsidiary have agreed not to amend or waive any term of the equity financing commitments without the consent of the Company and to notify the Company if (i) the equity financing commitments expire or are terminated (or if any person attempts or purports to terminate the equity financing commitments), (ii) the investor parties refuse to provide or express an intent in writing to refuse to provide the full equity financing or (iii) Parent or Merger Subsidiary no longer believe in good faith that they will be able to obtain all or any portion of the equity financing on the terms set forth in the equity financing commitments.

Other Covenants

Indemnification and Insurance

The merger agreement contains provisions relating to the indemnification of and insurance for the Company’s and its subsidiaries’ current and former directors and officers. Parent has agreed that for six years after the effective time of the merger, it will cause the Company, as the surviving corporation, to indemnify and hold harmless the Company’s and its subsidiaries’ current and former directors and officers (and any entity or person who served as a fiduciary under or with respect to any employee benefit plan of the Company and its subsidiaries) (which we refer to as the “Indemnified Persons”) for acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger to the fullest extent permitted under applicable law or provided under the Company’s organizational documents and indemnification agreements with its directors and officers, each as in effect as of the date of the merger agreement, subject to any limitation imposed under applicable law.

For six years after the effective time of the merger, Parent will cause the surviving corporation to provide officers’ and directors’ liability, fiduciary and similar insurance in respect of acts or omissions occurring prior to the effective time of the merger covering each Indemnified Person covered as of the date of the merger agreement by the Company’s officers’ and directors’ liability, fiduciary and similar insurance on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date of the merger agreement, provided, however, that the surviving corporation will not be required to pay annual premiums in excess of 300% of the amount of the premium per annum the Company paid in its last full fiscal year. Alternatively, prior to the effectiveness of the merger, at the Company’s request, Parent may purchase a six year prepaid “tail policy” providing coverage benefits and terms no less favorable to the Indemnified Persons than the Company’s current policies, provided that the surviving corporation will not be required to pay annual premiums in excess of 300% of the amount of the premium per annum the Company paid in its last full fiscal year.

If Parent, the Company as the surviving corporation, or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision will be made so that the successors and assigns of Parent or the Company, as the case may be, will assume the foregoing indemnification obligations.

The rights of each Indemnified Person as described in this section will be in addition to any rights such person may have under the organizational documents of the Company or any of its subsidiaries, or under California law or any other applicable law or under any agreement of any Indemnified Person with the Company or any of its subsidiaries.

Filings; Other Actions; Notification

The Company and Parent will use their respective reasonable best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under applicable law to consummate in the most expeditious manner possible the merger and the other transactions contemplated by the merger agreement, including effecting the regulatory filings described in the merger agreement, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement.

In the event that the Federal Trade Commission, Department of Justice or any other governmental authority requires the divestiture or the holding separate by Parent of any assets, no adjustment will be made to the merger consideration and Parent shall be required to hold such assets separate, or to divest them, as the case may be, following the closing of the merger.

The Company and Parent have agreed, subject to certain exceptions and applicable law, to:

•

make an appropriate filing under the HSR Act with respect to the merger and all other filings required under any applicable non-U.S. antitrust or competition laws deemed necessary, advisable or appropriate with respect to the merger as promptly as practicable and, with respect to the HSR filing only, within ten business days after the date of the merger agreement;

•

supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the antitrust filings and use their reasonable best efforts to take all other actions necessary to cause grant of clearance or the expiration or termination of the applicable waiting periods with respect to the antitrust filings as soon as practicable;

•

cooperate with one another in connection with the preparation of this proxy statement, in determining whether any action by or in respect of, or filing with, any governmental authority is required or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts to which the Company or any of its subsidiaries is a party in connection with the merger and in taking such actions or making such filings, furnishing information required in connection therewith or with this proxy statement and seeking timely to obtain any such actions, consents, approvals or waivers;

•

promptly notify the other party of any communication it receives from any governmental authority relating to the merger agreement and permit the other party to review in advance any proposed communication to such governmental authority and provide copies of all correspondence relating thereto. Neither Parent nor the Company will agree to participate in any meetings with any governmental authority unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party an opportunity to attend and participate in such meeting;

•

consult with each other prior to issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to the merger agreement or merger, and except as may be required by applicable law or any listing agreement with or rule of any national securities exchange, not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation;

•

cooperate and use commercially reasonable efforts to take all actions reasonably necessary, proper or advisable to enable de-listing by the surviving corporation of the Company common stock from Nasdaq and deregistration under the Exchange Act as promptly as practicable after the effective time of the merger (and in any event no more than five business days after the closing date of the merger); and

•

notify the other party of: (i) any notice or other communication from any governmental authority in connection with the merger; (ii) any inaccuracy of any representation or warranty in the merger agreement at any time that could reasonably be expected to give rise to a risk of termination as further set forth in the merger agreement; and (iii) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement that could reasonably be expected to give rise to a right of termination as further set forth in the merger agreement.

In addition, the Company cannot settle or offer to settle any shareholder litigation brought against the Company and/or its directors prior to the effective time of the merger relating to the merger agreement and the transactions related thereto without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), and the Company is required to use its reasonable best efforts to keep Parent reasonably informed with respect to the status of any such litigation. Further, the Company must reasonably consult with Parent with respect to the defense or settlement of any such shareholder litigation.

Employee Benefit Matters

Parent has agreed that during the period commencing at the effective time of the merger and ending one year later, the employees of the Company and its subsidiaries as of the effective time of the merger who remain employed by the surviving corporation or any of its subsidiaries following the effective time of the merger (the “current employees”) will be provided with:

•

base salary and cash bonus opportunities (excluding long-term incentive opportunities and transaction or retention bonuses) which are no less favorable in the aggregate than the aggregate base salary and cash bonus opportunities (excluding long-term incentive opportunities and transaction or retention bonuses) provided by the Company and its subsidiaries immediately prior to the effective time of the merger;

•

retirement and welfare benefits and perquisites (excluding equity and equity-based benefits and defined benefit pension benefits, except as required by applicable law) that are substantially comparable in the aggregate those provided by the Company and its subsidiaries immediately prior the effective time of the merger; and

•

severance benefits that are no less favorable than those set forth in any employment or severance agreement between the Company and any such current employee or any severance policy or practice of the Company and our subsidiaries, as applicable, with respect to our employees as of the date of the merger agreement.

With respect to any employee benefit plan in which any current employee first becomes eligible to participate, on or after the effective time of the merger, Parent will (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such current employee under any new health and welfare company plans in which such current employee may be eligible to participate after the effective time of the merger and (ii) recognize service of current employees (or otherwise credited by the Company or its subsidiaries) accrued prior to the effective time of the merger for purposes of eligibility to participate in and vesting credit under (but not for the purposes of benefit accrual) any new Company plan in which such current employees may be eligible to participate after the effective time of the merger; provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

Parent will cause the Company following the closing of the merger to maintain, and fulfill all of its obligations under, the Company’s 2007 Officer Severance Plan, as amended, and 2011 Officer Severance Plan, in each case as in effect as of the date of the merger agreement.

Credit Agreement

On or prior to the fifth business day prior to the effective time of the merger, the Company will deliver to Parent a fully executed copy of a payoff letter, in customary form, from Wells Fargo Bank, N.A., or “Wells Fargo,” regarding the Company’s current credit agreement with Wells Fargo. The Company will, and will cause its subsidiaries to, use reasonable best efforts to deliver all notices and take all other actions to facilitate the termination of commitments under the Company’s credit agreement, the repayment in full of all obligations then outstanding thereunder and the release of all liens and termination of all guarantees in connection therewith on the closing date of the merger.

Other Tax Matters

To the extent requested by Parent, the Company and its subsidiaries will cooperate in good faith and use commercially reasonable efforts to repatriate (for U.S. income tax purposes) to the United States from non-U.S. subsidiaries of the Company an amount of cash in excess of the reasonable needs of the non-U.S. subsidiaries prior to closing of the merger, as requested by the Parent, in as tax- and cost-efficient manner as reasonably practicable effective immediately prior to the closing of the merger; provided however that the Company (i) may undertake any action it reasonably believes necessary to mitigate risk to the Company and its subsidiaries from such repatriation should the transactions contemplated by the merger agreement not close and (ii) will not be required to undertake any action that in its reasonable belief would create a material liability to the Company and its subsidiaries or any officer or director of the Company or any of its subsidiaries.

The Company will use commercially reasonable efforts to, as promptly as practicable after the date of the merger agreement, file a claim for a refund of U.S. federal income taxes paid by the Company with respect to its 2008 and/or 2009 tax year by carrying back tax losses generated in the 2010 tax year to such year(s), to the extent permitted by law.

Conditions to the Merger

Conditions to Each Party’s Obligations

The obligations of Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, to consummate the merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following mutual conditions:

•	approval of the proposal to approve the merger agreement by the Company’s shareholders in accordance with California law;

•	absence of legal prohibitions on completion of the merger; and

•	the termination or expiration of the waiting period (and any extension thereof) applicable to the merger under the HSR Act.

Conditions to Parent’s and Merger Subsidiary’s Obligations

The obligations of Parent and Merger Subsidiary to consummate the merger are subject to the satisfaction or waiver (to the extent permissible) of the following additional conditions:

•	the Company must have performed in all material respects all of its obligations under the merger agreement that are required to be performed by it at or prior to the effective time of the merger;

•

the representations and warranties of the Company relating to corporate existence and power, corporate authorization, capitalization, antitakeover statutes, and finders’ fees must be true and correct in all material respects at and as of the date of the merger agreement and at and as of the effective time of the merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

•

the representations and warranties of the Company relating to the absence of a material adverse effect on the Company since July 1, 2011 must be true and correct in all respects at and as of the date of the merger agreement and at and as of the effective time of the merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

•

the other representations and warranties of the Company must be true and correct (disregarding all qualifications or limitations as to “materially” or “material adverse effect”) at and as of the date of the merger agreement and at and as of the effective time of the merger (or, in the case of those representations and warranties that are made as of a particular date, as of such date), except where the failure to be so true and correct had not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company;

•

Parent must have received a certificate signed by the chief executive officer or chief financial officer of the Company certifying the satisfaction of the conditions described in the previous four bullets; and

•

since the date of the merger agreement, there has not occurred and there is not continuing as of the effective time of the merger any effect, development, event, change or circumstance that has had any material adverse effect of the Company.

Conditions to the Company’s Obligations

The obligations of the Company to consummate the merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following additional conditions:

•

each of Parent and Merger Subsidiary must have performed in all material respects all of their obligations under the merger agreement that are required to be performed by them at or prior to the effective time of the merger;

•

the representations and warranties of Parent must be true and correct (disregarding all qualifications or limitations as to “materially” or “material adverse effect”) at and as of the date of the merger agreement and at and as of the effective time of the merger (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent; and

•

the Company must have received a certificate signed by the chief executive officer or chief financial officer of Parent certifying the satisfaction of the conditions described in the previous two bullets.

Termination of the Merger Agreement

The Company and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by our shareholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by our shareholders, as follows:

•	by either Parent or the Company, if:

o	the merger has not been consummated by April 30, 2012 (however, this right to terminate the merger agreement will not be available to any party whose breach of the merger agreement results in the failure of the merger to be consummated by April 30, 2012);

o	the Company’s shareholder approval has not been obtained at the Company’s shareholder meeting at which a vote on the approval of the merger agreement was taken; or

o	any applicable law either (i) makes consummation of the merger illegal or otherwise prohibited or (ii) enjoins the Company or Parent from consummating the merger, which enjoinment will have become final and nonappealable, provided that the party seeking to terminate the merger agreement has used all reasonable best efforts required by the merger agreement to prevent, oppose and remove the applicable law.

•	by Parent, if:

o	an Adverse Recommendation Change (as defined on page 70) has occurred; or

o	a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the merger agreement has occurred that would cause the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement not to be satisfied and such breach or failure is not cured by the earlier of April 30, 2012 or thirty days following the Company’s receipt of written notice of such condition, provided that, at the time of the delivery of such notice, Parent is not in material breach of its obligations under the merger agreement.

•	by the Company, if:

o	the board of directors authorizes the Company, subject to complying with the terms of the merger agreement and prior to receipt of the Company shareholder approval, to enter into a written agreement concerning a Superior Proposal, and the Company has paid any termination fee due as described in “The Merger Agreement — Termination Fees and Expenses”;

o

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in the merger agreement has occurred that would cause the condition to closing of the merger relating to the accuracy of the representations and warranties of Parent or Merger Subsidiary or compliance by Parent or Merger Subsidiary with their obligations under the merger agreement not to be satisfied and such condition is not cured by the earlier of April 30, 2012 or thirty days following Parent’s receipt of written notice of such breach or failure, provided that, at the time of delivery of such notice, the Company is not in material breach of its obligations under the merger agreement; or

o	if all of the Parent’s conditions to closing of the merger (other than those conditions that by their nature are to be satisfied by actions taken at closing of the merger) have been satisfied, Parent and Merger Subsidiary fail to consummate the merger within three business days following the date on which the closing of the merger should have occurred, and the Company has given Parent written notice that it believes the two business day period contemplated for the closing of the merger has commenced and that it is prepared to close the merger.

If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party (or any Parent related party or Company related party) except as related to termination fees as provided in the merger agreement. The provisions of the merger agreement relating to reimbursement by Parent of the Company’s reasonable and documented out-of-pocket expenses in cooperating with Parent’s financing, effect of termination, notice, amendments and waivers, fees and expenses, binding effect, assignment, governing law, jurisdiction, and waiver of jury trial will continue in effect notwithstanding termination of the merger agreement.

Termination Fees and Expenses

Termination Fees Payable by the Company

The Company has agreed to pay Parent a termination fee equal to $15 million, if any of the following payment events occurs:

•	Parent terminates the merger agreement due to an Adverse Recommendation Change; or

•

the Company terminates the merger agreement because the board of directors has authorized the Company to enter into a written agreement concerning a Superior Proposal after complying with the terms of the merger agreement;

In addition, the Company has agreed to pay Parent a termination fee equal to $15 million if any of the following payment events occurs:

•

either Parent or the Company terminates the merger agreement because the merger has not been consummated on or before April 30, 2012 and the Company shareholders meeting has not been held by April 30, 2012;

•

either Parent or the Company terminates the merger agreement because the Company shareholders meeting shall have been convened and a vote to approve the merger agreement shall have been taken thereat and the approval of the Company’s shareholders shall not have been obtained; or

•

Parent terminates the merger agreement due to a breach of a representation or warranty or failure to perform any covenant or agreement on the part of the Company that would cause the condition to closing of the merger relating to the accuracy of the representations and warranties of Company or the compliance by the Company with its obligations under the merger agreement not to be satisfied and such condition is not cured by the Company by the earlier of April 30, 2012 or thirty days following the Company’s receipt of written notice of such breach or failure, provided that at the time of delivery of such notice, Parent is not in material breach of its obligations under the merger agreement;

provided, however, that the Company shall only be required to pay a termination fee if (A) prior to such termination under the first or third bullet points above or the taking of a vote to approve the merger agreement in the case of a termination under the second bullet point above, an Acquisition Proposal shall have been made to the shareholders of the Company generally or shall have otherwise been publicly disclosed or proposed by a third party and not withdrawn prior to such termination or vote to approve the merger agreement, as applicable, and (B) within twelve months following the date of such termination, the Company consummates a transaction described in the definition of “Acquisition Proposal” (provided that for this purpose all references to 20% in the definition of “Acquisition Proposal” on page 71 are deemed instead to be 50%).

Termination Fees Payable by the Parent

Parent has agreed to pay the Company a termination fee equal to $40 million, if any of the following events occurs:

•

the Company terminates the merger agreement due to a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in the merger agreement has occurred that would cause the condition to closing of the merger relating to the accuracy of the representations and warranties of Parent or Merger Subsidiary or compliance by Parent or Merger Subsidiary with their obligations under the merger agreement not to be satisfied and such condition is not cured by the earlier of April 30, 2012 or thirty days following Parent’s receipt of written notice of such breach or failure, provided that, at the time of delivery of such notice, the Company is not in material breach of its obligations under the merger agreement; or

•

the Company terminates the merger agreement because all of the conditions to closing of the merger (other than those conditions that by their nature are to be satisfied by actions taken at closing of the merger) have been satisfied, or to the extent permissible, waived by the party entitled to the benefit of such conditions, Parent and Merger Subsidiary fail to consummate the merger within three business days following the date on which the closing of the merger should have occurred, and the Company has given Parent written notice that it believes the two business day period for the closing of the merger has commenced and that the Company is prepared to close the merger.

Expenses

Except for the costs and expenses to be borne by Parent in connection with the Company’s and its subsidiaries efforts relating to the debt financing (as described in “Financing” above) and the termination fees described immediately above, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense, except Parent shall bear the filing fees of the filings made under applicable antitrust laws.

Remedies

In the event Parent and Merger Subsidiary fail to effect the closing of the merger or otherwise breach the merger agreement or fail to perform thereunder, then, except for certain rights to equitable relief, including specific performance, and our rights under the confidentiality agreement previously executed between the Company and Siris, our receipt of the parent fee is our sole and exclusive remedy against the Parent related parties for any losses suffered with respect to the merger agreement, any contract executed in connection with the merger agreement, the limited guarantee, the transactions contemplated by the merger agreement and the limited guarantee, the termination of the merger agreement, the failure of the merger to be consummated or any breach of the merger agreement by Parent or Merger Subsidiary. Upon payment of the parent fee, none of the Parent related parties will have any further liability or obligation to the Company relating to or arising out of the merger agreement, any contract executed in connection with the merger agreement or the transactions contemplated by the merger agreement or the transactions contemplated by the merger agreement, or any claims or actions under applicable law arising out of any breach, termination or failure described in the preceding sentence except with respect to the confidentiality agreement between the Company and Siris described above.

If the merger agreement is terminated in circumstances in which we are required to pay the termination fee, Parent’s and Merger Subsidiary’s sole and exclusive remedy against us will be to receive payment of the termination fee payable by us.

The parties to the merger agreement are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity.

Notwithstanding the foregoing, but subject to the merger agreement’s provisions regarding the parent fee, the Company is entitled to specific performance to cause Parent and/or Merger Subsidiary (1) to enforce the terms of the debt financing commitment (including by demanding Parent and/or Merger Subsidiary to file one or more lawsuits against the sources of the debt financing to fully enforce such sources’ obligations thereunder and their rights thereunder) and (2) to draw down the full proceeds of the equity financing pursuant to the terms and conditions of the equity financing commitments and to cause Parent and/or Merger Subsidiary to effect the closing of the merger, with respect to clause (2), if and only if (a) all closing conditions have been satisfied (other than those conditions that, by their nature, are to be satisfied at the closing of the merger and, at the time the Company seeks specific performance, are capable of being satisfied if the closing of the merger were to occur at such time) or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Subsidiary of their respective representations, warranties, covenants or agreements contained in the merger agreement, (b) the debt financing has been funded or will be funded at the date the closing of the merger is required to have occurred upon delivery of a drawdown notice by Parent or Merger Subsidiary and/or notice from Parent that the equity financing will be funded at such date, (c) Parent and Merger Subsidiary fail to complete the closing of the merger by the date the closing of the merger is required to have occurred, (d) the Company has confirmed in writing to Parent that all conditions to the Company’s obligations to consummate the merger have been satisfied or that it would be willing to waive any such unsatisfied conditions for purposes of consummating the merger, and (e) such specific performance would result in the consummation of the merger substantially contemporaneously with the consummation of the debt financing and the equity financing.

In no event is the Company permitted to obtain both a grant of specific performance that results in the merger occurring and the payment of all or a portion of the parent fee.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the effective time of the merger if, but only if, the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after approval of the merger agreement by the Company’s shareholders and without their further approval, no amendment or waiver that requires shareholder approval under California law may be made.

MARKET PRICE OF COMPANY COMMON STOCK

Our common stock, without par value, is listed on the Nasdaq Global Select Market under the symbol “TKLC.” The following table shows, for the periods indicated, the high and low sales prices, as the case may be, of a share of common stock for each quarter during fiscal years 2009 and 2010, and for the first, second, third and fourth (through December 16, 2011) quarters of fiscal 2011, as reported by published financial sources.

	Sales Price
	High	Low
2009
First Quarter	$14.43	$11.25
Second Quarter	$17.46	$12.74
Third Quarter	$19.68	$15.02
Fourth Quarter	$17.87	$13.86
2010
First Quarter	$18.83	$14.28
Second Quarter	$19.89	$12.67
Third Quarter	$14.55	$10.75
Fourth Quarter	$13.98	$11.21
2011
First Quarter	$13.41	$7.21
Second Quarter	$9.27	$7.36
Third Quarter	$9.32	$5.80
Fourth Quarter (through December 16, 2011)	$11.49	$5.64

On November 4, 2011, the last full trading day prior to the public announcement of the execution of the merger agreement, the closing sales price of Company common stock was $9.90. On December 16, 2011, the most recent practicable date before the printing of this proxy statement, the closing sales price of Company common stock was $11.01. You are urged to obtain a current market price listing for our common stock. Also on December 15, 2011, there were 69,353,192 shares of our common stock outstanding that were held of record by approximately 141 holders. Following completion of the merger, our common stock will be delisted from Nasdaq.

We have never paid any cash dividends on our common stock, and we do not have any present intention to commence payment of any cash dividends. We are currently restricted by the merger agreement from paying cash dividends.

COMMON STOCK OWNERSHIP OF

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table summarizes information regarding beneficial ownership of our common stock as of December 15, 2011 by (i) each person who is known to us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our current and former executive officers who was named in the Summary Compensation Table in the proxy statement relating to our 2011 Annual Meeting of Shareholders and (iv) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of our common stock issuable pursuant to options and share appreciation rights that are exercisable or become exercisable, within 60 days after December 15, 2011 are deemed to be beneficially owned by the person holding the options or share appreciation rights for purposes of calculating the percentage ownership of that person but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of our common stock beneficially owned by them, except, where applicable, to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	7,345,179	(2)	10.6%

Kensico Capital Management Corporation 55 Railroad Avenue, 2nd Floor Greenwich, CT 06830	6,974,844	(3)	10.1%

Thomas J. Coleman	6,974,844	(4)	10.1%

Brookside Capital Trading Fund, L.P. 111 Huntington Avenue Boston, MA 02199	6,463,954	(5)	9.3%

Katelia Capital Investments Ltd. Trident Chambers P.O. Box 146, Road Town Tortola, British Virgin Islands	6,133,922	(6)	8.8%

Ronald J. de Lange	206,028	(7)	*

Franco Plastina	165,881	(8)	*

Stuart H. Kupinsky	119,671	(9)	*

Carol G. Mills	50,250	(10)	*

Wolrad Claudy	47,341	(11)	*

Michael P. Ressner	37,250	(12)	*

Ronald W. Buckly	30,833	(13)	*

Gregory S. Rush	24,625		*

Hubert de Pesquidoux	21,666		*

William H. Everett	10,000	(14)	*

Anthony Colaluca, Jr.	—		—

Jean-Yves Courtois	—		—

All current directors and executive officers as a group (14 persons)	7,582,058	(15)	10.9%

*	Less than one percent.
(1)	Unless otherwise indicated, the address of each beneficial owner is care of Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560.
(2)	Based on an amended Schedule 13G filed on February 10, 2011, wherein BlackRock, Inc. reported that, as of January 31, 2011, it had sole voting and dispositive power as to these shares.
(3)

Based on an amended Schedule 13D filed on February 16, 2011, wherein Kensico, Michael Lowenstein and Thomas J. Coleman reported that, as of February 15, 2011, they had shared voting and dispositive power as to these shares.

(4)	Mr. Coleman is a Co-President of Kensico. See Footnote (3) above.
(5)

Based on an amended Schedule 13G filed on February 14, 2011, wherein Brookside Capital Trading Fund, L.P. reported that, as of December 31, 2010, it had sole voting and dispositive power as to these shares.

(6)

Based on an amended Schedule 13D filed on September 22, 2011, wherein Katelia Capital Investments Ltd. (“Katelia Capital”), as the record owner of the shares, The Katelia Trust, as the principal beneficial owner of Katelia Capital, Butterfield Trust (Switzerland) Limited, as trustee of The Katelia Trust, and Laurent Asscher, as an advisor to Katelia Capital, reported that as of September 16, 2011, they shared voting and dispositive power as to these shares.

(7)

Includes 100,000 shares subject to options held by Mr. de Lange, which are exercisable or become exercisable within 60 days after December 15, 2011, and 81,000 shares subject to share appreciation rights held by Mr. de Lange, which are exercisable or become exercisable within 60 days after December 15, 2011.

(8)	Stock ownership information for Mr. Plastina is provided to the best of our knowledge as Mr. Plastina resigned as President and Chief Executive Officer on January 4, 2011.
(9)	Includes 90,126 shares subject to share appreciation rights held by Mr. Kupinsky, which are exercisable or become exercisable within 60 days after December 15, 2011.
(10)	Includes 26,250 shares subject to options held by Ms. Mills, which are exercisable or become exercisable within 60 days after December 15, 2011.
(11)

Includes 15,000 shares subject to share appreciation rights held by Mr. Claudy, which are exercisable or become exercisable within 60 days after December 15, 2011. Additional stock ownership information for Mr. Claudy is provided to the best of our knowledge as Mr. Claudy resigned as Executive Vice President, Global Sales on April 29, 2011 and ceased being an employee on October 31, 2011.

(12)	Includes 21,250 shares subject to options held by Mr. Ressner, which are exercisable or become exercisable within 60 days after December 15, 2011.
(13)	Includes 14,833 shares subject to options held by Mr. Buckly, which are exercisable or become exercisable within 60 days after December 15, 2011.
(14)

Stock ownership information for Mr. Everett is provided to the best of our knowledge as Mr. Everett retired from his position as our Executive Vice President and Chief Financial Officer on March 31, 2010.

(15)

Includes 163,279 shares subject to options held by all current directors and executive officers as a group, which are exercisable or become exercisable within 60 days after December 15, 2011, and 260,751 shares subject to share appreciation rights held by all current directors and executive officers as a group, which are exercisable or become exercisable within 60 days after December 15, 2011.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “The Merger — Background of the Merger” beginning on page 26 of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of the Company’s securities, election of the Company directors or sale or other transfer of a material amount of our assets (i) between the Company or any of its affiliates, on the one hand, and Siris, Parent, Merger Subsidiary or their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of the Company or (iii) between the Company and its affiliates, on the one hand, and any person not affiliated with the Company who would have a direct interest in such matters, on the other hand.

DISSENTING SHAREHOLDERS RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your dissenting shareholder rights under California law and is qualified in its entirety by reference to the text of the relevant provisions of Chapter 13 of the California General Corporation Law, which are attached to this proxy statement as Annex C. Shareholders intending to exercise their rights that the Company purchase, at the fair market value, the shares of common stock of the Company held by them should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is completed, any holder of shares of common stock of the Company as of the record date may, by complying with the provisions of Chapter 13 of the California General Corporation Law, require the Company to purchase such holder’s shares of common stock of the Company at their fair market value. The fair market value will be determined as of November 6, 2011, the day immediately prior to the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation as a result of the proposed merger. Company shareholders who are considering asserting and exercising dissenting shareholder rights should consult their legal advisors.

Exercise of your rights as a dissenting shareholder under California law requires strict compliance with the procedures set forth in Chapter 13 of the California General Corporation Law. Failure to follow any of these procedures may result in a termination or waiver of dissenting shareholder rights under California law. The applicable provisions of California law are summarized below. Company shareholders who choose to exercise dissenting shareholder rights under California law must fully comply with the requirements of Chapter 13 of the California General Corporation Law.

Under the California General Corporation Law, a Company shareholder may be entitled to dissenting shareholder rights with respect to the shares of common stock of the Company held by such shareholder if such shares:

•	were outstanding on the record date;

•	were not voted in favor of the merger; and

•

if shareholders holding in the aggregate at least five percent of the Company’s outstanding shares of common stock properly exercise their dissenting shareholder rights under Chapter 13 of the California General Corporation Law.

If you desire to exercise dissenting shareholder rights and receive the fair value of your shares of common stock in cash instead of the merger consideration, your shares cannot be voted “FOR” the proposal to approve the merger agreement. If you return a signed proxy without voting instructions or with instructions to vote “FOR” the proposal to approve the merger agreement, your shares will be voted in favor of the approval of the merger agreement and you will lose dissenting shareholder rights. In addition, any proxy or vote against approval of the merger agreement will not in and of itself constitute a demand for dissenting shareholder rights within the meaning of Chapter 13.

Within ten days after approval of the approval of the merger agreement by the Company’s shareholders, each shareholder who is entitled to dissenting shareholder rights will receive a notice of such approval and a statement of the price determined by the Company to represent the fair market value of the shares. The notice will also describe the rights to which such shareholders are entitled and shall be accompanied by a copy of Chapter 13 of the California General Corporation Law (attached as Annex C to this proxy statement). Within thirty days after the date of the mailing of such notice, the Company’s shareholders must assert their dissenting shareholder rights by delivering a written demand to the Company or its transfer agent. The written demand must set forth the number and class of shares that such shareholder desires to be repurchased, include a statement as to what such shareholder claims to be the true fair market value of such shares. The statement of fair market value will constitute an offer by such shareholder to sell his shares at the price indicated therein.

If the shareholder and Company agree upon the fair market value and the shares held by such Company shareholder qualify as dissenting shares, the Company shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement. If the shareholder and Company are unable to agree upon the fair market value of the shares or whether the shares qualify as dissenting shares, the shareholder may file a complaint in California Superior Court seeking a determination by the court of the fair market value of the shares and/or whether the shares qualify as dissenting shares. The complaint must be filed within six months after the date on which the notice of the approval of the merger agreement by the company shareholders was mailed to the Company’s shareholders.

After determining which shareholders are entitled to dissenting shareholder rights, the court will evaluate the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The court will then direct payment of the fair value of the shares, together with interest, if any, to the dissenting shareholders. Any cash dividends declared and paid upon the dissenting shares after the date of approval of the merger agreement by the Company’s shareholders shall be credited against the total amount to be paid to the dissenting shareholders. The costs of proceedings may be determined by the court and shared by the parties as the court deems fit.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, the Company’s common stock will be delisted from Nasdaq and deregistered under the Exchange Act. We would no longer be required to file periodic reports with the SEC on account of Company common stock.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Tekelec is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments or postponements of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Tekelec may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Tekelec would need to adjourn or postpone the special meeting in order to solicit additional proxies. The adjournment/postponement proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder vote to approve the merger agreement.

To allow the proxies that have been received by Tekelec at the time of the special meeting to be voted for an adjournment or postponement, if necessary, Tekelec is submitting this proposal to approve one or more adjournments or postponements, only under those circumstances, to you for consideration. If the new date, time and place are announced at the special meeting before the adjournment or postponement, Tekelec is not required to give notice of the time and place of the adjourned or postponed meeting unless the board of directors fixes a new record date for the special meeting.

The adjournment/postponement proposal relates only to an adjournment or postponement of the special meeting occurring for purposes of soliciting additional proxies for approval of the proposal to approve the merger agreement in the event that there are insufficient votes to approve that proposal. Subject to the terms of the merger agreement, our board of directors retains full authority to the extent set forth in our amended and restated bylaws and California law to adjourn or postpone the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any shareholders.

If approval of the adjournment/postponement proposal is submitted to the Company’s shareholders, the approval requires the vote of a majority of the votes represented by the shares of the Company’s common stock present and entitled to vote thereon, whether or not a quorum is present.

The board of directors of Tekelec unanimously recommends that our shareholders vote FOR the adjournment/postponement proposal.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION (PROPOSAL NO. 3)

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Tekelec seek a non-binding, advisory vote from its shareholders to approve certain of the “golden parachute” compensation that the Company’s named executive officers will or may receive in connection with the merger. We are therefore asking our shareholders to approve such compensation, by voting for the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the golden parachute compensation that will be paid or that may become payable to Tekelec’s named executive officers in connection with the merger and that is disclosed under ‘Advisory Vote on Golden Parachute Compensation’ in the proxy statement for the special meeting.”

Information required by Item 402(t) of Regulation S-K regarding the golden parachute compensation that will or may be paid to our named executive officers based on or otherwise relating to the merger, including certain alternative change in control compensation arrangements that involve Parent and that are not subject to this proposal, is disclosed under “The Merger — Interests of our Directors and Executive Officers — Golden Parachute Compensation” beginning on page 49 and “The Merger — Interests of our Directors and Executive Officers — Narrative to Golden Parachute Compensation Table” beginning on page 51.

The golden parachute compensation that is subject to this proposal is set forth in the table below. The table assumes that the merger consideration per share of common stock of the Company is $11.00, that the merger closed on December 15, 2011, and that the officers experienced qualifying terminations of employment at the effective time of the merger.

Golden Parachute Compensation Subject to the Advisory Vote

			Perquisites/
Name	Cash(1)	Equity(2)	Benefits(3)	Total
Ronald J. de Lange	$1,800,000	$2,111,548	$8,957	$3,920,505
Gregory S. Rush	928,000	839,231	26,700	1,793,931
Stuart H. Kupinsky	744,000	824,596	20,025	1,588,621

(1)

Cash. In the case of Mr. de Lange and under our 2011 Officer Severance Plan, represents lump sum cash severance in an amount equal to two times Mr. de Lange’s “annual compensation,” which consists of annual base salary and bonus components. In the case of Messrs. Rush and Kupinsky and under our 2007 Officer

Severance Plan, represents lump sum cash severance in an amount equal to two times (for Mr. Rush) and one and one-half times (for Mr. Kupinsky) the officer’s “annual compensation,” which consists of annual base salary and bonus components. Any such payments would result from the “double trigger” change in control provisions in our officer severance plans. Under these “double trigger” provisions, the cash severance is payable only if (i) the merger occurs and (ii) the officer’s employment terminates under certain qualifying circumstances as provided in the applicable officer severance plan.
(2)	Equity. Represents the lump sum aggregate payments to be made in respect of unvested share appreciation rights and restricted stock units. Such values would result, pursuant to the terms of the merger agreement, from the “single trigger” acceleration of vesting upon consummation of the merger and are applicable regardless of whether the officer’s employment terminates. Such values consist of the following: for Mr. de Lange, the aggregate value of share appreciation rights that will vest is $462,142, and the aggregate value of restricted stock units that will vest is $1,649,406; for Mr. Rush, the aggregate value of share appreciation rights that will vest is $213,760, and the aggregate value of restricted stock units that will vest is $625,471; and for Mr. Kupinsky, the aggregate value of share appreciation rights that will vest is $190,380, and the aggregate value of restricted stock units that will vest is $634,216.
(3)	Perquisites/Benefits. Represents the estimated value of two years (for Messrs. de Lange and Rush) and one and one-half years (for Mr. Kupinsky) of reimbursement of COBRA premiums for continued health coverage under the Company’s group health plan to the same extent to which the officers were covered under such plan on the date immediately preceding the assumed date of the merger. These amounts would result from the “double trigger” change in control provisions in the Company’s 2011 Officer Severance Plan (for Mr. de Lange) and the Company’s 2007 Officer Severance Plan (for Messrs. Rush and Kupinsky) and are applicable only if an officer’s employment terminates under certain qualifying circumstances as provided in the applicable officer severance plan.

For additional information regarding the golden parachute compensation described in the above table, including information regarding (i) the definition of an officer’s “annual compensation” for purposes of the applicable officer severance plan and (ii) the “qualifying” circumstances under which, for purposes of the applicable severance plan, the termination of an officer’s employment may entitle the officer to cash severance compensation and health benefits, please refer to “The Merger — Interests of Our Directors and Executive Officers — Narrative to Golden Parachute Compensation Table” beginning on page 51.

This proposal 3 will be approved if the above resolution receives the approval of a majority of (i) the votes represented by the shares of common stock present or represented at the special meeting and voting on this proposal and (ii) the number of shares representing the quorum required to transact business at the special meeting.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company. Therefore, regardless of whether our shareholders vote to approve the golden parachute compensation that is described in this proposal 3, if the merger is approved by the Company’s shareholders and completed, such golden parachute compensation will be paid or may become payable to the named executive officers to the extent provided in the terms of the relevant compensation arrangements.

The board of directors of the Company unanimously recommends that our shareholders approve the golden parachute compensation arrangements described in this proposal 3 by voting FOR the above resolution.

OTHER MATTERS

Other Matters for Action at the Special Meeting

We currently know of no matters to be submitted at the special meeting other than those described in this proxy statement. If any other matters properly come before the special meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Future Shareholder Proposals

If we obtain the requisite shareholder vote at the special meeting and the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders.

If the merger is not consummated, we expect to hold an annual meeting of our shareholders in 2012, which we refer to as the “2012 Annual Meeting.” We must receive any proposed resolutions that our shareholders intend to present at the 2012 Annual Meeting and include in our proxy materials no later than December 10, 2011; provided, however, that if the date of the 2012 Annual Meeting is more than thirty days before or after the anniversary date of our 2011 annual meeting of shareholders, then we must receive written notice of such matters within a reasonable time before we begin to print and mail our proxy materials. It is recommended that shareholders submitting proposals direct them to our Corporate Secretary via certified mail, return receipt requested, in order to ensure timely delivery.

In addition, our amended and restated bylaws require that we be given advance notice of shareholder nominations for election to our board of directors and of other matters that shareholders wish to present for action at an annual meeting of shareholders. The required notice must be in writing, include the information set forth in our amended and restated bylaws and be received by our Corporate Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days, or delayed by more than 60 days, from the anniversary date of the preceding year’s annual meeting, then we must receive written notice of such matters no earlier than the 120th day prior to that annual meeting and not later than (i) the 90th day prior to that annual meeting or (ii) the tenth day following the day on which the date of the meeting is first publicly announced by us. We have not yet established the date of the 2012 Annual Meeting in the event it is held, but assuming it is held in May 2012, in order to comply with the time periods set forth in our amended and restated bylaws, appropriate notice for the 2012 Annual Meeting would need to be provided to our Corporate Secretary no earlier than January 14, 2012 and no later than February 13, 2012.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us, or our transfer agent, if you are a record holder of shares. You can notify us by sending a written request to Tekelec, Attention: Corporate Secretary, 5200 Paramount Parkway, Morrisville, North Carolina 27560, or by calling the Corporate Secretary at (919) 460-5500. You can notify our transfer agent, Computershare Investor Services, by sending them a written request to 250 Royall Street, Canton, Massachusetts 02021 or by calling 1-877-373-6374.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file at the SEC’s Public Reference Room in Washington D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.tekelec.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not a part of this proxy statement, and therefore is not incorporated herein by reference.

Should you want more information regarding us, please refer to the annual, quarterly and current reports, as applicable, filed with the SEC.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

1.	Annual Report on Form 10-K for the year ended December 31, 2010;

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

3.	Current Reports on Form 8-K filed on January 5, 2011, January 18, 2011, February 10, 2011, February 16, 2011, March 3, 2011, April 6, 2011, April 12, 2011, May 16, 2011, June 1, September 13, 2011, November 7, 2011 and November 16, 2011;

4.	Our definitive proxy materials filed with the SEC on April 7, 2011, for our 2011 Annual Meeting of Shareholders held on May 13, 2011; and

5.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on November 12, 1986.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary, at the Company’s headquarters at 5200 Paramount Parkway, Morrisville, North Carolina 27560; by calling MacKenzie Partners, Inc., which is assisting us in the solicitation of proxies, toll-free at (800) 322-2885 or collect at (212) 929-5500; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

The information concerning us contained in this document has been provided by us, and the information concerning Parent and Merger Subsidiary included in this document has been provided by Parent.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 16, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

BY ORDER OF THE BOARD OF DIRECTORS

Stuart H. Kupinsky Corporate Secretary

Morrisville, North Carolina

December 16, 2011

EXECUTION COPY

APPENDIX A

AGREEMENT AND PLAN OF MERGER

dated as of

November 6, 2011

among

TITAN PRIVATE HOLDINGS I, LLC,

TITAN PRIVATE ACQUISITION CORP.

and

TEKELEC

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 6, 2011 among Titan Private Holdings I, LLC, a Delaware limited liability company (“Parent”), Titan Private Acquisition Corp., a California corporation and a direct or indirect, wholly-owned subsidiary of Parent (“Merger Subsidiary”) and Tekelec, a California corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger (as defined below), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, the Guarantor (as defined below) is entering into a Limited Guarantee (as defined below) in favor of the Company with respect to certain of Parent’s and Merger Subsidiary’s obligations under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal (other than an offer or proposal by Merger Subsidiary or Parent) relating to (A) any acquisition or purchase, direct or indirect, of 20% or more of the equity or voting securities of the Company, (B) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of the equity or voting securities of the Company, or (C) a sale of assets equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenue or earnings on a consolidated basis are attributable, or a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose business, individually or in the aggregate, constitutes 20% or more of the consolidated assets, consolidated revenues or consolidated earnings of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“California Law” means the General Corporation Law of the State of California, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended July 1, 2011.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of July 1, 2011 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means July 1, 2011.

“Company Common Stock” means the common stock, without par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and includes all Intellectual Property listed on Section 4.17 of the Company Disclosure Schedule.

“Company Related Parties” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of any of the foregoing.

“Company Restricted Stock Unit” means each outstanding restricted stock unit (whether subject to time-vesting or performance-vesting conditions) under the Stock Plans representing the right to receive a share of Company Common Stock.

“Contract” means any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease, license, note, bond, mortgage, indenture, debenture or deed of trust.

“DOJ” means the United States Department of Justice.

“Environmental Law” means any Applicable Law relating to (i) the control of any potential Hazardous Substance or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of a Hazardous Substance, (iii) human health and safety with respect to exposures to and management of Hazardous Substances, or (iv) the environment or natural resources.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby and their respective Affiliates, including the parties to the Debt Financing Commitment and any joinder agreements or credit agreements relating thereto.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory, executive, judicial, legislative, police, taxing or administrative authority, department, court, tribunal, board, bureau, agency, commission, official, or arbitral body, including any political subdivision thereof, or any non-governmental self-regulatory agency (including any stock exchange), commission or authority.

“Hazardous Substance” means any chemical, substance, waste or material listed or defined as a “waste,” “pollutant,” “contaminant,” “toxic,” “radioactive,” “ignitable,” “corrosive,” “reactive,” “hazardous” or other term of similar regulatory import under any Environmental Law or that is regulated by a Governmental Authority, or that could result in liability, under any Environmental Law, including petroleum, petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal of, accrued interest of, premium (if any) in respect of and prepayment and other penalties, charges, expenses and fees associated with (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person under derivatives contracts; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” shall mean all worldwide intellectual and industrial property rights, including (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction (the “Patents”); (iii) know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person (the “Trade Secrets”); (iv) writings and other tangible works, whether copyrightable or not, in any jurisdiction, Software and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights.

“IT Assets” shall mean computers, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge of Parent” means the actual knowledge of the individuals set forth on Annex I attached hereto.

“knowledge of the Company” means the actual knowledge of the Company’s executive officers.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, restriction on transfer, right of first offer or right of first refusal, encumbrance or other adverse right, claim or interest of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means with respect to any Person, any change, effect, circumstance, development or event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that no change, effect, circumstance, development or event (by itself or when aggregated or taken together with any and all other changes, effects, circumstances, developments or events) resulting from, arising out of, or attributable to, any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (A) any changes, effects, circumstances, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) any changes, effects, circumstances, developments or events in the industries in which such Person and its Subsidiaries operate, (C) any changes, effects, developments, circumstances or events resulting from the announcement or pendency of the transactions contemplated by this Agreement, the identity of Parent or the performance or compliance with the terms of this Agreement (including, in each case, any loss of customers, suppliers or employees or any disruption in business relationships), (D) any changes, effects, circumstances, developments or events resulting from the failure of such Person to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such Person’s common stock (it being understood that the underlying causes of such failure or fluctuations may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (E) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, (F) any matters set forth on Section 4.12 of the Company Disclosure Schedule, or (G) any changes in Applicable Law or GAAP (or any interpretation thereof) after the date hereof; provided that any change, effect, circumstance, development or event referred to in clauses (B), (E) and (G) above shall not be taken into account in determining whether a Material Adverse Effect has occurred only to the extent as such change, effect, circumstance, development or event is not materially and disproportionately adverse to such Person and its Subsidiaries relative to other Persons operating in the industries in which such Person and its Subsidiaries operate.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Organizational Documents” means (i) with respect to any entity that is a corporation, such corporation’s certificate or articles of incorporation and bylaws, (ii) with respect to any entity that is a limited liability company, such limited liability company’s certificate or articles of formation and operating agreement, and (iii) with respect to any other entity, such entity’s organizational or charter documents.

“Parent Material Adverse Effect” means any change, effect, circumstance, development or event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Subsidiary to timely perform its obligations under this Agreement or consummate the Merger.

“Parent Related Parties” means (i) Parent, Merger Subsidiary, the Guarantor, the Sponsors and the Financing Sources, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent, Merger Subsidiary, the Guarantor, the

Sponsors or the Financing Sources or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, or assignees of any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or similar Liens incurred in the ordinary course of business that are not yet due; (iii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property; (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case incurred in the ordinary course of business consistent with past practice; and (vi) Liens that do not materially detract from the value or materially interfere with the present use of the property or asset subject thereto or affected thereby.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, estate, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Section 16 Officers” means those officers of the Company required to file reports with the SEC pursuant to Section 16 of the 1934 Act.

“Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, API’s, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

“Stock Plans” means the Company’s Amended and Restated 2004 Equity Incentive Plan for New Employees, the Amended and Restated 2003 Equity Incentive Plan, the Amended and Restated Non-Employee Director Stock Option Plan, the Amended and Restated 1994 Stock Option Plan, the Taqua Systems 2002 Stock Incentive Plan and other equity based arrangements.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or its Affiliates.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local “mass layoff” or “plant closing” law.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Action	Section 4.12
Adverse Recommendation Change	Section 6.03(a)
Agreement	Preamble
Antitrust Filings	Section 8.01(b)
Articles of Merger	Section 2.01(c)
Certificate	Section 2.02(a)
Chosen Courts	Section 11.08
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Company	Preamble
Company Board Recommendation	Section 4.02(b)
Company Capital Stock	Section 4.05(a)
Company Material Contract	Section 4.14
Company Payment Event	Section 11.04(b)
Company Permits	Section 4.13
Company Proxy Statement	Section 4.09
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Shareholder Approval	Section 4.02(a)
Company Shareholder Meeting	Section 6.02
Company Share Appreciation Right	Section 2.05(d)
Company Stock Option	Section 2.05(a)
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 11.04(b)
Confidentiality Agreement	Section 6.04
Credit Agreement	Section 8.12
Credit Facility Termination	Section 8.12
Current Employees	Section 7.02(a)
D&O Insurance	Section 7.01(c)
Debt Financing	Section 5.06(a)
Debt Financing Commitment	Section 5.06(a)
Dissenting Shares	Section 2.04
Effective Time	Section 2.01(c)
Equity Financing	Section 5.06(a)
Equity Financing Commitments	Section 5.06(a)
Employee Plans	Section 4.16(a)
End Date	Section 10.01(b)(i)
ESPP	Section 2.05(b)
Filed Company SEC Documents	Article 4
Financing	Section 5.06(a)
Financing Commitments	Section 5.06(a)
Foreign Benefit Plan	Section 4.16(a)
Guarantor	Section 5.11
Holdings	Section 5.06
HSR Filing	Section 8.01(b)
Indemnified Person	Section 7.01(a)
internal controls	Section 4.07(f)
IRS	Section 4.15(c)
Leased Real Property	Section 4.18

Term	Section
Limited Guarantee	Section 5.11
Merger	Section 2.01(a)
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
New Company Plans	Section 7.02(b)
Notice of Superior Proposal	Section 6.03(d)
Order	Section 4.12
Parent	Preamble
Parent Termination Fee	Section 11.04(c)
Patent	Section 1.01
Paying Agent	Section 2.03(a)
Payment Fund	Section 2.03(a)
Payoff Amount	Section 8.12
Representatives	Section 6.03(a)
Required Governmental Authorizations	Section 4.03
Sponsors	Section 5.06(a)
Superior Proposal	Section 6.03(e)
Surviving Corporation	Section 2.01(a)
Takeover Statute	Section 4.20
Tax	Section 4.15(i)
Taxing Authority	Section 4.15(i)
Tax Return	Section 4.15(j)
Trade Secrets	Section 1.01
Uncertificated Share	Section 2.02(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. Any dollar threshold set further herein shall not be used as a benchmark for determination of what is “material” or a “Material Adverse Effect” or any phrase of similar import under the Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including such date, respectively. References to “law,” “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.

ARTICLE 2

THE MERGER

Section 2.01. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with California Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in Los Angeles, California at the offices of Simpson Thacher & Bartlett LLP, as soon as possible, but in any event no later than two (2) Business Days after the date on which the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) Upon the Closing, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of California, in such form as is required by, and executed in accordance with, the relevant provisions of California Law. The Merger shall become effective at such time (the “Effective Time”) as the Articles of Merger are duly filed with the Secretary of State of the State of California (or at such later time as permitted by California Law as Parent and the Company shall agree and shall be specified in the Articles of Merger).

(d) The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of California Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under California Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a) except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $11.00 in cash, without interest (such per share amount, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and each uncertificated share of Company Common Stock (each, an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration;

(b) each share of Company Common Stock held by the Company or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company that is reasonably satisfactory to the Company (the “Paying Agent”) to act as paying agent for the purpose of paying the Merger Consideration to the holders of Company Common Stock and shall enter into a paying agent agreement with the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of shares of Company Common Stock, for payment in accordance with this Section 2.03 through the Paying Agent, cash sufficient to pay the aggregate Merger Consideration pursuant to Section 2.02. All cash deposited with the Paying Agent pursuant to this Section 2.03(a) shall be referred to as the “Payment Fund.” Promptly after the Effective Time (and in any event within two (2) Business Days following the Closing Date), Parent shall send, or shall cause the Paying Agent to send, to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock entitled to receive payment of the Merger Consideration pursuant to Section 2.02(a) a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent in accordance with the procedures set forth in the letter of transmittal) for use in such payment. The Payment Fund may be invested by the Paying Agent as directed by Parent in short term obligations of the United States of America with maturities of no more than thirty (30) days, short term obligations guaranteed by the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration pursuant to Section 2.02 shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed and validly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and converted into the right to receive only the Merger Consideration to the extent provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04. Dissenting Shares. Notwithstanding any provision in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded that the Company purchase such shares in accordance with Chapter 13 of California Law (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. Holders of Dissenting Shares shall be entitled only to such rights as are granted by Chapter 13 of California Law. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to dissent under Chapter 13 of California Law, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for payment of any shares of Company Common Stock pursuant to Chapter 13 of California Law, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Stock Options and Other Equity Awards.

(a) Options. At the Effective Time, each outstanding Company Stock Option, whether or not then exercisable or vested, shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time), an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock under such Company Stock Option, less any applicable taxes required to be withheld with respect to such payment. As used herein, the term “Company Stock Option” shall mean any outstanding option under the Stock Plans to purchase shares of capital stock of the Company. As of the Effective Time, each Company Stock Option for which the exercise price per share of Company Common Stock equals or exceeds the Merger Consideration shall be canceled and have no further effect, with no right to receive any consideration therefor. As of the Effective Time, all other Company Stock Options shall no longer be outstanding and shall automatically cease to exist and shall become only the right to receive the option consideration described in this Section 2.05(a), and, without limiting the foregoing, the Board of Directors of the Company or the appropriate committee thereof shall take all reasonable actions to effectuate the terms of this Section 2.05(a), including obtaining any required participant consent.

(b) Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company will adopt such resolutions and take such other reasonable actions as may be required to provide that with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”): (A) participants in the ESPP may not alter their payroll deductions from those in effect on the date of this Agreement (other than to discontinue their participation in the ESPP), (B) no offering period will be commenced after the date of this Agreement, (C) any offering period under the ESPP that is in effect as of the date of this Agreement shall terminate on the twentieth (20th) Business Day following the date of this Agreement and all amounts credited to the accounts of participants shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP (and such shares shall be treated as other outstanding shares in accordance with Section 2.02 of this Agreement); and (D) the ESPP shall be terminated, effective as of the Effective Time.

(c) Company Restricted Stock Units. At the Effective Time, each outstanding Company Restricted Stock Unit shall become fully vested and be cancelled in exchange for the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) Business Days after the Effective Time, an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Restricted Stock Unit immediately prior to the Effective Time, multiplied by (B) the Merger Consideration, less any applicable taxes required to be withheld with respect to such payment. Without limiting the foregoing, the Board of Directors of the Company or the appropriate committee thereof shall take all reasonable actions to effectuate the terms of this Section 2.05(c), including obtaining any required participant consent.

(d) Company Share Appreciation Rights. At the Effective Time, each outstanding share appreciation right entitling the holder thereof the right to receive shares of Company Common Stock (or a cash payment determined in relation to the value thereof) upon exercise issued pursuant to any applicable Stock Plan (each, a “Company Share Appreciation Right”), whether or not exercisable or vested, for which the exercise price per share of Company Common Stock is less than the Merger Consideration shall be canceled, and the Company shall pay each holder of any such right at or promptly after the Effective Time for each such Company Share Appreciation Right surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such right by (ii) the number of shares of Company Common Stock subject to such Company Share Appreciation Right (assuming full vesting of all Company Share Appreciation Rights). As of the Effective Time, each Company Share Appreciation Right for which the exercise price per share of Company Common Stock equals or exceeds the Merger Consideration shall be canceled and have no further effect, with no right to receive any consideration therefor. As of the Effective Time, all other Company Share Appreciation Rights shall no longer be outstanding and shall automatically cease to exist and shall become only the right to receive the consideration described in this Section 2.05(d), and, without limiting the foregoing, the Board of Directors of the Company or the appropriate committee thereof shall take all reasonable actions to effectuate the terms of this Section 2.05(d), including obtaining any required participant consent.

(e) The Company shall take all actions necessary to terminate, effective as of the Effective Time, the Stock Plans and any other plan, program or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Company Common Stock and ensure that neither the Company nor any of its Subsidiaries will, as of and following the Effective Time, be bound by any rights under the Stock Plans or any other plan, program or arrangement (or provision thereof) providing for the issuance or grant of any interest in respect of shares of Company Common Stock.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Common Stock shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.07. Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law, and if any such amounts are deducted and withheld, Parent shall, or shall cause the Surviving Corporation to, as the case may be, timely pay such amounts to the appropriate Government Authority. If the Paying Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Paying Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Articles of Incorporation. The articles of incorporation of the Company shall be amended in their entirety at the Effective Time as set forth on Annex II and, as amended, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law or their earlier death, resignation or removal in accordance with the Surviving Corporation’s Organizational Documents, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed with or furnished to the SEC by the Company and publicly available prior to the date of this Agreement (“Filed Company SEC Documents”) (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking, in each case other than any specific factual information contained therein), provided that nothing in the Filed Company SEC Documents shall be deemed to modify or qualify the Company’s representations and warranties set forth in Section 4.05, or (ii) subject to Section 11.05, as set forth in the corresponding section of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all corporate powers required to own, lease and operate its properties and assets and to carry on its business as conducted as of the date hereof. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and, subject to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in connection with the consummation of the Merger (the “Company Shareholder Approval”), to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company Shareholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary for the adoption of this Agreement and for the consummation by the Company of the other transactions contemplated hereby.

(b) Without limiting the generality of Section 4.02(a), at a meeting duly called and held, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the performance by the Company of its covenants and obligations hereunder, (iii) adopted and declared advisable this Agreement and the transactions contemplated hereby, (iv) directed that this Agreement be submitted to the Company’s shareholders for their approval and adoption, and (v) resolved to recommend approval and adoption of this Agreement by the Company’s shareholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of California and appropriate corresponding documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and under any comparable merger control laws in the jurisdictions listed in Section 4.03 of the Company Disclosure Schedule (the consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings required under or in connection with any of the foregoing clauses (i) and (ii) above, the “Required Governmental Authorizations”), (iii) the filing with the SEC of the Company Proxy Statement and other filings and reports that may be required in connection with this Agreement and the transactions contemplated by this Agreement under the 1933 Act, the 1934 Act and any other applicable U.S. state securities laws, (iv) compliance with applicable NASDAQ rules and regulations, and (v) any other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company or any Subsidiary of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) except as set forth on Section 4.04(iii) of the Company Disclosure Schedule and assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, modification, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, any Contract binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets, properties, rights or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset, property or right of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (excluding exception (C) in the definition of Material Adverse Effect).

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists solely of 200,000,000 shares of Company Common Stock, without par value (the “Company Capital Stock”). As of November 3, 2011, there were issued and outstanding (A) 69,254,953 shares of Company Common Stock, (B) Company Stock Options to purchase an aggregate of 1,263,752 shares of Company Common Stock (of which Company Stock Options to purchase an aggregate of 1,263,752 shares of Company Common Stock were exercisable), (C) Company Share Appreciation Rights with respect to an aggregate of 1,168,026 shares of Company Common Stock (of which rights with respect to an aggregate of 318,126 shares of Company Common Stock were exercisable) and (D) 1,431,820 Company Restricted Stock Units covering an aggregate of 1,431,820 shares of Company Common Stock. As of November 3, 2011, other than an aggregate of 3,416,100 shares of Company Common Stock reserved for issuance under the Stock Plans and the ESPP, the Company has no shares reserved for issuance. All outstanding shares of Company Capital Stock have been, and all shares of Company Capital Stock that may be issued pursuant to any Stock Plan or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of California Law, the Organizational Documents of the Company or any Contract to which the Company is a party or is otherwise bound. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 4.05(a) of the Company Disclosure Schedule contains a complete and correct list as of November 3, 2011 of (i) each outstanding Company Stock Option, including with respect to each such option, the Stock Plan under which such option was granted, the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto, (ii) all outstanding Company Restricted Stock Units, including with respect to each such Company Restricted Stock Unit, the Stock Plan under which such Company Restricted Stock Unit was granted, the holder, date of grant, vesting schedule and number of shares of Company Common Stock subject thereto, and (iii) each outstanding Company Share Appreciation Right, including with respect to each such Company Share Appreciation Right, the Stock Plan under which such Company Share Appreciation Rights was granted, the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto.

(b) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities or other interests having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in this Section 4.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other equity or voting securities of or other ownership or voting interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other equity or voting securities of or other ownership or voting interest in the Company, (iii) warrants, calls, options or other rights, commitments, agreements or understandings of any character to acquire from the Company, or other obligations of the Company to issue, any capital stock, other equity or voting securities or securities convertible into or exchangeable for capital stock or other equity or voting securities of or other ownership or voting interest in the Company, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in the Company, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as “Company Securities”). There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding with respect to the voting of any Company Securities (including voting trusts and proxies) or sale or transfer of any Company Securities. There are no registration rights, rights agreements, “poison pill” anti-takeover plans or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any

Company Securities. The Company Common Stock constitutes the only outstanding class of Company Securities registered under the 1933 Act or the 1934 Act.

Section 4.06. Subsidiaries.

(a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now being conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.06(a) of the Company Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of the Company. Other than those Subsidiaries of the Company listed on Section 4.06(a) of the Company Disclosure Schedule, the Company does not control, directly or indirectly, or have any direct or indirect equity or voting participation or similar interest in any Person.

(b) Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other equity or voting securities or ownership or voting interests in, each Subsidiary of the Company, is (1) duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights and (2) owned by the Company or other Subsidiary of the Company, if applicable, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting securities or ownership or voting interests) and not subject to or issued in violation of any purchase option, call option, right of first refusal, subscription right or any similar right under any Applicable Law, the Organizational Documents of the Company or any Subsidiary or any Contract to which the Company or any Subsidiary is a party or is otherwise bound. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting securities of or ownership or voting interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights, commitments, agreements or understandings of any character to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other equity or voting securities of or ownership or voting interests in, or any securities convertible into or exchangeable for any capital stock or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in any Subsidiary of the Company, or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by any Subsidiary of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding with respect to the voting of any Company Subsidiary Securities (including voting trusts and proxies) or sale or transfer of any Company Subsidiary Securities. There are no registration rights, rights agreement, “poison pill” anti-takeover plan or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any Company Subsidiary Securities. There is no outstanding class of Company Subsidiary Securities registered under the 1933 Act or the 1934 Act.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to, or will timely file with or furnish to, the SEC all reports, schedules, forms, statements, prospectuses, registration statements, certifications and other documents required to be filed or furnished by the Company since January 1, 2008 (collectively, including those that the

Company may file after the date hereof until the Closing, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its respective filing date (or, if amended or superseded, on the date of such subsequent filing), each Company SEC Document complied, or will comply when filed, as to form, in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c) As of its respective filing date (or, if amended or superseded, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, or will not at the time it is filed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to the Company’s principal executive officer and principal financial officer.

(f) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”), and the Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls known to the Company which would be reasonably expected to materially adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, known to management that involves management or other employees who have a significant role in internal controls. Such internal controls are sufficient or effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by the Company from the SEC. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act, and neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(h) Since January 1, 2008, none of the independent public accountants of the Company or any Subsidiary of the Company has resigned or been dismissed as an independent public accountant of the Company or any Subsidiary of the Company as a result of or in connection with any disagreement with the Company or any Subsidiary of the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since January 1, 2008, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any related notes and schedules) included or incorporated by reference in the Company SEC Documents (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (ii) fairly present or will fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC that have not been so described in the Company SEC Documents. Except as set forth on Section 4.08 of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has any Indebtedness described in clause (i) or clause (iv)  of the definition of Indebtedness in an amount in excess of $500,000.

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent or Merger Subsidiary specifically for use therein.

Section 4.10. Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date of this Agreement, except as disclosed in Section 4.10 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has, in all material respects, been conducted in the ordinary course consistent with past practices, and there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would be prohibited under Section 6.01(a) through (t).

(b) Since the Company Balance Sheet Date through the date of this Agreement, there has not been any Material Adverse Effect on the Company.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries other than (i) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice or in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby, and (iv) liabilities or obligations that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Litigation. Except as set forth on Section 4.12 of the Company Disclosure Schedule, as of the date of this Agreement, there is no action, suit, investigation, claim, demand, arbitration, charge or proceeding (“Action”) pending against, or, to the knowledge of the Company, threatened (including cease and desist letters or invitations to take a patent license) against the Company or any of its Subsidiaries or any of their securities, rights, assets or properties before (or, in the case of threatened actions, suits, investigations, claims, demands, arbitrations, charges or proceedings, would be before) any arbitrator or Governmental Authority, that, if adversely determined, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, settlement, rule, order, writ or other requirement of any kind of any arbitrator or Governmental Authority outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority (each, an “Order”) involving, the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13. Compliance with Applicable Laws. The Company and each of its Subsidiaries is in compliance with, is not in violation of, and since January 1, 2009, has not received any written notice alleging any violation with respect to any Applicable Laws except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions, franchises, registrations, grants and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries is, and since January 1, 2009, has been, in compliance with the terms of the Company Permits (which are valid and in full force and effect), except for failures to comply, violations or failures to be valid and in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no Action pending or, to the knowledge of the Company, threatened in writing to revoke, suspend, cancel, terminate or adversely modify any Company Permit.

Section 4.14. Material Contracts. Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to which the Company or any of its Subsidiaries is a party or by which they are bound as of the date of this Agreement (each such Contract, together with the Contracts listed on Section 4.14 of the Company Disclosure Schedule, a “Company Material Contract”) is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms (except to the extent it has previously expired in accordance with its terms), except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate or written notice of breach or default, in whole or part, any of the same has been served. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any other party to any Company Material Contract is or is alleged to be in violation or breach of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation or breach of or default under or otherwise modify any rights or obligations thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.15. Taxes.

(a) All material Tax Returns required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis and all such Tax Returns are true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or caused to be paid) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c) The Company has made available to Parent correct and complete copies of all federal income and other requested material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries since January 1, 2007. Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, none of the federal income Tax Returns of the Company or its Subsidiaries subject to U.S. federal income tax are under examination by the Internal Revenue Service (the “IRS”). Except as

set forth in Section 4.15(c) of the Company Disclosure Schedule, there are no claims, audits, actions, suits, proceedings or investigations now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(d) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of (A) any change in the method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (B) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) any prepaid amount received on or prior to the Closing Date, or (D) an election under Section 108(i) of the Code.

(e) Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect, of the statute of limitations for the assessment or payment of any material Tax or the filing of any material Tax Return.

(f) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a Tax sharing or Tax allocation Contract or any other express or implied Contract to indemnify such Person.

(h) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder, and there are no Tax Liens upon any of the assets or properties of the Company or any of its Subsidiaries (other than Permitted Liens).

(i) “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income Tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, PBGC premiums and any other Governmental Authority (a “Taxing Authority”) charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax.”

(j) “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information or filing.

Section 4.16. Employees and Employee Benefit Plans.

(a) Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, including, without limitation, (i) each multiemployer plan as defined in Section 4001(a)(3) of ERISA; (ii) each employment, consulting, severance, change-in-control or similar Contract; (iii) each collective bargaining or similar Contract; (iv) each plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, severance, change-in-control, retention, stock purchase, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, fringe benefits, insurance (including any self-insured arrangements), health or medical benefits, employee loan, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other form of benefits, in each case, which is maintained, administered, contributed to or required to be contributed to by the Company or any ERISA Affiliate of the Company and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has had or has any present or future liability, contingent or otherwise (such plans are referred to collectively herein as the “Employee Plans”). Section 4.16(a) of the Company Disclosure Schedule separately identifies each Employee Plan that is maintained on behalf of individuals residing or working outside of the United States (each such plan shall be referred to herein as a “Foreign Benefit Plan”). Copies of each Employee Plan (and, if applicable, the related trust agreements, funding agreements, insurance policies, audited financial statements and actuarial valuation reports) and all amendments thereto, and written interpretations thereof (including summary plan descriptions, if applicable), have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate of the Company sponsors, maintains, contributes to or is obligated to contribute to, or has in the past sponsored, maintained, contributed to or been obligated to contribute to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV or Section 302 of ERISA.

(c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be issued or reissued. The Company has made available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained, administered and funded in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA, the Code and the Applicable Laws of the relevant non-U.S. jurisdiction which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. There are (i) no material pending or, to the knowledge of the Company, threatened, claims in respect of any Employee Plan, except for routine claims for benefits, (ii) no audits pending or, to the knowledge of the Company, threatened, by any Governmental Authority involving any Employee Plan, and (iii) the Company has not received written notice of any investigations, and to the knowledge of the Company, no investigations are threatened, in each case, by any Governmental Authority involving any Employee Plan.

(d) Except as set forth in Section 4.16(d) of the Company Disclosure Schedule and except as otherwise specifically so contemplated in this Agreement, with respect to each current or former employee, director or independent contractor of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. Except as set forth in Section 4.16(d) of the Company Disclosure Schedule, there is no Contract or plan (written or otherwise) covering any current or former employee or independent contractor of the Company or any of its Subsidiaries that, individually or collectively with other such Contracts or plans, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Section 4.16(d) of the Company Disclosure Schedule lists (A) all agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the Section 16 Officers as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the Section 16 Officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement, and (B) the maximum aggregate amounts so payable to each such individual as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the Section 16 Officer).

(e) Except as set forth in Section 4.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits or coverage, except as required to be provided under Section 4980B of the Code and at the sole expense of the participant.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2010. No condition exists that would prevent the Company from amending or terminating any Employee Plan without liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

(g) With respect to each Foreign Benefit Plan, (i) all employer and employee contributions to each Foreign Benefit Plan required by Applicable Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan that is required to be funded is fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary entity; (iv) no Foreign Benefit Plan is a defined benefit pension plan, and (v) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.

(h) Each Employee Plan is either exempt from or has been established, documented, maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder. To the extent an Employee Plan has been corrected without penalty in accordance with guidance issued by the Internal Revenue Service prior to the Closing Date, it shall be considered maintained and operated in compliance with Section 409A of the Code and the applicable guidance issued thereunder for purposes of this Section 4.16.

(i) Except as set forth in Section 4.16(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and to the knowledge of the Company, there has not been any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board, and there have not been any since January 1, 2009; (ii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and there have not been any since January 1, 2009; (iii) there are no representation claims or petitions pending before the National Labor Relations Board with respect to the employees of the Company or its Subsidiaries, and there have not been any since January 1, 2009; (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement, and there have not been any since January 1, 2009; (v) no action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the employees of the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened which, if adversely decided, may reasonably, individually or in the aggregate, create a liability in excess of $250,000; (vi) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (vii) the Company and each of its Subsidiaries is in material compliance with all Applicable Laws, Contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, the proper classification of employees as exempt or non-exempt, and the proper classification of individuals as employees or contractors.

(j) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

(k) Section 4.16(k) of the Company Disclosure Schedule lists all employee representative bodies, including all labor unions, labor organizations and works councils, and all collective bargaining Contract, union Contracts and similar labor Contracts in effect, including any industry-wide or statutorily mandated Contract in a non-U.S. jurisdiction, that cover any employees of the Company or any Subsidiary or to which the Company or any Subsidiary is a party or otherwise bound. Neither the Company nor any Subsidiary is subject to any obligation to inform and/or consult with any labor union, labor organization, works council or any other employee representative body in connection with this Agreement, the arrangements proposed in this Agreement and/or the Closing (whether under Applicable Law or any written agreement).

Section 4.17. Intellectual Property. Section 4.17 of the Company Disclosure Schedule contains a list of all registrations and applications for registration of Company Owned Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 4.17 of the Company Disclosure Schedule: (i) with respect to all Company Owned Intellectual Property, the Company or its Subsidiaries, as the case may be, exclusively own such Company Owned Intellectual Property (in each case, free and clear of any Liens except Permitted Liens); (ii) the Company or its Subsidiaries, as the case may be, have the right to use, in the manner currently used by the Company or its Subsidiaries, all other Intellectual Property currently used in the conduct of their businesses, (iii) all Intellectual Property set forth on Section 4.17 of the Company Disclosure Schedule is subsisting and unexpired, and to the knowledge of the Company, valid and enforceable; (iv) to the knowledge of the Company, (x) neither the Company nor its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person and (y) no third party is infringing, misappropriating or violating the Company Owned Intellectual Property (other than the Patents) in any material respect; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any material Company Owned Intellectual Property right or impair the right of the Surviving Corporation to use, sell, license or dispose of any material Company Owned Intellectual Property; (vi) the Company and its Subsidiaries have exercised reasonable care to maintain the confidentiality of all material Trade Secrets and, to the knowledge of the Company, during the past twelve (12) months, no such Trade Secrets have been disclosed other than to (x) employees, representatives and agents of the Company or any of its Subsidiaries, all of whom are bound by written confidentiality agreements, a form of which has been provided to Parent, or to (y) third parties under such an agreement or an obligation of confidentiality; (vii) except as set forth on Section 4.17 of the Company Disclosure Schedule, all Persons who have contributed to material Company Owned Intellectual Property have assigned to the Company or one of its Subsidiaries all of their rights therein that do not vest with the Company or its Subsidiaries initially by operation of law; (viii) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted, and to the knowledge of the Company, no person has gained unauthorized access to the IT Assets; (ix) no Company Owned Intellectual Property that comprises any Software or product distributed, licensed or made available by the Company or its Subsidiaries to customers has been the subject of a recall, Action or material consumer complaints during the past twelve (12) months, and neither the Company nor its Subsidiaries have received written assertions of same during the past twelve (12) months; (x) to the Company’s knowledge, each Person who possesses or has any contractual right to access any material source code that is Company Owned Intellectual Property is an employee of Company or one of its Subsidiaries or is providing services to the Company under an agreement by which such Person is bound by an obligation of confidentiality with respect to such source code; and (xi) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.18. Properties. Neither the Company nor any of its Subsidiaries owns any real property and the Company and its Subsidiaries have title to all material owned, tangible personal property free and clear of any material Liens (other than Permitted Liens) except as set forth on Section 4.18 of the Company Disclosure Schedule. Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”): (i) the lease, sublease or license for such property is valid and binding on the Company or its Subsidiaries, as applicable, and to the knowledge of the Company, each other party thereto, and in full force and effect, (ii) none of the Company or any of its Subsidiaries is in breach of or default under such lease, sublease or license, (iii) no notice of a claim of breach or default has been delivered to either the Company or any of its Subsidiaries or is now pending, and (iv) no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder. Section 4.18 of the Company Disclosure Schedule contains a true and complete list of all Leased Real Property.

Section 4.19. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been at all prior times in compliance, in all material respects, with all Environmental Laws and all Environmental Permits; (iii) there are no currently accrued liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance; (iv) none of the Company and its Subsidiaries has released, disposed of, or arranged to dispose of any Hazardous Substance in a manner, or to a location, that would reasonably be expected to result in liability of the Company or any of its Subsidiaries under or relating to any Environmental Law; and (v) Hazardous Substances are not otherwise present at or about any property or facility currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in amount or condition that would reasonably be expected to result in liability of the Company or any of its Subsidiaries under or relating to any Environmental Law.

Section 4.20. Antitakeover Statutes. Assuming the accuracy of Section 5.10, the Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transactions contemplated hereby from any “fair price,” “moratorium,” “control share acquisition” or other form of takeover or antitakeover statute or regulation or similar statute or regulation (each, a “Takeover Statute”), and, accordingly, none of the restrictions in any such Takeover Statute applies to any such transaction.

Section 4.21. Opinion of Financial Advisor. Goldman, Sachs & Co. has delivered to the Company’s Board of Directors its opinion, dated the date hereof, to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to holders of shares of Company Common Stock (other than Parent or its Affiliates) pursuant to the Merger Agreement is fair to such holders of Company Common Stock, from a financial point of view, a signed copy of which will be shown to Parent (for informational purposes only) promptly after it is available after the date hereof. The Company has furnished prior to execution of this Agreement a signed copy of the engagement letter of Goldman, Sachs & Co.

Section 4.22. Finders’ Fees. Except for Goldman, Sachs & Co., there is no agent, financial advisor, investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.23. Insurance. All of the Company’s insurance policies are in full force and effect, no written notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured Person thereunder, except for such defaults, cancellations, modifications, lapses or events that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

Section 4.24. Affiliate Transactions. Neither the Company nor any of its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any Affiliate (including any director or officer) of the Company or any of its Subsidiaries or any related party transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.25. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, the Company expressly disclaims any other representations or warranties of any kind or nature, express or implied. No exhibit to this Agreement, nor any other material or information provided by or communications made by the Company or any of its Affiliates, or by any advisor thereof, whether by use of a “data room,” or in any information memorandum or otherwise, or by any broker or investment banker, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Company except to the extent set forth in this Article 4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted, except for such failures to be so incorporated or in good standing, individually or in the aggregate, that have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has prior to the date of this Agreement delivered to the Company true and complete copies of the certificate of formation and limited liability company agreement of Parent and articles of incorporation and bylaws of Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the Required Governmental Authorizations and (b) any actions or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of the Company and at the time the shareholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.06. Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of the fully executed commitment letter, dated as of the date hereof, among Parent, Titan Private Holdings II, LLC, Delaware limited liability company and a wholly owned subsidiary of Parent (“Holdings”), Sankaty Credit Opportunities IV, L.P., Sankaty Middle Market Opportunities Fund, L.P. and GSO Capital Partners LP, including the term sheets attached thereto (the “Debt Financing Commitment”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (including funding of the Payment Fund) and related fees and expenses (such committed financing, together with, unless the context requires otherwise, any debt securities to be issued in lieu thereof, the “Debt Financing”). Parent has delivered to the Company true, complete and correct copies of the fully executed commitment letters, dated as of the date hereof, between each of Siris Partners II, L.P. and the other investors party thereto (collectively, the “Sponsors”), on the one hand, and Parent, on the other hand (collectively, the “Equity Financing Commitments” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the investor parties thereto have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). None of the Financing Commitments have been amended or modified prior to the date of this Agreement, and as of the date hereof no such amendment or modification is contemplated and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect and, to the knowledge of Parent, no withdrawal or rescission is contemplated. Except for fee letters relating to fees with respect to the Debt Financing, as of the date hereof there are no side letters or other agreements, Contracts or arrangements related to the funding or investing, as applicable, of the Financing other than (i) the Interim Investors Agreement, dated as of the date hereof, between Parent and each of the Sponsors, a copy of which has been provided to the Company, and (ii) as expressly set forth in or expressly contemplated by the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid or caused to be paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and will duly pay or cause to be paid in full when due all commitment fees or other fees in connection with the Financing Commitments that are payable after the date hereof, and, as of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, and, to the knowledge of Parent, each of the other parties thereto subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in or expressly contemplated by the Financing Commitments delivered to the Company prior to the date hereof. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Article 4, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party thereto under any of the Financing Commitments. Neither Parent nor Merger Subsidiary are, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Financing Commitments inaccurate in any material respect or that would cause the commitments provided in the Financing Commitments to be terminated or ineffective or any of the conditions contained therein not to be met. As of the date hereof, assuming the accuracy of the representations and warranties set forth in Section 4.05, the performance in all material respects by the Company of its obligations under this Agreement, and the satisfaction of the conditions set forth in Article 9, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied. Assuming the Financing is funded in accordance with the Financing Commitment, the accuracy of the representations and warranties set forth in Section 4.05 and performance by the Company in all material respects of its obligations under this Agreement, Parent and Merger Subsidiary will have at and after the Closing funds sufficient to (i) pay the aggregate Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Subsidiary and the Surviving Corporation in connection with the Merger and the Financing, and (iii) satisfy all of the other payment obligations of Parent, Merger Subsidiary and the Surviving Corporation contemplated hereunder.

(b) Assuming (i) the Company is solvent immediately prior to the Effective Time, (ii) the satisfaction or waiver of the conditions to Parent and Merger Subsidiary’s obligation to consummate the Merger as set forth herein, and (iii) the most recent financial forecasts of the Company and its Subsidiaries made available to Parent have been prepared in good faith upon assumptions that were and continue to be reasonable, as of the Effective Time, after giving effect to the consummation of the transactions contemplated by this Agreement and the payment of all fees, costs and expenses payable with respect to the transactions contemplated hereby and in any loans or financing agreements in connection herewith, the Surviving Corporation shall be solvent and able to pay its debts as they come due. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

Section 5.07. Finders’ Fees. Except for Perella Weinberg Partners LP, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission from Parent, the Company or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.08. Litigation. As of the date of this Agreement, there is no action pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Authority that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, nor is there any Order outstanding against, or, to the knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.09. Investigation by Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Subsidiary has been provided access to the properties, premises and records (including via an electronic data room) of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Merger Subsidiary has relied solely upon its own investigation and analysis, and each of Parent and Merger Subsidiary acknowledges that, except for the representations and warranties of the Company expressly set forth in Article 4, none of the Company or its Subsidiaries nor any of their respective representatives makes any representation or warranty, either express or implied, including as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Subsidiary or any of their representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective representatives or any other person has made a representation or warranty to Parent or Merger Subsidiary with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Subsidiary or their representatives in the electronic data room or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article 4.

Section 5.10. Ownership of Company Common Stock. None of Parent, Merger Subsidiary or any of their Affiliates owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company other than this Agreement.

Section 5.11. Limited Guarantee. Concurrently with the execution of this Agreement, Parent and Merger Subsidiary have delivered to the Company a limited guarantee of Siris Partners II, L.P. (the “Guarantor”) in favor of the Company, dated the date hereof (as amended, modified or supplemented from time to time in accordance with its terms, the “Limited Guarantee”). The Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, and has not been amended, withdrawn or rescinded in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Limited Guarantee.

Section 5.12. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5, Parent and Merger Subsidiary expressly disclaim any other representations or warranties of any kind or nature, express or implied.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in compliance in all material respects with Applicable Laws and governmental authorizations, and, except as set forth in Section 6.01 of the Company Disclosure Schedule, use its reasonable best efforts to preserve intact its and each of its Subsidiaries’ present business organization and good standing under Applicable Law, maintain in effect all Company Permits, keep available the services of its current directors, officers and employees and maintain satisfactory relationships with its and each of its Subsidiaries’ customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule, or with Parent’s prior written consent (which consent, other than in the case of clause (b)(iv) below, shall not be unreasonably withheld, conditioned or delayed) or to the extent expressly contemplated or expressly required by another Section of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine, subdivide, pledge, modify or reclassify any shares of its capital stock or any of its other securities or rights, or make any change in the number of shares of capital stock authorized, issued or outstanding, (ii) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of, any shares of its capital stock or other securities (other than dividends or distributions made in the ordinary course of business by any of its wholly-owned Subsidiaries), (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options and Company Share Appreciation Rights in connection with the exercise thereof or the cancellation of Company Restricted Stock Units upon the vesting thereof; provided that any such cancellation shall be in accordance with the terms of the applicable Stock Plan in effect on the date of this Agreement, or (iv) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Company Securities (other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options and Company Share Appreciation Rights or upon the vesting of Company Restricted Stock Units, in each case, that are outstanding on the date of this Agreement in accordance with the terms of those Company Securities on the date of this Agreement);

(c) (i) issue, deliver, sell or subject to any Lien, or authorize the issuance, delivery or sale of or the imposition of any Lien on, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of the Company Common Stock upon the exercise of Company Stock Options and Company Share Appreciation Rights or upon the vesting of Company Restricted Stock Units, in each case, that are outstanding on the date of this Agreement in accordance with the terms of those Company Securities on the date of this Agreement or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) (i) acquire (including by merger, consolidation or acquisition of stock or assets) all or substantially all of the equity interest or assets of any corporation, partnership, joint venture, limited liability company, association or other business organization or any division thereof from any other Person, (ii) merge or consolidate with any other Person, (iii) adopt a plan or agreement of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization of the Company or any of its Subsidiaries (including with respect to a business, division or subdivision thereof), (iv) acquire any non-capital assets greater than $1,000,000 in the aggregate, except purchases of prepaid expenses, goods and services, inventory and raw materials in the ordinary course of business consistent with past practice, or (v) acquire any real property;

(e) sell, lease, license, pledge or otherwise dispose of or encumber any Subsidiary or any assets, securities or properties which are greater than $250,000 in the aggregate, except in the ordinary course of business consistent with past practice;

(f) create or incur any Lien on any material asset other than Permitted Liens or any immaterial Lien incurred in the ordinary course of business consistent with past practices;

(g) enter into or make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any Person other than loans or advances to, or investments in, its wholly-owned Subsidiaries or otherwise made in the ordinary course of business consistent with past practices;

(h) (i) create, incur, assume, suffer to exist or otherwise be liable with respect to any material Indebtedness other than (x) such Indebtedness for borrowed money that exists on the date hereof or (y) in the ordinary course of business on terms consistent with past practices, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another

Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (other than the Company or any of its Subsidiaries) or enter into any arrangement having the economic effect of any of the foregoing, or (iii) enter into any derivatives or hedging agreement or similar Contract other than in the ordinary course of business;

(i) (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than in the ordinary course of business consistent with past practices, (ii) terminate, modify or amend any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice, (iii) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any end user, customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice, or (iv) enter into any new Contract that contains a change in control provision in favor of the other party or parties thereto which would be triggered by the transactions contemplated by this Agreement or would otherwise require a payment to such other party or parties in connection with the transactions contemplated hereby;

(j) terminate, suspend, abrogate, amend or modify in any material respect any material Company Permit;

(k) except as required by Applicable Laws or Employee Plans in effect on the date of this Agreement, (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective current or former directors, officers, employees or independent contractors, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) adopt, enter into, terminate or materially amend any employment, severance, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective current or former directors, officers or employees, other than employment agreements for non-officer employees with annual base salary of $175,000 or less, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, equity or other benefit plan or arrangement covering any of their respective current or former directors, officers, employees or independent contractors, (v) increase the compensation, bonus or other benefits payable to any of their respective directors, officers or employees, other than increases in base salary for non-officer employees in the ordinary course of business consistent with past practice, which in no event shall be greater than four percent (4%) per annum, (vi) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, (vii) accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding Company Stock Options, Company Share Appreciation Rights or Company Restricted Stock Units, other than as expressly contemplated by this Agreement, or (viii) grant any equity compensation;

(l) make any material change in any method of accounting or accounting principles or practice (or change an annual accounting period), except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act, as approved by its independent registered public accounting firm;

(m) pay, discharge, settle, or offer or propose to pay, discharge or settle, any pending or threatened litigation, investigation, arbitration, proceeding or other claim or Action involving or against the Company or any of its Subsidiaries which (i) requires a payment by the Company or its Subsidiaries in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, (ii) involves injunctive or equitable relief or restrictions on the business activities of the Company or its Subsidiaries, (iii) would involve the issuance of Company Securities or (iv) relates to the transactions contemplated hereby; provided, however, notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries may pay, discharge, settle, or offer to propose to pay, discharge or settle any pending or threatened litigation, investigation, arbitration, proceeding or other claim or action if the amount required to be paid by the Company and its Subsidiaries pursuant thereto is covered by insurance and there are no additional obligations or restrictions on the Company or its Subsidiaries following such payment, discharge or settlement;

(n) fail to use reasonable efforts to maintain in full force and effect existing insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;

(o) make any capital expenditures with respect to property, plant or equipment in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, other than as set forth in Section 6.01(o) of the Company Disclosure Schedule or as set forth in the Company’s capital budget;

(p) enter into any new line of business material to it and its Subsidiaries, taken as a whole;

(q) adopt or implement any stockholder rights plan;

(r) make or change any material Tax election, file any material amendment to any Tax Return with respect to any material amount of Taxes, settle or compromise any material Tax liability, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any material closing agreement with respect to any Tax or take any action to surrender any right to claim a material Tax refund;

(s) effectuate or permit a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries; and

(t) agree, resolve or commit to do any of the foregoing.

Section 6.02. Shareholder Meeting; Proxy Material. The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable following confirmation from the SEC that it has no further comments to the Company Proxy Statement for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.03(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s shareholders. Subject to the terms and conditions of this Agreement, an Adverse Recommendation Change permitted by Section 6.03(b) will not constitute a breach by the Company of this Agreement. In connection with the Company Shareholder Meeting, the Company shall (i) after consultation with Parent, promptly prepare and file with the SEC, use its reasonable best efforts to respond to the SEC’s comments or requests for additional information regarding and thereafter mail to its shareholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Company Shareholder Approval, including soliciting proxies from its shareholders, and (iii) otherwise comply in all material respects with all legal requirements applicable to such meeting; provided, however, that the Company shall be permitted to delay or postpone convening the Company Shareholder Meeting (but not beyond the End Date) (a) if and to the extent necessary to obtain a quorum (either in person or by proxy) of its shareholders to take action at the Company Shareholder Meeting, (b) if and to the extent the Company determines in good faith that such delay, adjournment, or postponement is required by Applicable Law and/or (c) if in the good faith judgment of the Board of Directors of the Company or any committee thereof (after consultation with its legal counsel) such delay or postponement is necessary or appropriate, including in order to give the Company’s shareholders sufficient time to evaluate any new information or disclosure that the Company has sent them or otherwise made available to the Company’s shareholders by issuing a press release, filing materials with the SEC, or otherwise. The Company shall notify Parent promptly upon receipt of any comments or requests for information from the SEC or its staff or any other Governmental Authority for amendments or supplements to the Company Proxy Statement and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, its staff or any other Governmental Authority, on the other hand, with respect to the Company Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Company Proxy Statement (including any amendment or supplement to the Company Proxy Statement) or responding to any comments or requests for additional information by the SEC or any other Governmental Authority with respect thereto, the Company shall provide

Parent with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by Parent.

Section 6.03. No Solicitation; Other Offers.

(a) Subject to Section 6.03(b), the Company shall not, and shall cause its Subsidiaries not to, and shall direct its and their officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party that to the knowledge of the Company is seeking to make, or has made, an Acquisition Proposal, (iii) withdraw, qualify or modify in a manner adverse to Parent or publicly propose to withdraw, qualify or modify in a manner adverse to Parent the Company Board Recommendation, or recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of the foregoing in this clause (iii), whether taken by the Company’s Board of Directors or a committee thereof, an “Adverse Recommendation Change”), (iv) terminate, amend, modify, grant any waiver or release under or fail to enforce any standstill, confidentiality or similar agreement with respect to any equity or voting securities of the Company or any of its Subsidiaries, or publicly propose to do any of the foregoing, or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement or other similar instrument constituting or relating to an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, and shall instruct their respective Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall instruct any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

(b) Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Company’s shareholders, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 6.03(c), and Section 6.03(d), (i) engage in negotiations or discussions (including, as a part thereof, making any counterproposal or counter offer to) with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Superior Proposal or an unsolicited Acquisition Proposal that the Board of Directors of the Company believes in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary for the Company to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party, and (iii) make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to the Company, that failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (x) disclosing a position contemplated by Rule 14e-2(a) under the 1934 Act or Rule 14d-9 under the 1934 Act or (y) making any required disclosure to the Company’s shareholders if, in the good faith judgment of such Board of Directors, after consultation with its outside legal counsel, failure to disclose such information would reasonably be expected to violate its obligations under Applicable Law.

(c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after delivery of such notice of the status and material terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry that would be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that to the knowledge of the Company may be considering making, or has made, an Acquisition Proposal, which notice shall be provided in writing and shall identify the Person making and material terms and conditions of, any such Acquisition Proposal, inquiry or request (including all related transaction document(s) and any material changes thereto).

(d) Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company shall not be permitted to approve or recommend another Acquisition Proposal unless (i) it has in all material respects complied with the provisions of this Section 6.03, (ii) the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel to the Company, that such Acquisition Proposal constitutes a Superior Proposal, (iii) prior to any such approval or recommendation of another Acquisition Proposal, the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action, including with such Notice of Superior Proposal a copy of the relevant proposed transaction document(s) related to the Superior Proposal, (iv) during the three (3) Business Day period following Parent’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its financial and legal advisors, to negotiate with Parent and Merger Subsidiary (to the extent Parent and Merger Subsidiary desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, (iv) following the end of such three (3) Business Day period, the Board of Directors of the Company shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed in writing by Parent to the Company in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.03(d) (provided that references to the three (3) Business Day period above shall be deemed reference to a forty-eight hour period).

(e) “Superior Proposal” means any Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) made in writing and not solicited in violation of Section 6.03(a) that the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger or, if applicable, any binding proposal by Parent capable of being accepted by the Company to amend the terms of this Agreement taking into account all of the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal, and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.04. Access to Information; Confidentiality. From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice and request, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing contained in this Section shall, prior to the Effective Time, require the Company to take any action that would, in the good faith judgment of the Company, constitute a waiver of the attorney-client or similar privilege or trade secret protection held by the Company or any of its Subsidiaries or violate confidentiality obligations owing to third parties; provided, however, that the Company shall make a good faith effort to accommodate any request from Parent for access or information pursuant to this Section in a manner that does not result in such a waiver or violation. All information furnished pursuant to this Section shall be subject to the confidentiality agreement, dated as of May 19, 2011 (as amended as of August 15, 2011), between Parent and the Company (the “Confidentiality Agreement”). The Company hereby consents to include the Sponsors and the Financing Sources as permitted “Representatives,” co-bidders, co-investors and/or financing sources under the Confidentiality Agreement.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each current and former officer and director of the Company and its Subsidiaries and each Person who served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company and its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by California Law or any other Applicable Law or provided under the Company’s amended and restated articles of incorporation, amended and restated bylaws and indemnification agreements with its officers and directors, each in effect on the date hereof; provided, however, that such advance shall be conditioned upon the Surviving Company’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 7.01(a)), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time to the fullest extent permitted by California Law or any other Applicable Law or provided under the Company’s amended and restated articles of incorporation, amended and restated bylaws and indemnification agreements with its officers and directors, each in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. In the event of any such action, Parent and the Surviving Corporation shall use commercially reasonable efforts to cooperate with the Indemnified Person in the defense of any such action.

(b) Parent shall cause the Surviving Corporation to continue in full force and effect for a period of six years from the Effective Time the provisions in existence in the Company’s and its Subsidiaries’ respective Organizational Documents and the Company’s indemnification agreements with its officers and directors in effect on the date of this Agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses.

(c) For six years after the Effective Time, Parent shall cause the Surviving Corporation to provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date of this Agreement, as well as covering claims brought against each Indemnified Person under ERISA (or a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent providing coverage benefits and terms no less favorable to the Indemnified Persons than the Company’s current such policies, as well as covering claims brought against each Indemnified Person under ERISA; for the avoidance of doubt, the Company may purchase such “tail policy” at its option prior to the Effective Time, and in such case, Parent shall cause such policy to be in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation); provided that, in satisfying its obligation under this Section 7.01(c), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of this Agreement; provided further that, if the aggregate annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a D&O Insurance policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.01.

(e) The rights of each Indemnified Person under this Section 7.01 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, or under California Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.02. Employee Matters.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, the employees of the Company and its Subsidiaries as of the Effective Time who remain employees of the Surviving Corporation or any of its Subsidiaries following the Effective Time (the “Current Employees”) will be provided with (i) base salary and cash bonus opportunities (excluding long-term incentive opportunities and transaction or retention bonuses) which are no less favorable in the aggregate than the aggregate base salary and cash bonus opportunities (excluding long-term incentive opportunities and transaction or retention bonuses) provided by the Company and its Subsidiaries immediately prior to the Effective Time, (ii) retirement and welfare benefits and perquisites (excluding equity and equity-based benefits and defined benefit pension benefits, except as required by Applicable Law) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) severance benefits that are no less favorable than those set forth in any employment or severance agreement between the Company and any such Current Employee or any severance policy or practice of the Company or its Subsidiaries (as applicable) with respect to the Current Employees in effect on the date hereof listed on Section 7.02(a)(iii) of the Company Disclosure Schedule and made available to Parent. Notwithstanding the foregoing, Parent agrees that the terms and conditions of employment of any employees who are covered by collective bargaining agreements or otherwise represented for purposes of collective bargaining by labor organizations shall be as provided in such collective bargaining agreements and applicable law.

(b) With respect to any employee benefit plan in which any Current Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Current Employee under any health and welfare New Company Plans in which such Current Employee may be eligible to participate after the Effective Time and (ii) recognize service of Current Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate in and vesting credit under (but not for the purposes of benefit accrual) any New Company Plan in which such Current Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

(c) Parent agrees to cause the Company following the Closing to maintain, and fulfill all of its obligations under, the Company’s 2007 Officer Severance Plan, as amended, and 2011 Officer Severance Plan, in each case as in effect as of the date hereof.

(d) No provision of this Section 7.02 (i) creates any third-party beneficiary or other rights, including any rights of continued employment or rights to a particular term of employment, for any employee of the Company or its Subsidiaries (including any beneficiary or dependent thereof) other than Parent, the Company and their respective successors and assigns, or (ii) constitutes an employment agreement or an amendment to or adoption of any employee benefit plan of or by any member of Parent, the Company or their Subsidiaries. Provided that Parent shall, in all events, continue to perform and satisfy its obligations under this Section 7.02, no provision of this Section 7.02 shall alter or limit the ability of Parent, the Company or any of their respective Subsidiaries and Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed established, sponsored or maintained by any of them in accordance with the terms of such plan, program, agreement or arrangement and Applicable Law.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) taking all appropriate actions, and doing, or causing to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain and maintain all approvals, consents, registrations, permits, licenses, certificates, variances, exemptions, orders, franchises, authorizations and other confirmations of all Governmental Authorities or other third parties that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement, (iii) defending any actions, suits, claims, investigations or proceedings threatened or commenced by any Governmental Authority relating to the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any Governmental Authority vacated or reversed, and (iv) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (the “HSR Filing”) and all other filings under any applicable non-U.S. antitrust or competition laws deemed necessary, advisable or appropriate with respect to the transactions contemplated hereby as determined by Parent and the Company and listed in Section 4.03 of the Company Disclosure Schedule (together with the HSR Filing, the “Antitrust Filings”) as promptly as practicable and, with respect to the HSR Filing only, within ten (10) Business Days of the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the Antitrust Filings and to use their reasonable best efforts to take all other actions necessary to cause the grant of clearance or the expiration or termination of the applicable waiting periods with respect to the Antitrust Filings as soon as practicable. In addition, Parent shall use its best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act or similar non-U.S. laws that are required for the consummation of the transactions contemplated by this Agreement, which efforts shall include, without limitation, the proffer by Parent of its willingness to accept an order providing for the divestiture by Parent of such of its assets and businesses as are necessary to fully consummate the transactions contemplated by this Agreement, and an offer to hold separate such assets and businesses pending such divestiture. In the event that the FTC or the DOJ or any other Governmental Authority requires the divestiture or the holding separate by Parent of any assets, no adjustment shall be made to the Merger Consideration and Parent shall be required to hold such assets separate, or to divest them, as the case may be, following the Closing.

Section 8.02. Certain Filings.

(a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts to which the Company or any Subsidiary of the Company is a party in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b)Each of Parent and the Company shall promptly notify the other party of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives and any Governmental Authority. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.

Section 8.03. Financing.

(a)Parent and Merger Subsidiary shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment in the most expeditious manner possible, but in any event on or prior to the End Date, and shall not amend, modify or permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Financing Commitments if such amendment, modification or waiver would (x) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing or similar fee) to the extent that Parent would then not have sufficient funds to pay the Merger Consideration, or (y) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, in each case, in a manner that would reasonably be expected to (1) impair, delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur, or (3) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements with respect thereto, the ability of Parent to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Subject to the limitations set forth in this Section 8.03 and provided that the representations set forth in Section 5.06 shall be true and correct giving effect to such replacement or amendment, Parent and Merger Subsidiary may replace or amend the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitment as of the date hereof, unless the addition of such additional parties, individually or in the aggregate, would be likely to result in Parent not having sufficient funds to pay the Merger Consideration or adversely impact the ability of Parent or Merger Subsidiary to consummate the transactions contemplated hereby on or prior to the End Date or the likelihood of the consummation of the transactions contemplated hereby or the availability of the Financing on or prior to the End Date. For purposes of this Section 8.03, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended or modified by this Section 8.03 and references to “Financing Commitments” or “Debt Financing Commitment” shall include such documents as permitted to be amended or modified by this Section 8.03. Without limiting the foregoing, Parent and Merger Subsidiary shall use their reasonable best efforts to (i) maintain in full force and effect the Debt Financing Commitment in accordance with its terms until the consummation of the transactions contemplated hereby, (ii) satisfy all conditions and covenants applicable to Parent and Merger Subsidiary in the Debt Financing Commitment (including by consummating the financing pursuant to the terms of the Equity Financing Commitments) and otherwise comply with its obligations thereunder, in each case, that are within Parent’s or any of its Affiliates’ control, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including any flex provisions) contemplated by the Debt Financing Commitment or on such other terms as shall be acceptable to Parent and the Financing Sources (as long as such terms do not adversely affect the amount of financing to be provided or cause the funding of the Debt Financing to be less likely to occur), (iv) consummate the Financing at or prior to the Closing, (v) fully enforce their rights under the Debt Financing Commitment, including by bringing legal action or other appropriate proceedings, against any Financing Source to enforce their respective rights under the Debt Financing Commitment and, as may be appropriate, to fund in accordance with their respective commitments if all conditions to funding the Debt Financing in the applicable document have been satisfied or waived, and (vi) subject to the satisfaction or waiver of the conditions set forth in the Debt Financing Commitment, cause the lenders and other Persons providing Financing to fund on the Closing Date the Financing contemplated to be funded on the Closing Date by the Debt Financing Commitment (or such lesser amount as may be required to consummate the Merger and the other transactions contemplated hereby). Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall give the Company prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Financing Commitment or definitive document related to the Financing of which Parent or its Affiliates becomes aware; (B) of the receipt of any written notice or other written communication from any Person with respect to any (x) actual or potential breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitments or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to any Financing Commitment or any definitive document related to the Financing which would create a risk that the funding of the Debt Financing would be less likely to occur (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto); and (C) if for any reason Parent or Merger Subsidiary believes in good faith it will not be able to obtain all or any portion of the Financing on the terms or in the manner contemplated by the Financing Commitments or the definitive documents related to the Financing; provided, that in no event will Parent or Merger Subsidiary be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Parent and Merger Subsidiary shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. If any portion of the Debt Financing becomes unavailable on substantially the terms and conditions contemplated in the Debt Financing Commitment, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and conditions that are no less favorable to Parent, taken as a whole, than those set forth in the Debt Financing Commitment, in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event. Parent will furnish to the Company correct and complete copies of any Debt Financing Commitment and ancillary documents thereto (redacted to the extent necessary to comply with confidentiality agreements, provided that such redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing).

(b)Prior to the Closing, the Company shall, and shall cause its Subsidiaries and Representatives to use its reasonable best efforts to provide to Parent and Merger Subsidiary, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the Debt Financing and causing the conditions in the Debt Financing Commitment to be satisfied, including, without limitation, (i) furnishing Parent and Merger Subsidiary and their Financing Sources with the financial statements and financial data of the Company required by paragraph 5 of Exhibit C of the Debt Financing Commitment, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the executive chairman, chief executive officer, chief operating officer, chief financial officer and general counsel of the Company and other members of senior management and Representatives of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (iii) assisting Parent and its Financing Sources in the preparation of customary offering memoranda, bank information memoranda, authorization letters, confirmations and undertakings in connection with the offering memoranda and the bank information memoranda and lender presentations relating to the Debt Financing, (iv) providing and executing documents as may be reasonably requested by Parent, including (A) documents requested by the Parent or its Financing Sources relating to the repayment of the existing Indebtedness of the Company and its Subsidiaries and the release of related Liens, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such debt; (B) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; (C) a certificate of the chief financial officer of the Company with respect to solvency matters; and (D) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by the Parent or its Financing Sources, (vi) executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral, (vii) cooperating with the Financing Sources’ due diligence investigation and evaluation of the Company’s assets for the purpose of establishing collateral arrangements, to the extent customary and reasonable and not unreasonably interfering with the business of the Company, and (viii) providing any other documents, instruments, certificates or information as may be reasonably requested in connection with the Debt Financing; provided, however, that, (1) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time and (2) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. None of the Company or any of its Subsidiaries shall be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) in connection with the Financing or any of the foregoing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company or any of its Subsidiaries. If this Agreement is terminated prior to the Effective Time, Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 8.03(b).

(c) Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing.

Section 8.04. Public Announcements. Except with respect to the announcement of any Adverse Recommendation Change (or proposed Adverse Recommendation Change) in accordance with Section 6.03, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 8.05. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than five (5) Business Days after the Closing Date.

Section 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(b) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to give rise to a risk of termination set forth in Section 10.01(c)(ii) or Section 10.01(d)(ii), as the case may be; and

(c) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to give rise to a right of termination set forth in Section 10.01(c)(ii) or Section 10.01(d)(ii), as the case may be;

provided, however, that the delivery of any notice pursuant to this Section 8.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.08. Director Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any Subsidiary of the Company designated by Parent to the Company in writing at least five (5) Business Days prior to the Closing.

Section 8.09. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Neither the Company nor its Board of Directors (or any committee thereof) shall take any action to permit any Takeover Statute to become applicable to the Merger or other transactions contemplated by this Agreement.

Section 8.10. Shareholder Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent and shall use its reasonable best efforts to keep Parent reasonably informed with respect to the status thereof. The Company shall reasonably consult with Parent with respect to the defense or settlement of any such shareholder litigation. Neither the Company nor any Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such shareholder litigation or consent to the same unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.11. Rule 16b-3. The Company shall, and shall be permitted to, take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities (including derivative securities) of the Company by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the 1934 Act, to be exempt under Rule 16b-3 under the 1934 Act.

Section 8.12. Credit Facility Termination. On or prior to the fifth Business Day prior to the Effective Time, the Company shall deliver to Parent a fully executed copy of a payoff letter, in customary form, from Wells Fargo Bank, N.A., as administrative agent under that certain Amended and Restated Credit Agreement, dated as of January 13, 2011, by and among the Company, Tekelec International, SPRL, and the lenders party thereto (the “Credit Agreement”), which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations related to any Obligations (as defined in the Credit Agreement) as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount, the Credit Agreement and related instruments evidencing the Credit Agreement shall be terminated and any stock certificates and other physical collateral shall be returned, and (iii) state that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such Obligations shall be, upon the payment of the Payoff Amount on the Closing Date, released and terminated. The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and take all other actions, including with respect to the backstop or termination of any letters of credit issued under the Credit Agreement and any hedging or swap obligations secured under the Credit Agreement, to facilitate the termination of commitments under the Credit Agreement, the repayment in full of all Obligations then outstanding thereunder (using funds arranged by Parent or Merger Subsidiary) and the release of all Liens and termination of all guarantees in connection therewith on the Closing Date (such termination, repayment and release, the “Credit Facility Termination”); provided that in no event shall this Section 8.12 require the Company or any of its Subsidiaries to cause such Credit Facility Termination unless the Closing shall occur substantially concurrently and the Company or its Subsidiaries have received funds from Parent to pay in full the Payoff Amount.

Section 8.13. Equity Financing Commitments.

(a) Parent and Merger Subsidiary acknowledge that they have committed to provide, subject to the Equity Financing Commitments, the Equity Financing, including (i) maintaining in effect the Equity Financing Commitments, (ii) ensuring the accuracy of all representations and warranties of Parent and Merger Subsidiary set forth in the Equity Financing Commitments, (iii) complying with all covenants and agreements of Parent and Merger Subsidiary set forth in the Equity Financing Commitments, (iv) satisfying on a timely basis all conditions applicable to Parent and Merger Subsidiary set forth in the Equity Financing Commitments that are within their control, (v) upon satisfaction of such conditions and other conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummating the financing contemplated by the Equity Financing Commitments at or prior to the Closing (and in any event prior to the End Date), and (vi) fully enforcing the obligations of the investor parties thereto and their investment affiliates (and the rights of Parent and Merger Subsidiary) under the Equity Financing Commitments.

(b) Neither Parent nor Merger Subsidiary shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Commitments without the prior written consent of the Company. Each of Parent and Merger Subsidiary agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Equity Financing Commitments expire or are terminated for any reason (or if any person attempts or purports to terminate the Equity Financing Commitments, whether or not such attempted or purported termination is valid), (ii) the investor parties thereto refuse to provide or express an intent in writing to refuse to provide the full Equity Financing on the terms set forth in the Equity Financing Commitments or (iii) for any reason Parent or Merger Subsidiary no longer believe in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Financing Commitments.

Section 8.14. Cash Repatriation. To the extent requested by Parent, the Company and its Subsidiaries shall cooperate in good faith and use commercially reasonable efforts to repatriate (for U.S. income tax purposes) to the United States from non-U.S. Subsidiaries of the Company an amount of cash in excess of the reasonable needs of the non-U.S. Subsidiaries prior to Closing, as requested by the Parent, in as tax- and cost-efficient manner as reasonably practicable effective immediately prior to the Closing; provided however that the Company (i) may undertake any action it reasonably believes necessary to mitigate risk to the Company and its Subsidiaries from such repatriation should the transactions contemplated by this Agreement not Close and (ii) shall not be required to undertake any action that in its reasonable belief would create a material liability to the Company and its Subsidiaries or any officer or director of the Company or any of its Subsidiaries.

Section 8.15. Loss Carryback. The Company shall use commercially reasonable efforts to, as promptly as practicable after the date of this Agreement, file a claim for a refund of U.S. federal income taxes paid by the Company with respect to its 2008 and/or 2009 tax year by carrying back tax losses generated in the 2010 tax year to such year(s), to the extent permitted by Law.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with California Law;

(b) no Applicable Law shall prohibit the consummation of the Merger; and

(c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act and under any comparable merger control laws in the jurisdictions listed in Section 9.01 of the Company Disclosure Schedule shall have been terminated or shall have expired.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in Section 4.10(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date, as of such date), (iii) the representations and warranties of the Company contained in the first sentence of Section 4.01, Section 4.02, Section 4.05, Section 4.20 and Section 4.22 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date, as of such date), (iv) the representations and warranties of the Company (other than in the first sentence of Section 4.01, Section 4.02, Section 4.05, Section 4.10(b), Section 4.20 and Section 4.22) contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date, as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (v) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect of clauses (i), (ii), (iii) and (iv); and

(b) since the date of this Agreement, there shall not have occurred and be continuing as of the Effective Time any effect, development, event, change or circumstance that has had a Material Adverse Effect on the Company.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of Parent contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (or, in the case of those representations and warranties that are made as of a particular date, as of such date), except where the failure of such representations and warranties to be so true and correct has not, had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c) the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the effect of clauses (a) and (b) above.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company, except with respect to Section 10.01(d)(i)):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before April 30, 2012 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall have used all reasonable best efforts as may be required by Section 8.01 to prevent, oppose and remove such Applicable Law; or

(iii) the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

(c) by Parent, if:

(i) as permitted by Section 6.03, an Adverse Recommendation Change shall have occurred; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred (A) that would cause the condition set forth in Section 9.02(a) not to be satisfied, and (B) such condition is not cured by the Company by the earlier of (x) the End Date or (y) 30 days following receipt by the Company of written notice of such breach or failure provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement.

(d) by the Company if:

(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement (including Section 6.03(a), Section 6.03(c) and Section 6.03(d)) and prior to receipt of the Company Shareholder Approval, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred (A) that would cause the condition set forth in Section 9.03(a) not to be satisfied, and (B) such condition is not cured by the earlier of (x) the End Date or (y) 30 days following receipt by the Company of written notice of such breach or failure provided that, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement; or

(iii) if (A) all of the conditions set forth in Section 9.01 and Section 9.02 are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (B) Parent and Merger Subsidiary fail to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.01(b), and (C) the Company has given Parent written notice that it believes the two (2) Business Day period contemplated by Section 2.01(b) has commenced and that it is prepared to close the Merger; provided, that during such three (3) Business Day period following the date the Closing should have occurred pursuant to Section 2.01(b), no party shall be entitled to terminate this Agreement pursuant to Section 10.01(b)(i).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party in accordance with this Agreement, which written notice shall specify the provision or provisions hereof pursuant to which such termination is being effected.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any Parent Related Party or Company Related Party) except as provided in Section 11.04; provided that notwithstanding anything to the contrary in this Agreement, the provisions of the last sentence of Section 8.03(b), this Section 10.02 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Titan Private Holdings I, LLC

c/o Siris Capital Group, LLC

540 Madison Avenue, 9th Floor

Attention: Peter Berger

Facsimile No.:  (212) 231-2680

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars, 29th Floor

Los Angeles, California 90067

Attention:  Daniel Clivner

Facsimile No.:  (310) 407-7502

if to the Company, to:

Tekelec

5200 Paramount Parkway

Morrisville, North Carolina 27560

Attention: Stuart H. Kupinsky, Senior Vice President,

                Corporate Affairs and General Counsel

Facsimile No.: (919) 461-6845

with a copy to:

Bryan Cave LLP

120 Broadway, Suite 300

Santa Monica, California 90401

Attention: Katherine F. Ashton

                Stephanie M. Hosler

Facsimile No.: (310) 260-4154

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, or except as otherwise provided in Section 10.02, upon termination of this Agreement.

Section 11.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval there shall be no amendment or waiver that pursuant to California Law requires further Company Shareholder Approval without their further approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Fees and Expenses.

(a) Except as contemplated by Section 8.03(b) or this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, Parent shall bear the filing fees of the Notification and Report Forms filed under the HSR Act and any premerger notification and reports filed under similar applicable antitrust law of any non United States Governmental Authority.

(b) If a Company Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds) a fee equal to $15,000,000 (the “Company Termination Fee”). If, the Company Payment Event is pursuant to clause (x) below, the Company Termination Fee shall be paid simultaneously with the occurrence of such Company Payment Event or, if the Company Payment Event is pursuant to clause (y) below, the Company Termination Fee shall be paid within two (2) Business Days following the consummation of the Acquisition Proposal referred to in such Company Payment Event.

“Company Payment Event” means the termination of this Agreement pursuant to (x) Section 10.01(c)(i) or Section 10.01(d)(i), (y) Section 10.01(b)(i), but only in the case of clause (y) if the Company Shareholder Meeting has not been held by the End Date, or (z) Section Section 10.01(b)(iii) or Section 10.01(c)(ii), but only in the case of clause (y) or clause (z) (A) prior to such termination under Section 10.01(b)(i) or Section 10.01(c)(ii) or the taking of a vote to approve this Agreement at the Company Shareholder Meeting or any adjournment or postponement thereof (in the case of a termination pursuant to Section 10.01(b)(iii)), an Acquisition Proposal shall have been made to the shareholders of the Company generally or shall have otherwise been publicly disclosed or proposed by a Third Party and not withdrawn prior to such termination under Section 10.01(b)(i), Section 10.01(c)(ii) or vote to approve this Agreement, as applicable, and (B) within twelve (12) months following the date of such termination the Company consummates a transaction described in the definition of “Acquisition Proposal” (provided, that for purposes of this definition only, all references to “20%” in the definition of “Acquisition Proposal” shall be deemed instead to be “50%”).

(c) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii), Parent shall pay the Company (by wire transfer of immediately available funds) a fee equal to $40,000,000 (the “Parent Termination Fee”), such payment to be made within two (2) Business Days following such termination.

(d) Each of Parent and the Company acknowledge, on behalf of itself and its Affiliates, that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Subsidiary and the Company would not enter into this Agreement, and (iii) notwithstanding anything to the contrary in this Agreement, any amount payable pursuant to this Section 11.04 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate (x) Parent and Merger Subsidiary in the circumstances in which the Company Termination Fee is payable and (y) the Company in the circumstances in which the Parent Termination Fee is payable, for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision,

(e) In the event that the Company Termination Fee becomes payable and is paid by the Company pursuant to this Section 11.04, the right to receive the Company Termination Fee shall constitute each of Parent’s and Merger Subsidiary’s and each of their respective Affiliates’ and representatives’ sole and exclusive remedy.

(f) Notwithstanding anything to the contrary in this Agreement, in the event Parent and Merger Subsidiary fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except as and only to the extent expressly permitted by Section 11.13, the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Parent Related Parties in respect of this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitments, the Limited Guarantee and the Debt Financing Commitment, but excluding the Confidentiality Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with (and subject to the conditions of) Article 10 and collect, if due, the Parent Termination Fee and any reimbursement obligations under Section 8.03(b) and the Limited Guarantee from Parent or Guarantor pursuant to the Limited Guarantee, and upon payment of such amounts in accordance with Section 8.03(b) and this Section 11.04, except as provided in Section 11.13, (A) no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitments, the Limited Guarantee and the Debt Financing Commitment, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, (B) neither the Company nor any other Company Related Party shall be entitled to bring or maintain any Action against Parent, Merger Subsidiary or any other Parent Related Party arising out of or in connection with this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitments, the Limited Guarantee and the Debt Financing Commitment, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) the Company shall use its reasonable best efforts to cause any Actions pending in connection with this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitments, the Limited Guarantee and the Debt Financing Commitment, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or another Company Related Party against Parent, Merger Subsidiary or any other Parent Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) under no circumstances shall the Company be entitled to collect the Parent Termination Fee on more than one occasion and (y) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 11.13 that results in the Merger occurring and any money damages, including the Parent Termination Fee. In connection with any loss suffered as a result of any breach of any representation, covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Termination Fee pursuant to this Section 11.04 or any reimbursement obligations under Section 8.03(b) or the Limited Guarantee, the Company agrees that the maximum aggregate liability of Parent and Merger Subsidiary shall be limited to an amount equal to the amount of the Parent Termination Fee plus any reimbursement obligations under Section 8.03(b) and the Limited Guarantee, and in no event shall the Company seek to recover any money damages in excess of such amount. In no event shall the Company seek equitable relief or to recover monetary damages from any Parent Related Party in connection with the transactions contemplated by this Agreement other than (i) Parent and Merger Subsidiary pursuant to (and subject to the conditions of) this Agreement and (ii) monetary damages from the Guarantor pursuant to (and subject to the conditions of) the Limited Guarantee.

Section 11.05. Disclosure Schedule References. If and to the extent any information required to be furnished in any Section of the Company Disclosure Schedule is contained in this Agreement or in any other Section of the Company Disclosure Schedule, such information shall be deemed to be included in all Sections of the Company Disclosure Schedule in which the information would otherwise be required to be included to the extent that the disclosure is reasonably apparent from its face to be applicable to such other Sections of the Company Disclosure Schedule. Disclosure of any fact or item in any Section of the Company Disclosure Schedule shall not be considered an admission by the Company that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company, that such item or fact will in fact exceed any applicable threshold limitation set forth in the Agreement and shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights (including but not limited to any intellectual property rights) or any Applicable Law of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under the Agreement.

Section 11.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.01, shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder, including the right to rely upon the representations and warranties set forth herein, upon any Person other than the parties hereto and their respective successors and assigns, except (i) as provided in Section 7.01, (ii) for the provisions of Section 11.04(f) and Section 11.08(b), which shall also be for the benefit of the Financing Sources and their respective Affiliates, employees, directors, controlling persons, officers, agents, attorneys, stockholders or partners or assignees of any of the foregoing and (iii) for the provisions of Article 2 which, from and after the Effective Time, shall be for the benefit of the holders of Company Common Stock, Company Restricted Stock Units, Company Stock Options and Company Share Appreciation Rights as of the Effective Time.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto; provided, however, that Parent or Merger Subsidiary may assign its rights, interests or obligations under this Agreement to any Subsidiary of Parent without the consent of the other parties hereto, but no such assignment shall relieve the assigning party of its obligations hereunder.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state; provided, that the laws of the State of California shall govern with respect to the Merger.

Section 11.08. Jurisdiction.

(a) Subject to Section 11.08(b) below, the parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court sitting in Delaware (the “Chosen Courts”), so long as one of such courts shall have subject matter jurisdiction over such Action, and that any such Action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b) Each party to this Agreement acknowledges and irrevocably agrees (i) that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Sources or any Affiliate thereof arising out of or relating to this Agreement or the Debt Financing Commitment or the performance thereunder shall be subject to the exclusive jurisdiction of any state or federal sitting in the Borough of

Manhattan in the City and State of New York, and any appellate court from any thereof (it being understood and agreed that, notwithstanding the selection of such exclusive jurisdiction, the interpretation of “Material Adverse Effect” and whether there shall have occurred a “Material Adverse Effect” shall be determined in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules of such state), (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court and (iii)  to waive any right to trial by jury in respect of any such Action.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of a signed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 11.04(f), however, the parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent and/or Merger Subsidiary (A) to enforce the terms of the Debt Financing Commitment (including by demanding Parent and/or Merger Subsidiary to file one or more lawsuits against the sources of Debt Financing to fully enforce such sources’ obligations thereunder and Parent’s, Holdings’ and Merger Sub’s rights thereunder) and (B) to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Financing Commitments and to cause Parent and/or Merger Subsidiary to effect the Closing in accordance with Section 2.01, in each case, if and only if (a) all conditions in Section 9.01 and Section 9.02 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (and which are, at the time that the Company seeks specific performance pursuant to this Section 11.13, capable of being satisfied if the Closing were to occur at such time) or the failure of which to be satisfied is attributable primarily to a breach by Parent or Merger Subsidiary of their respective representations, warranties, covenants or agreements contained in this Agreement), (b) the Debt Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 2.01(b) upon delivery of a drawdown notice by Parent, Holdings or Merger

Subsidiary and/or notice from Parent that the Equity Financing will be funded at such date, (c) Parent and Merger Subsidiary fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.01(b), (d) the Company has confirmed in writing to Parent that all conditions set forth in Section 9.03 have been satisfied or that it would be willing to waive any unsatisfied conditions in Section 9.03 for purposes of consummating the Merger, and (e) such specific performance would result in the consummation of the Merger in accordance with this Agreement substantially contemporaneously with the consummation of the Debt Financing and the Equity Financing. For the avoidance of doubt, (y) in no event shall the exercise of the Company’s right to seek specific performance or other equitable relief pursuant to this Section 11.13 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 10.01(d)(ii) or Section 10.01(d)(iii) and be paid the Parent Termination Fee; provided, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in the Merger occurring pursuant to this Section 11.13 and the payment of all or any portion of the Parent Termination Fee, and (z) the Company’s right to seek specific performance pursuant to this Section 11.13 shall include the right of the Company to cause Parent and Merger Subsidiary to fully enforce the terms of the Equity Financing Commitments, including by requiring Parent and Merger Subsidiary to file one or more lawsuits against any Sponsor to fully enforce the obligations of such Sponsor under an Equity Financing Commitment. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the other party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TITAN PRIVATE HOLDINGS I, LLC

By:	/s/ Peter Berger
Name: Peter Berger
Title: Chairman

TITAN PRIVATE ACQUISITION CORP.

By:	/s/ Peter Berger
Name: Peter Berger
Title: Chairman

TEKELEC

By:	/s/ Ronald J. de Lange
Name: Ronald J. de Lange
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX I

PARENT KNOWLEDGE GROUP

1.        Frank Baker

2.        Peter Berger

3.        Jeff Hendren

ANNEX II

SURVIVING CORPORATION ARTICLES OF INCORPORATION

(see attached)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

TEKELEC,

a California corporation

I

NAME

The name of the corporation is Tekelec (the “Corporation”).

II

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

III

CAPITALIZATION

The Corporation is authorized to issue only one class of shares of stock, designated “common stock,” and the total number of shares which the Corporation is authorized to issue is 1,000.

IV

LIMITATION OF DIRECTOR LIABILITY

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

V

INDEMNIFICATION OF AGENTS

The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporation Code) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporation Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporation Code.

VI

REPEAL OR MODIFICATION

Any repeal or modification of Articles IV or V by the shareholders of the Corporation shall not adversely affect the right or protection of a director or agent of the Corporation existing at the time of such repeal or modification.

APPENDIX B

200 West Street | New York, New York 10282

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

November 6, 2011

The Board of Directors,

Tekelec

5200 Paramount Parkway

Morrisville, North Carolina 27560

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Titan Private Holdings I, LLC (“Titan”) or its affiliates) of the outstanding shares of common stock, without par value (the “Shares”), of Tekelec (the “Company”) of the $11.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 6, 2011 (the “Agreement”), among Titan, Titan Private Acquisition Corp., a wholly owned subsidiary of Titan, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, Titan, any of their respective affiliates and the Sponsors (as defined in the Agreement) and any of their respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain investment banking services to GSO Capital Partners LP, a Sponsor, and its affiliates and portfolio companies from time to time for which our investment Banking Division has received, and may receive, compensation, including having acted as a joint bookrunner for a public offering by Reader’s Digest, a portfolio company of GSO Capital Partners LP, of its LIBOR + 6.5% floating rate notes due February 2017 (aggregate principal amount $525,000,000) in February 2010. We also have provided certain investment banking services to Credit Suisse First Boston Private Equity (UK), an affiliate of a Sponsor, and its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial adviser to Wittur AG, a portfolio company of Credit Suisse First Boston Private Equity (UK), in connection with its sale in December 2010; and as financial advisor to Nycomed Pharma AS, a portfolio company of Credit Suisse First Boston Private Equity (UK), in

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

Tekelec

November 6, 2011

connection with its sale in September 2011. We may in the future provide investment banking services to the Company, Titan, their respective affiliates and the Sponsors and their respective affiliates and portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with the Sponsors and their respective affiliates from time to time and may have invested in limited partnership units or other equity interests of the Sponsors and their respective affiliates from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2010; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the telecommunications equipment industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $11.00 per Share in cash to be paid to the holders (other than Titan or its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $11.00 per Share in cash to be paid to the holders (other than Titan or its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Titan or the ability of the Company or Titan to

Board of Directors

Tekelec

November 6, 2011

pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $11.00 per Share in cash to be paid to the holders (other than Titan or its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.

ANNEX C

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

§ 1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

TEKELEC

Special Meeting of Shareholders

Wednesday, January 25, 2012 at 9:00 a.m. local time

Offices of Bryan Cave LLP

120 Broadway, Suite 300

Santa Monica, California 90401

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Tekelec

This Proxy is Solicited on Behalf of the Board of Directors of Tekelec

Special Meeting of Shareholders — January 25, 2012

Offices of Bryan Cave LLP, 120 Broadway, Suite 300, Santa Monica, California 90401

The undersigned shareholder of Tekelec, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated December 17, 2011, and hereby appoints Ronald J. de Lange and Gregory S. Rush (the “Proxies”), and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of the Company to be held on Wednesday, January 25, 2012, at 9:00 a.m., local time, at the offices of Bryan Cave LLP, 120 Broadway, Suite 300, Santa Monica, California 90401, and at any adjournment(s) or postponement(s) thereof (the “Special Meeting”), and to vote all shares of Common Stock, without par value, of the Company which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR Proposals 1, 2 and 3 and as the Proxies deem advisable on such other matters as may properly come before the Special Meeting.

TEKELEC

IMPORTANT SPECIAL MEETING INFORMATION

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ENDORSEMENT LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

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C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on January 25, 2012.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/tklc

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

For Against Abstain

For Against Abstain

1. To approve the Agreement and Plan of Merger, dated as of November 6, 2011, as it may be amended from time to time, by and among the Company, Titan Private Holdings I, LLC and Titan Private Acquisition Corp.

2. To approve the adjournment or postponement of the Special Meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Merger.

For Against Abstain

3. To approve, on a non-binding, advisory basis, certain golden parachute compensation that will be paid or that may become payable to the Company’s named executive officers in connection with the merger.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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